As filed with the Securities and Exchange Commission on February 12, 2003
                                                            Registration No.333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    ----------------------------------------
                                    FORM S-1
                          Registration Statement Under
                           The Securities Act of 1933
                    ----------------------------------------
                               SEDONA CORPORATION
         (Exact name of Registrant as specified in its charter)

            Pennsylvania                         7372                       95-4091769
         -------------------              -------------------            ------------------
  (State or other jurisdiction       (Primary Standard Industrial        (I.R.S. Employer
of incorporation or organization)    Classification Code Number)        Identification No.)

                       1003 WEST 9TH AVENUE, SECOND FLOOR
                       KING OF PRUSSIA, PENNSYLVANIA 19406
                                 (610) 337-8400
               (Address, including zip code, and telephone number,
        including area code, or Registrant's principal executive offices)

                            -------------------------
                                 MARCO A. EMRICH
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       1003 WEST 9TH AVENUE, SECOND FLOOR
                       KING OF PRUSSIA, PENNSYLVANIA 19406
                                 (610) 337-8400

                (Name, address, including zip code, and telephone
               number, including area code, or agent for service)

                           --------------------------
                                   COPIES TO:
                             ROBERT B. MURPHY, ESQ.
                           ENGER MCCARTNEY-SMITH, ESQ.
                               PEPPER HAMILTON LLP
                                 HAMILTON SQUARE
                           600 FOURTEENTH STREET, N.W.
                           WASHINGTON, D.C. 20005-2004
                                  202-220-1200

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                                   Proposed Maximum         Proposed Maximum
   Title of Each Class of                                     Aggregate Offering Price    Aggregate Offering       Amount of
 Securities to be Registered    Amount To Be Registered(1)   Aggregate Offering Price(2)         Price         Registration Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value            32,353,624                     $0.12                $3,882,434.90            $357.19
per share
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for such shares of common stock on February 11, 2003, as reported on the OTC Bulletin Board.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

         PURSUANT TO RULE 429, UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO THE SHARES OF COMMON STOCK OF THE REGISTRANT PREVIOUSLY REGISTERED UNDER REGISTRATION STATEMENT ON FORM S-3 NOS. 333-74442, 333-63190, 333-71457, 333-52973, 333-31457, 333-37678, 333-38578,
333-34412, 333-31983 AND 333-03719. ACCORDINGLY, THIS REGISTRATION STATEMENT CONSTITUTES A POST-EFFECTIVE AMENDMENT TO SUCH EARLIER REGISTRATION STATEMENTS. THIS POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT.

PROSPECTUS


                                32,353,624 Shares

                               SEDONA CORPORATION

                                  Common Stock
                                 ---------------

         This prospectus relates to the sale from time to time by the shareholders listed in the "Principal and Selling Shareholders" section of up to 32,353,624 shares of the common stock, $0.001 par value per share, of SEDONA Corporation, including:

     o 27,693,534 shares of common stock currently held by the selling shareholders; and

     o 4,660,090 shares of common stock issuable upon the exercise of warrants held by the selling shareholders to purchase shares of common stock at prices ranging from $0.30 to $0.60;

         Only the resale of the shares received upon exercise of the warrants is covered by this prospectus; the initial issuance of the warrant shares will not.

         No underwriter is being used in connection with this offering of common stock. The selling shareholders may offer and sell their shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the shares, or both. The selling shareholders and any broker-dealer executing selling orders on their behalf may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, in which event commissions received by such broker-dealer may be deemed to be underwriting commissions. We will not receive any direct proceeds from the sale of shares, but will receive proceeds related to the exercise of the warrants held by the selling shareholders. There is no assurance that any of the warrants will be exercised, and therefore we may not receive any proceeds.

         The price of the common stock being offered under this prospectus will be determined based upon the market price of our common stock at the time of resale. Our common stock is traded on the OTCBB under the symbol SDNA. On February 11, 2003, the closing price of one share of our common stock was $0.12.


    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD
       CAREFULLY READ AND CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5.

         Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is February __, 2003.

                                TABLE OF CONTENTS
                                -----------------
                                                                           Page
                                                                           ----
PROSPECTUS SUMMARY............................................................1
RISK FACTORS..................................................................5
USE OF PROCEEDS...............................................................9
DIVIDEND POLICY...............................................................9
PRICE RANGE OF COMMON STOCK...................................................9
CAPITALIZATION...............................................................10
SELECTED FINANCIAL DATA......................................................12
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS..........................................13
BUSINESS.....................................................................19
MANAGEMENT...................................................................25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................30
PRINCIPAL AND SELLING SHAREHOLDERS...........................................31
DESCRIPTION OF CAPITAL STOCK.................................................35
PLAN OF DISTRIBUTION.........................................................39
LEGAL MATTERS................................................................41
EXPERTS......................................................................41
WHERE YOU CAN FIND ADDITIONAL INFORMATION....................................42
INDEX TO FINANCIAL STATEMENTS...............................................F-1

                               PROSPECTUS SUMMARY

         This summary highlights some information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the section entitled "Risk Factors" before deciding to invest in our common stock. References in this prospectus to "we," "our," and "us" refer to SEDONA Corporation and its subsidiaries unless the context otherwise indicates.

                                   OUR COMPANY

         SEDONA is a software application and services provider that develops, markets and delivers Internet-based Customer Relationship Management (CRM) solutions specifically tailored for the small to mid-sized financial services market. Our CRM solution, named Intarsia,TM provides financial services organizations with the ability to effectively identify, acquire, foster and maintain loyal, profitable customers.

         Intarsia was designed to meet the needs of our initial target market of small and mid-sized financial services organizations. Intarsia provides those organizations with a complete view of their customer relationships that enables them to analyze customer data and prospect data in real time. Financial services organizations using Intarsia can manage critical business performance such as profitability of customers, households and products and effectiveness of lead generation programs, as well as marketing and sales promotions and campaigns. With Intarsia, these organizations can gain insight into their customers' preferences, needs and characteristics, and then take action to more effectively target the right products to the right people at the right time. Intarsia helps enhance relationships with current customers, find and acquire new customers, uncover new sales and marketing opportunities that might otherwise go unnoticed, and ultimately increase profitability through increased sales and customer retention. Intarsia is an ideal solution for community banks, credit unions and insurance companies to maximize profits through effective customer relationship management, but who lack the resources required to develop, implement and monitor a CRM program on their own.

         Small and mid-sized financial services organizations represent a large segment of the financial services industry. These include privately owned and operated organizations such as community banks, credit unions, savings and loans, brokerage firms and insurance companies and agencies. Thomson Financial, a leading information resource for financial services providers, estimates that there are over 22,000 financial services organizations in the United States with less than $10 billion in assets. It is difficult for these sized organizations to operate and retain customers in marketplaces dominated by large national and international companies with greater resources, services and advertising power.

         As part of our efforts to capture a major share of the small to mid-sized financial services market, we have signed technology license and reseller agreements with leading software providers for the financial services market. These include Fiserv, Inc., Sanchez Computer Associates, Inc., Open Solutions Inc. and American International Technology Enterprises, Inc., a member company of AIG. In addition, we have been selected by IBM as one of its Advanced Level Business Partners.

                             OUR CONTACT INFORMATION

         Our principal executive offices are located at 1003 West 9th Avenue, King of Prussia, PA 19406 and our telephone number is (800) 815-3307. We maintain a website on the Internet at http://www.sedonacorp.com. Our website and the information that it contains are not part of this prospectus.

                                  THE OFFERING

Common stock offered by the selling shareholders:          27,693,534 shares

Additional common stock to be offered by the selling       4,660,090 shares
shareholders upon exercise of all warrants:

Common stock to be outstanding after this offering:        74,652,624 shares

Use of proceeds:                                           We will not receive
                                                           any proceeds from
                                                           the sale of common
                                                           stock by the selling
                                                           shareholders. If a
                                                           selling shareholder
                                                           exercises the
                                                           warrants it holds
                                                           for cash, we intend
                                                           to use the net
                                                           proceeds of such
                                                           exercise for working
                                                           capital and general
                                                           corporate purposes.

OTCBB symbol:                                              SDNA
                               RECENT DEVELOPMENTS

         Financing Activity. We have financed our recent working capital needs by issuing an 8% convertible debenture in December 2002 to an existing shareholder and received proceeds of $100,000. The debenture matures on December 5, 2003, and is convertible at any time at the option of the holder into 1,000,000 shares of common stock until that date. In January 2003, we issued an 8% convertible debenture to and received proceeds of $120,000 from the same investor. The debenture matures on January 5, 2004, and is convertible at any time into 2,000,000 shares of common stock until that date.

         In January 2003, we received $700,000 in proceeds from the same investor in the form of a $100,000 convertible debenture and a $600,000 promissory note, each bearing interest at a rate of 7% and which both mature on January 15, 2004. We may extend the maturity of these instruments for up to three additional years subject to certain required paydowns. The debenture can be converted at the option of the holder into 10,000,000 shares of common stock. The same investor also committed to invest an additional $500,000 on or before March 15, 2003, subject to certain conditions, in the form of a $400,000 promissory note and a $100,000 convertible debenture. These instruments will have terms similar to those of the earlier January investment and will mature in March 2004, subject to our option to extend for three additional years by making required paydowns. This convertible debenture, when issued, will also be convertible into 10,000,000 shares of common stock. The investor also has the right to appoint up to 30% of the members of our board of directors within 90 days after the date of the financing arrangement.

         Lease Settlement. In November 2002, we were notified by our landlord in King of Prussia, PA, of a default in our lease agreement. We have settled the default by agreeing to terminate the lease, move to an alternative location, and permit the restricted cash of $287,000 to be tendered to the landlord in full satisfaction to the lease obligation, resulting in a charge to operations in the fourth quarter of 2002.

         Litigation Settlement. On October 17, 2002, the Court of Common Pleas of Montgomery County, Pennsylvania, rendered a judgment for a former employee for $361,000 plus interest for a total amount of $469,000, which was recorded during the quarter ended September 30, 2002. This suit had originally been commenced in March 1998 for alleged termination of contract. In December 2002, a settlement was reached by which the judgment would be satisfied by the issuance of 1,200,000 shares of our common stock, and to file a registration statement by January 19, 2003 covering the resale of such shares. This prospectus includes those shares. The aggregate charge was $276,000, and resulted in a reduction of $193,000 to the previously recorded charge. This reduction will be recorded in the fourth quarter of 2002.

         Issuances of Common Stock. Between November 15, 2002 and January 31, 2003, we issued and sold an aggregate of 2,412,486 shares of our common stock to investors in private placement offerings that represented net proceeds or payments in lieu of cash obligations with a net value of $656,000. We also issued warrants to purchase up to an aggregate of 1,610,000 shares of our common stock, 700,000 of which will vest based upon successful completion of a scheduled funding.

         Reductions in Workforce. At the beginning of 2001, we had 66 full time employees. In February and September 2001, we implemented reductions in workforce in order to balance our workforce with our business development requirements. At the end of 2001, we had 39 full time employees, and at September 30, 2002, we had 25 full time employees. These reductions in workforce have resulted primarily from our movement to a partner-based channel strategy and the cessation of direct-sales efforts. In December 2002, we further reduced our work force and presently employ 15 persons. During the fourth quarter 2002, we were unable to meet certain of our payroll obligations in the amount of $353,204. The financings in December 2002 and January 2003 partially satisfied these obligations. As of January 31, 2003, we continue to be liable for one additional payroll cycle for approximately $88,000.

                          SUMMARY FINANCIAL INFORMATION

         You should read the following summary of consolidated financial information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" (in thousands except for per share amounts).


                           ------------------------------------------------------------------------------------
                                                                                              (Unaudited)
                                                                                              Nine Months
                                          YEAR ENDED DECEMBER 31,                          Ended September 30,
                           ------------------------------------------------------------------------------------
Income Statement Data:           1997      1998          1999       2000        2001         2001       2002
---------------------
Revenue                       $    260    $     15    $    244    $  1,787    $  2,157    $  1,610    $  2,009

Loss from Continuing
Operations                      (5,601)     (3,879)     (3,264)    (10,826)    (10,434)     (9,177)     (4,462)
Gain (Loss) from
Discontinued
Operations                      (2,216)     (1,633)     (2,973)        144          --          --         --
Net Loss                        (7,817)     (5,512)     (6,237)    (10,682)    (10,434)     (9,177)     (4,462)
Preferred Dividends               (182)     (1,592)       (601)       (889)        154        (227)       (227)
Net Loss applicable to
Common Stockholders             (7,999)     (7,104)     (6,838)    (11,571)    (10,280)     (9,404)     (4,689)
Basic and Diluted
Net Loss per Common Share
 applicable to continuing
 operations                   $  (0.36)   $  (0.28)   $  (0.18)   $  (0.42)   $  (0.28)   $   (.26)   $   (.10)
Loss per Common Share
 applicable to discontinued
 Operations                   $  (0.13)   $  (0.08)   $  (0.13)         --          --    $     --    $     --
Loss per Common Share         $  (0.49)   $  (0.36)   $  (0.31)   $  (0.42)   $  (0.28)   $   (.26)   $   (.10)

                           ------------------------------------------------------------------------------
                                                                                (unaudited)
                                     AT DECEMBER 31,                          At September 30,
                           ------------------------------------------------------------------------------
Balance Sheet Data:            1997    1998      1999     2000     2001       2001      2002
------------------
Total Assets                  4,403    4,435    2,204    8,468     3,786     3,861     2,312
Net Working
Capital/(Deficit)               902      179      262     (989)   (2,462)   (2,494)   (2,132)
Long-Term Obligations            59      215       51    1,025     1,025       992       993
Stockholders'
Equity/(Deficit)              3,514    3,457    1,431    3,091      (302)       88    (1,054)

                                  RISK FACTORS

         Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as other information contained in this prospectus, before deciding to invest in our common stock. If any of the following risks were to occur, our business, financial condition or operating results could be materially and adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

 WE HAVE A LIMITED OPERATING HISTORY WITH WHICH YOU CAN EVALUATE OUR BUSINESS.

         We only began focusing on our Internet-based CRM application solutions in 2000. Due to the shift in our business model, we have only a limited operating history in the area of Internet-based customer relationship management with which you can evaluate our business and prospects. Our limited operating history in this area makes predicting our future operating results more difficult. In addition, our prospects must be considered in light of the risks and uncertainties encountered by companies in the evolving market for knowledge management solutions. These risks include our ability to:

          o    acquire and retain customers;

          o    build awareness and acceptance of our brand name;

          o    extend existing and develop new strategic partner relationships;

          o    attract and retain key personnel; and

          o    access additional capital.

WE HAVE LIMITED REVENUES, HAVE INCURRED OPERATING LOSSES IN RECENT YEARS.

         We had total revenues from continuing operations of $2.2 million, $1.8 million, and $2.0 million and losses from continuing operations of $10.4 million, $10.7 million, and $4.5 million for the years ended December 31, 2001 and 2000 and the nine months ended September 30, 2002. As of September 30, 2002, we had an accumulated deficit of $58.6 million and our losses have continued. If our current and future products and services fail to gain wider acceptance, we believe it is unlikely that we will be able to reverse our operating loss trend or ever achieve profitability.

WE MAY REQUIRE ADDITIONAL CAPITAL THAT MAY NOT BE AVAILABLE.

         We will require additional financing if we cannot achieve sufficient cash flows from operations. In recent months, we have had minimal amounts of cash on hand and have experienced high levels of payables and other accrued liabilities, including delays in meeting salary obligations. We do not know if additional financing will be available to us on terms that we can accept. If financing is not available, we may have to sell, suspend or terminate our operations and/or file for protection under the bankruptcy laws.

OUR AUDITORS HAVE ISSUED AN OPINION EXPRESSING SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         The report of our independent public auditors and the notes to our consolidated financial statements included in this prospectus state that our substantial operating losses, negative working capital and need for additional financing raise substantial doubt about our ability to continue as a going concern. Whether we can remain a going concern depends on our ability to expand the sale and acceptance of our business solutions through our strategic partnerships, target new application solutions, continue aggressive marketing of our proprietary Intarsia brand product and obtain additional financing. It cannot be assured that we will be able to achieve any of these objectives.

WE DEPEND ON CERTAIN KEY PERSONNEL FOR OUR CONTINUED SUCCESS.

         We are dependent upon certain key members of our management team for the successful operation and development of our business, particularly Mr. Marco
A. Emrich, who currently serves as our chief executive and financial officer. The loss of the services of Mr. Emrich could materially and adversely affect the our operations. In addition, in order to continue our operations, we must attract and retain additional technically qualified personnel with backgrounds in engineering, production, and marketing. There is keen competition for such highly qualified personnel and consequently there can be no assurance that we will be successful in recruiting or retaining personnel of the requisite caliber or in the numbers necessary to enable us to continue to conduct our business.

OUR SUCCESS DEPENDS ON THE ACCEPTANCE AND INCREASED USE OF INTERNET-BASED CUSTOMER RELATIONSHIP MANAGEMENT SOFTWARE SOLUTIONS.

         Our business model depends on the adoption of Internet-based customer relationship management software solutions by small and mid-sized financial services companies. The market for Internet services and widely distributed Internet-enabled packaged application software has only recently begun to develop. We believe that many of our potential customers are not fully aware of the benefits of our solutions. It is possible that these solutions may never achieve market acceptance. The growth of Internet-based customer relationship management software solutions could also be limited by:

          o    concerns over transaction security and user privacy;

          o    inadequate network infrastructure for the entire Internet; and

          o    inconsistent performance of the Internet.

We cannot be certain that this market will continue to grow or to grow at the rate we anticipate.

WE RELY ON OUR STRATEGIC PARTNERS' DISTRIBUTION CHANNELS TO ACHIEVE OUR OPERATIONAL RESULTS.

         We moved to an indirect sales model in 2002 by licensing or reselling our technology to leading software providers for community banks, credit unions, brokerage firms and insurance companies. This model, however, makes our success very dependent on our partners' ability to market, sell and distribute our product to their current and future customers. While management is confident that we have the right partners and commitment for achieving our operational results, we can give no assurances in this regard of such results.

THE CONVERSION OF CONVERTIBLE SECURITIES WILL DILUTE THE HOLDERS OF OUR COMMON STOCK

         The holders of our outstanding convertible preferred stock and convertible notes may elect to convert their shares into common stock at any time. As of January 31, 2003, all outstanding shares of our Series A, Series F and Series H convertible Class A preferred stock and convertible notes were convertible into an aggregate amount of approximately 25,660,000 shares of common stock (based on the conversion formula applicable to each series). As of January 31, 2003, 51,652,624 shares of our common stock were outstanding. Therefore, upon a conversion of all outstanding shares of preferred stock and notes, an aggregate of 77,312,624 shares of our common stock would be outstanding, resulting in a 33% overall dilution of the current holders of common stock.

THE EXERCISE OF WARRANTS OR OPTIONS MAY DEPRESS OUR STOCK PRICE.

         There are a significant number of warrants and options to purchase our common stock outstanding. If the market price of our common stock rises above the exercise price of outstanding warrants and options, holders of those securities are likely to exercise their warrants and options and sell the common stock acquired upon exercise of such warrants and options in the open market. Sales of a substantial number of shares of common stock in the public market by holders of warrants or options may depress the prevailing market price for our common stock and could impair our ability to raise capital through the future sale of our equity securities. As of January 31, 2003, warrants to purchase 16,682,868 shares of common stock were outstanding at a weighted average exercise price of $1.24 per share, and options to purchase 4,074,556 shares of common stock with a weighted average exercise price of $1.55 per share were outstanding. Approximately 1% of the warrants and 5% of the options were exercisable and in the money as of January 31, 2003. If exercised, proceeds of $ 49,850 would be received.

OUR COMMON STOCK IS SUBJECT TO THE SEC'S PENNY STOCK RULES WHICH MAY MAKE OUR SHARES MORE DIFFICULT TO SELL.

         The SEC rules regarding penny stocks may have the effect of reducing trading activity in our common stock and making it more difficult for investors to sell. The rules require a broker to deliver a risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker must also give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with the confirmation. The SEC rules also require a broker to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before completion of the transaction. These requirements may result in a lower trading volume of our common stock and lower trading prices.

                  SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are principally contained in the sections entitled "Prospectus Summary," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ, perhaps materially, from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

          o    our product development efforts;

          o    the commercialization of our products;

          o    anticipated operating losses and capital expenditures;

          o    our estimates regarding our needs for additional financing;

          o    our estimates for future revenues and profitability;

          o our ability to attract partners with acceptable development, regulatory and commercialization expertise;

          o the benefits to be derived from corporate collaborations, license agreements and other collaborative efforts, including those relating to the development and commercialization of our product candidates, and

          o sources of revenues and anticipated revenues, including contributions from corporate collaborations, license agreements and other collaborative efforts for the development and commercialization of our product candidates, and the continued viability and duration of those agreements and efforts.

         In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "project," "predict," "intend," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

         You should read this prospectus and the documents that we reference in this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not intend to update any of these statements or to publicly announce the result of any revisions to any of these forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling shareholders. If the warrants held by the selling shareholders are exercised for cash, we intend to use the net proceeds generated for working capital and general corporate purposes. We may invest the net proceeds from the exercise of the warrants, if any, in high grade short-term interest bearing investments on a temporary basis.

                                 DIVIDEND POLICY

         We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We presently intend to retain future earnings, if any, to finance the expansion and growth of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                           PRICE RANGE OF COMMON STOCK

         The following table sets forth, for the periods indicated, the high and low closing prices of our common stock. Until January 8, 2003, our common stock was quoted on The Nasdaq SmallCap Market under the symbol "SDNA". Since January 9, 2003, our common stock has been available for trading on the OTC Bulletin Board under the same symbol. The last reported sale price of our common stock on February 11, 2003 was $.12. There are approximately 8,500 holders of our common stock.


                                              HIGH                LOW
                                          ---------------     ---------------
2001
1st Quarter                                         $1.94                $.56
2nd Quarter                                          1.42                 .69
3rd Quarter                                          1.05                 .35
4th Quarter                                          1.05                 .25

2002
1st Quarter                                           .94                 .58
2nd Quarter                                          1.41                 .55
3rd Quarter                                           .58                 .34
4th Quarter                                           .40                 .15

2003
1st Quarter (Through February 11, 2003)               .22                 .12

                                 CAPITALIZATION

         The following table sets forth our capitalization (in thousands, except share and per share data):

               o    on an actual basis, as of September 30, 2002; and
               o on a pro forma basis, as of September 30, 2002, as if the following events had occurred on September 30, 2002:
                    o    Settlement with George Gray;
                    o Receipt of all proceeds from convertible debenture and promissory notes from private investor, as indicated in the footnotes to the capitalization table below;
                    o Employee stock purchase plan purchase for $16, yielding 53,207 shares;
                    o Assumes conversion of actual warrants converted during the period October 1, 2002 through December 31, 2002;
                    o Assumes conversion of $50 payable due to two directors for services previously provided in exchange for shares of common stock; and
                    o Issuance of 861,000 shares to employees as additional compensation.

         You should read this table in conjunction with the sections of this prospectus entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes to the consolidated financial statements included elsewhere in this prospectus.


                                                                                 ACTUAL         PROFORMA
                                                                             SEPT. 30, 2002  SEPT. 30, 2002
                                                                             --------------  --------------

Short-term Debt

  Short-term Convertible  Note                                                  $    148        $    148
  Current maturities of long-term debt                                                83              83
                                                                                ------------------------
                                                                                $    231        $    231
                                                                                ========================

Long-term Debt
  Promissory Notes (including a debt discount of $0 and $1,000,
respectively)                                                                   $     --        $     -- (1)
  Convertible Debentures                                                              --              -- (1)
  Long-term debt                                                                     954             954
                                                                                ------------------------
Total Long-term Debt                                                                 954             954

Equity (Deficit)
  Class A convertible preferred stock
    Authorized shares - 1,000,000 (liquidation preference $3,280)
    Series A, par value $2.00, issued and outstanding - 500,000 shares             1,000           1,000
    Series F, par value $2.00, issued and outstanding - 780 shares                     2               2
    Series H, par value $2.00, issued and outstanding - 1,500 shares                   3               3
 Common stock, par value $0.001
    Authorized shares - 100,000,000, Issued and outstanding 48,986,931 and
      51,652,624 as of September 30, 2002 and a September 30, 2002 pro forma,
      respectively                                                                    49              52 (2)
    Additional paid in capital                                                    56,541          58,478 (2),(3)
    Accumulated deficit                                                         $(58,649)        (58,636)(4)
                                                                                ------------------------
  Total stockholders' equity (deficit)                                          $ (1,054)       $    899

Total Capitalization                                                            $   (100)       $  1,853
                                                                                ========================



(1) In conjunction with multiple issuances of convertible debentures and promissory notes (collectively the "Notes") to a single investor, we will account for the imbedded conversion feature of the convertible debentures on the basis that the promissory notes and the convertible debentures were essentially the same instrument. The value of the embedded conversion feature is limited to the amount of the proceeds of $1,420. Future charges for interest expense will include the accretion of the $1,420 and the contractual cash interest of 7%-8% over the life of the Notes.
(2) Assumes the issuance of 1,200,000 shares of common stock with a value of $275 in George Gray matter to satisfy a $469 liability recorded in September 2002, issuance of 200,000 shares with proceeds of $40 for the exercise of warrants during the period October 1, 2002 through January 31, 2003, issuance of 53,207 shares in the 4th quarter 2002 with proceeds of $16 related to purchase from the Company's employee stock purchase plan, the issuance of 313,906 shares valued at $50 for shares issued to directors in lieu of cash payments during the 4th quarter 2002, the issuance in January 2003 of 861,000 shares with a value of $130 to the employees of the Company, and the issuance of 37,500 shares valued at $7 to a finder in connection with a funding that occurred in the 4th quarter 2002.
(3) Assumes all items in (2) above plus the embedded conversion feature of $1,420.
(4) Assumes expense of $50 for shares issued to directors in lieu of cash payments in the 4th quarter 2002, expense of $130 related to the issuance of 861,000 shares to the employees of the Company in January 2003, and a reversal adjustment of $193 to the litigation payable recorded in the 3rd quarter 2002 related to the George Gray matter.

                             SELECTED FINANCIAL DATA

         The following table presents our selected consolidated financial data. Pursuant to the realignment of operations conducted in 1999 and 2000, data in the following table has been adjusted to show operating results for the discontinued operations separately in the applicable fiscal years. Balance sheet data in the following tabulation also reflects accounting for discontinued operations. Our unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments (consisting of normal recurring accruals), necessary for a fair presentation of the information set forth therein. The following data should be read in conjunction with the consolidated financial statements and the related notes thereto and "Management's Discussion and Analysis of Results of Financial Condition and Results of Operations," each included elsewhere in this prospectus. Any historical results presented in this prospectus are not necessarily indicative of the operating results to be expected in the future.


                               ----------------------------------------------------------------------------------------
                                                                                                 Nine Months (unaudited)
                                             YEAR ENDED DECEMBER 31,                               Ended September 30,
                               ----------------------------------------------------------------------------------------
 Income Statement Data            1997             1998         1999        2000        2001         2001       2002
 ---------------------

Revenue                       $    260           $     15    $    244    $  1,787    $  2,157    $  1,610    $  2,009
Loss from Continuing
Operations                      (5,601)            (3,879)     (3,264)    (10,826)    (10,434)     (9,177)     (4,462)
Net Loss                        (7,817)            (5,512)     (6,237)    (10,682)    (10,434)     (9,177)     (4,462)
Preferred Dividends               (182)            (1,592)       (601)       (889)        154        (227)       (227)
Net Loss applicable
 to Common Stockholders         (7,999)            (7,104)     (6,838)    (11,571)    (10,280)     (9,404)     (4,689)
Basic and Diluted
Net Loss per Common Share
 applicable to continuing
 operations                   $  (0.36)          $  (0.28)   $  (0.18)   $  (0.42)   $  (0.28)   $   (.26)   $   (.10)
Loss per Common Share
 applicable to discontinued
 Operations                   $  (0.13)          $  (0.08)   $  (0.13)         --          --    $     --    $     --
Loss per Common Share         $  (0.49)          $  (0.36)   $  (0.31)   $  (0.42)   $  (0.28)   $   (.26)   $   (.10)




                               -------------------------------------------------------------------------------------
                                                                                                    (unaudited)
                                             AT DECEMBER 31,                                      At September 30,
                               -------------------------------------------------------------------------------------
  Balance Sheet Data:               1997     1998        1999         2000          2001         2001          2002
  ------------------
  Total Assets                   $ 4,403    $4,435    $ 2,204      $ 8,468       $ 3,786      $ 3,861       $ 2,312
  Net Working Capital/(Deficit)      902       179        262         (989)       (2,462)      (2,494)       (2,132)
  Long-Term Obligations               59       215         51        1,025         1,025          992           993
  Stockholders' Equity/(Deficit)   3,514     3,457      1,431        3,091          (302)          88        (1,054)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis of our results of operations and financial condition for the nine months ended September 30, 2002 and 2001, and the fiscal years ended December 31, 2001, 2000 and 1999 should be read in conjunction with our audited financial statements as of December 31, 2001, 2000 and 1999 and for the periods then ended, and the unaudited financial statements as of September 30, 2002, and the nine-month periods ended September 30, 2002 and 2001, and the notes to those statements that are included elsewhere in this prospectus.

CRITICAL ACCOUNTING POLICIES

         Revenue Recognition

         Our software arrangements consist of license fees, installation services and maintenance. We have established vendor specific objective evidence
(VSOE) of fair value for our maintenance contracts based on the price of renewals of existing maintenance contracts. The remaining value of the software arrangement is allocated to license fees and professional services based on contractual terms agreed upon by the customer and based on the list prices we maintain.

         Product License Revenue

         Revenues from the sale of product licenses are recognized upon delivery and acceptance of the software when persuasive evidence of an arrangement exists, collection is probable and the fee is fixed or determinable. Although our software product can be implemented on our customer's systems without significant alterations to the features and the functionality of the software, or without significant interfacing, our license agreements are written so that formal written acceptance of the product is received when installation is complete. Therefore, the timing of license fee revenue recognition coincides with the completion of the installation and acceptance of the software by the customer. Software installation is usually completed very shortly (e.g. less than 3 months) after the signing of the contract.

         Services Revenue

         Service revenue includes professional services (primarily installation and training services) and maintenance revenue over periods not exceeding one year. Installation service revenue, which consist of implementation planning, loading of software, data conversion, mapping customer data and running test data, is accounted for as a separate element of a software arrangement. Additionally, in certain circumstances, we may partner with third parties to implement our software. In those instances, the contractual fee for professional services and may be paid directly from the customer to the third party, and we recognize the license fee revenue component upon installation and acceptance by the customer.

     o Installation revenue is recognized upon completed installation and customer acceptance and is based on a contractual hourly rate. Training revenue is not a material element of a contract and revenue is recognized as training services are provided.

     o Maintenance revenue is recognized ratably over the life of the related contract. We establish the value of maintenance revenue based on the price quoted and received for renewals of existing maintenance contracts.

         Software Development Costs

         Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." All costs incurred in the research and development of new software products are expensed as incurred until technological feasibility has been established. The costs incurred for testing and coding of the new software products are capitalized. Amortization of such costs is the greater of the amount capitalized using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues of that product or (b) the straight-line method over the remaining estimated economic life of the product not to exceed three years. Amortization commences when the product is available for general release to customers. We capitalize costs related to purchased software used for developmental purposes and amortize such value over three years consistent with the amortization and capitalization policy discussed above related to capitalized software costs.

         We periodically review for impairment the carrying value of both internally developed and purchased software costs. We will record an impairment in its operating results if the carrying value exceeds the future estimated undiscounted cash flows of the related assets.

Results of Operations (In Thousands)

         The following discussion and analysis should be read in conjunction with the financial statements and related notes included in this prospectus.

         Revenues

         Revenues for the nine months ended September 30, 2002 and 2001 were $2,009 and $1,610, respectively. The growth in revenues in the 2002 periods was primarily due to the sale of the Intarsia application licenses to our alliance partners. We had sales to two different customers in the nine months ended September 30, 2002, which comprised 51% of revenues for that period.

         The increase in deferred revenues, which rose to $735 at September 30, 2002 from the level of $458 in the same period a year ago, related primarily to cash received from alliance partners for prepaid royalties. We expect the balance of deferred revenue to be recognized as revenues in the coming 12 months.

         Revenues from continuing operations for the years ended December 31, 2001, 2000 and 1999 were $2,157, $1,787, and $244 respectively.

         Net revenue increased to $2,157 for the year ended December 31, 2001, from $1,787 for the year ended December 31, 2000. The growth in revenues was primarily due to growth in installation and maintenance services revenues as well as license fee revenue from the sale of new units of Intarsia.

         Net revenue increased to $1,787 for the year ended December 31, 2000, from $244 for the year ended December 31, 1999. The growth in revenues was primarily due to acquisition of the CIMS software business from Acxiom Corporation in April 2000 as well as the sale of new units of our software product after the acquisition.

         Cost of Revenues

         Total cost of revenues decreased to $1,263 for the nine months ended September 30, 2002 from $3,497 for the nine months ended September 30, 2001. Cost of revenues decreased in the 2002 periods primarily because of the reductions in force compared to the prior year periods and the lack of a charge in 2002 to write off certain purchased software. These reductions reflected our move to an indirect sales model whereby our alliance partners are the primary sales channel. During the third quarter of 2001, we completed a review of our capitalized and purchased software to determine if any of our products were impaired. Based on the reduction in the overall level of expected software revenue levels, management prioritized where marketing and future development dollars would be spent. Since revenues were significantly less in certain previously acquired software products, management decided to re-focus its available resources and develop and market newer technology. Therefore, the expected level of revenues from the majority of the software products was substantially reduced and no longer could support the recoverability of certain elements of capitalized software. As a result, we wrote off $1,232 of capitalized and purchased software costs in the third quarter of 2001.

         Total cost of revenues increased to $3,995 for the year ended December 31, 2001 from $2,896 for the year ended December 31, 2000, reflecting principally the third quarter 2001 write-off of $1,232 of capitalized and purchased software costs. Total cost of revenues increased to $2,896 for the year ended December 31, 2000 from $204 for the year ended December 31, 1999, reflecting principally the acquisition of the CIMS business. Other items included in costs of revenues are amortization of capitalized software, commissions on software sales and costs associated with implementation services.

         Gross Profit

         Gross profits in the nine months ended September 30, 2002 were $746, in contrast to a loss of $1,887 in the same period of 2001. The improvements in the 2002 periods were due principally to higher revenues and lower costs as personnel reductions were implemented during the periods as well as lower cost of software amortization in the 2002 periods due to the 2001 write-off (see Cost of Revenues).

OPERATING EXPENSES

         Total operating expenses in the nine months ended September 30, 2002 declined to $5,162, from a level of $6,126 in the nine months ended September 30, 2001. These expenses have decreased in the 2002 periods compared to the same periods in 2001 reflecting principally savings from staff reductions, as well as the lack of a charge for the value of consultant warrants in the 2002 periods offset by a $469 charge for litigation (see Note 15 to the unaudited nine-month period-ended September 30, 2002 financial statements included herein) and the increase in research and development costs due to the absence of any capitalization of software development costs in 2002.

         Total operating expenses decreased to $7,638 in the year ended December 31, 2001 from $9,610 in the year ended December 31, 2000, reflecting cost control measures, principally from two reductions in force in February and September which reduced the full time employee count from 66 at the end of 2000 to 39 at the end of 2001. Included in 2001 operating expenses were $373 of costs associated with this reduction in workforce and the write-off of an investment in ZipFinancial.com of $475. Total operating expenses increased to $9,610 in the year ended December 31, 2000 from $3,349 in the same period a year earlier, reflecting the addition of staffing from the CIMS acquisition as well as infrastructure development in the areas of sales and marketing expenses.

OTHER INCOME (EXPENSE)

         For the nine months ended September 30, 2002 other income (expense) was $(46), compared to $(1,164) in the period ended September 30, 2001 due to the lack of a recovery of an allowance for a contract dispute that occurred in 2001, and due to lower financing costs in the 2002 period.

         Other income (expense) in the year ended December 31, 2001 increased to $(958) from $(107) in the year ended December 31, 2000, reflecting principally higher financing costs. Other expense in the year ended December 31, 2000 increased to $(107), compared to income of $45 in the same period a year earlier, reflecting increases in financial costs.

LIQUIDITY AND CAPITAL RESOURCES (IN THOUSANDS EXCEPT PER SHARE AND SHARE DATA)

         At September 30, 2002, cash and cash equivalents were $71, a $32 decrease compared to the December 31, 2001 amount of $103. For the nine months ended September 30, 2002, the cash flows from operating activities resulted in a net use of cash of $2,722, down from the $5,136 used in the same period a year ago. The use of cash decrease in the 2002 period was primarily due to lower operating losses.

         The cash flows from investing activities during the nine months ended September 30, 2002 were $-0-, versus a cash use of $493 in the same period of 2001. This decrease in cash used in investing activities was due primarily to a decrease in investments made in 2002, versus a $475 investment made in 2001.

         For the nine months ended September 30, 2002, the cash flows from financing activities resulted in net cash provided of $2,690, versus net cash provided of $3,460 in the same period a year ago. The decrease in cash provided when compared to the same period a year ago was due principally to higher repayments of debt as well as lower proceeds from the sale of new securities.

         We raised a net amount of $1,927 through private equity placements and $1,206 in warrant exercises in the nine months ended September 30, 2002.

         Information with respect to sales of our securities are included as part of our financing activities during this period and is incorporated by reference to Notes 5 and 6 of the Notes to the nine-months period-ended September 30, 2002 unaudited Consolidated Financial Statements included herein.

         At December 31, 2001, cash and cash equivalents were $103, a $2,086 decrease from the December 31, 2000 amount of $2,189. The above change in cash and cash equivalents are explained in the discussion of cash flows from operating, investing and financing activities.

         For the year ended December 31, 2001, the cash flows used in operating activities resulted in a net use of cash of $4,663, compared to the year ended December 31, 2000 amount of $8,460. The decrease in use of cash for operating activities in 2001 was primarily due to reductions in force and other operating expenses.

         For the year ended December 31, 2001 the cash flows from investing activities resulted in a net use of cash of $1,698 compared to the year ended December 31, 2000 amount of $2,599. The use of cash in 2001 decreased $901 principally due to lower capitalized software development costs.

         During the third quarter of 2000, we entered into a licensing agreement with ZipFinancial, Inc., a national alliance of community banks, which had elected our Intarsia application solution to expand its online marketing and Internet banking offerings. Receipts under this agreement and certain reimbursements of our expenses total $85. During the fourth quarter of 2000, we entered into an agreement to loan up to $1,000 to ZipFinancial upon ZipFinancial reaching certain sales milestones and committing to meet certain minimum payments pursuant to the licensing agreement. In January 2001, we lent $475 to ZipFinancial under this agreement, which amount is secured by ZipFinancial's intellectual property. In February 2001, ZipFinancial announced it was ceasing operations and liquidating its assets. It is unknown what the probability of collection of the $475 from Zip Financial, Inc. is, or the value of any of the collateral and, accordingly, we recorded a charge in the first quarter of 2001 to reserve for the entire $475.

         During the third quarter of 2001, we completed a review of our capitalized and purchased software to determine if any of our products were impaired. Based on the reduction in the overall level of expected software revenue levels in certain product categories, management prioritized where marketing and future development dollars would be spent. Since revenues were significantly less in the purchased software acquired in the CIMS acquisition, management decided to re-focus its available resources and develop and market newer technology. Therefore, the expected future level of revenues from the majority of the acquired CIMS products is not expected to materialize because, although still maintained for those customers that have not upgraded to Intarsia, the CIMS products will no longer be marketed to new customers. As a result, we wrote-off $1,232 of capitalized and purchased software. We do not believe that the impact of the write-off of purchased software will be significant to future operations because our latest product, Intarsia, has begun to gain market acceptance during the 1st quarter of 2002.

         The decision as to whether an impairment charge should be recorded for capitalized software should be taken is based in large part by management's estimates of future revenues related to each product capitalized. To the extent that future expected revenues are not realized sufficiently to justify the value of the capitalized software recorded, an additional impairment charge may be required.

         For the year ended December 31, 2001, cash flows from financing activities provided $4,275 compared to the year ended December 31, 2000 amount of $12,355. The decrease in cash from financing activities in 2001 was due principally to the lack of warrant and option exercises as well as the lower proceeds from issuances of our securities.

         In March, 2002, we entered into an agreement to purchase substantially all of the assets of Lead Factory, Inc. for a combination of warrants and cash. Lead Factory, a Massachusetts-based company which designs, builds, and markets computer software and services to aid sales and marketing persons with customer prospecting, initially became a partner in 2000 when we acquired a 10% equity interest, which interest we have subsequently fully reserved. Lead Factory was founded by our Chief Marketing Officer, and its product has been integrated with Intarsia and is provided as an additional component or may be sold as a separate application to our customer base. This purchase agreement supercedes all earlier agreements with Lead Factory.

         On November 22, 2000, we issued a $3,000 private placement debenture convertible into our common stock. The net proceeds were approximately $2,320, of which $2,246 was used to redeem the outstanding shares of the Series G convertible preferred stock with the remaining net proceeds used for working capital purposes. On March 22, 2001, we obtained an extension until April 22, 2001, related to this convertible debenture and on April 30, 2001 a further extension agreement was negotiated which extended maturity until January 2002. In February,

2002, a restructuring agreement was finalized which retired this debenture in its entirety by allowing for conversion of $400 in principal and payoff of accrued interest and remaining principal of $399 by cash payment of $50 at closing, and a promissory note of $349 payable in installments over the following 7 months to retire the remainder.

         We believe that if we can generate funds from operations and additional sales of securities, such funds will be sufficient to meet our working capital requirements over the period through the third quarter of 2003. We have incurred substantial losses from operations of approximately $10,434 and $10,682 during the years ended December 31, 2001 and 2000, respectively. Losses from operations are continuing in 2002 and thereafter. We have had insufficient resources to meet all of our obligations in recent months. In November 2002, we were notified by the Landlord for our corporate office of a default in our lease agreement, and resolved the default through a restructuring of our leased space. In addition, cash was not available to pay our employee payroll expenses totaling $208 for the periods ending October 25 and November 8, 2002. In January 2003, for every $1 owed to our employees for unpaid payroll through November 18, 2002, we granted to such employees 4 shares of our common stock. Following receipt of funding in January 2003, and in addition to this employee stock grant, we paid our then outstanding employee payroll expenses totaling $208. Such funding for current needs or those in the foreseeable future may not be available, in which case we may be required to seek protection under the bankruptcy laws. These factors raise substantial doubt about our ability to continue as a going concern. Our plans include expanding the sale and acceptance of our business solutions through our alliance partnerships; cost reductions; targeting new application solutions; continuation of aggressive marketing of our proprietary product; maintaining leadership of our application; and seeking additional debt or equity financing.

OBLIGATIONS AND COMMITMENTS

         We have various short term (within 12 months) and long term (greater than 12 months) contractual and trade obligations. Below summarizes the timing of such obligations.

----------------------------------------------------------------------------
                                             2003        2004          2005
Accounts Payable & Accrued Expenses            --           --           --
Short Term Debt                                73           --           --
Long Term Debt                                954            -            -
Operating Lease Obligations                   154           83           72
----------------------------------------------------------------------------
TOTAL                                       1,131           83           72
----------------------------------------------------------------------------

         Additionally, as described below, we have a dispute with a software vendor that, should the dispute end unfavorably, would result in minimum royalty payments of $1,350 in 2002 and would result in a minimum royalty payment of $1.5 million in 2003. These amounts are not included in the above table.

         In June 2000, we entered into a contract with a software vendor to incorporate a component of that vendor's software into Intarsia. By April 2001, management determined that the project had become infeasible due to the lack of support by the vendor and its unwillingness to meet certain contract commitments. We notified the vendor of our concerns on several occasions and ultimately delivered a notice of breach to the vendor, as required for the termination of the underlying contract. As the vendor failed to respond or cure the breach within the time permitted under the agreement, we consider the contract to be terminated in accordance with its terms and we have concluded that it is not appropriate to continue to accrue certain minimum payments under the contract. Management's assessment is that we have a meritorious defense against any vendor claim in this regard.

INFLATION

         Although there can be no assurance that our business will not be affected adversely by inflation in the future, management believes inflation did not have a material adverse effect on our results of operations or financial condition during the periods presented herein.

FINANCIAL RISK MANAGEMENT

         We invest our cash in variable rate money market securities, which are not subject to interest rate or market risk.

         From time to time we also have issued fixed-rate debt and preferred stock, which is convertible into our common stock at a predetermined conversion price. Convertible debt has characteristics that give rise to both interest-rate risk and market risk because the fair value of the convertible security is affected by both the current interest-rate environment and the price of the underlying common stock. For the period and years ended September 30, 2002 and December 31, 2001 and 2000, our convertible debt, on an if-converted basis, was not dilutive and, as a result, had no impact on our net income per share assuming dilution. In future periods, the debt may be converted, or the if-converted method may be dilutive and net income per share assuming dilution would be reduced.

IMPACT OF PENDING ACCOUNTING PRONOUNCEMENTS

         At the present time, we are not aware of any pending accounting pronouncements that would have a material impact on our financial statements.

                                    BUSINESS

OVERVIEW

         SEDONA Corporation was organized in 1992. We presently develop, market, deliver and support Internet-based Customer Relationship Management (CRM) application solutions that enable small and mid-sized businesses to identify, acquire, foster and retain customers.

         During the third quarter of 1999, our board of directors decided to sell two divisions that were not part of our realigned strategy of focusing on the development of its Internet-based software products. Prior to the third quarter of 1999, we were made up of three components:

     o Tangent Imaging Systems (a manufacturing line of peripheral scanning equipment);

     o Technology Resource Centers, d/b/a TRC (a business service related to the Tangent Imaging Systems technology); and

     o SedonaGeoservices (a producer of software for mapping business data that developed into the core application solution for customer relationship management now known as Intarsia).

         As a result of the board of director's comprehensive review of all business sectors, it was concluded that we would realign our focus to the software business as it had the best long-term prospects. On July 16, 1999, the sale of the assets of TRC was completed. On September 17, 1999, the sale of the Tangent Imaging Systems operation was completed. With the realignment of operations completed, we were then able to focus all efforts on the business of providing enterprises with Internet-based CRM application solutions.

         To expedite our plan of delivering CRM to our target market, on April 10, 2000, we announced our acquisition of the Customer Information Management System (CIMS) business unit from Acxiom Corporation. The CIMS business developed, marketed, serviced and supported CRM systems, focusing principally on financial services markets. As a result of this transaction, we gained a significant head start towards offering a comprehensive CRM solution.

         Since the completion of the CIMS transaction, we have continued to enhance our offerings with several major product milestones achieved. In October 2000, we delivered the first version of our customer relationship application solution, Intarsia, which provided a comprehensive set of components, including a customizable portal, profitability management, campaign management and support for wireless devices. In November 2001, we announced availability of Intarsia version 3.2, which provides users new features to create and distribute reports throughout the enterprise. It also provided increased functionality in household management, as well as extended the platforms on which it operated to the IBM eServer xSeries family. In December 2002, we again announced the availability of a new version of our CRM application solution, Intarsia version 4.0, which, among many new features, delivered support for international markets by providing multiple language and multiple currency capabilities.

         Our principal executive offices are located at 1003 West Ninth Avenue, Second Floor, King of Prussia, Pennsylvania, 19406, and the telephone number is
(800) 815-3307.

DESCRIPTION OF BUSINESS AND PRINCIPAL PRODUCT

         Intarsia

         Our flagship application solution, Intarsia, is a comprehensive CRM application solution, specifically tailored to deliver a seamlessly integrated set of customer relationship management components to small and mid-sized financial services organizations, such as community banks, credit unions, savings and loans, brokerage firms and insurance companies and agencies.

         We designed and priced Intarsia specifically to meet the needs of our initial target market of small and mid-sized financial services organizations. Intarsia provides those organizations with a complete view of their customer relationships enabling such organizations to analyze customers and prospect data in real time. With Intarsia, financial services organizations can gain insight into their customers' preferences, needs and characteristics, and then take action to more effectively target the right products to the right people at the right time. Intarsia helps businesses enhance relationships with current customers, find and acquire new clients, uncover new sales and marketing opportunities that might otherwise go unnoticed, and ultimately increase profitability through increased sales and customer retention. Intarsia is an ideal solution for community banks, credit unions and insurance companies who recognize the opportunity to maximize profits through effective customer relationship management, but who lack the resources required to develop, implement and monitor a CRM program of their own.

         Exploiting the ubiquity of the Internet, Intarsia's comprehensive set of components provides financial services organizations with a robust set of operational, analytical and collaborative functionality necessary to:

               o    Integrate the front, back and mobile offices;

               o Analyze customer and prospect data in real time enabling them to manage critical business performance such as profitability of customers, households and products and effectiveness of lead generation programs, as well as marketing and sales promotions and campaigns; and

               o Improve coordination and communication between financial services organizations and their customers, greatly enhancing the financial services organizations ability to deliver effective customer care services.

         Intarsia seamlessly enhances the financial services organizations' customer and prospect data with user demographics, behaviors, interests and preferences information provided by third-party content management suppliers. This enhanced data is then filtered and analyzed to create timely and precise information-on-demand. This information is then used by all of Intarsia's components in order to enable organizations to:

               o Create "look-a-like" models to identify prospects effectively who share the same characteristics as their best customers, increasing their ability to acquire new customers;

               o Identify which are the most profitable customers, households or products in order to improve their up-selling and cross-selling capabilities; and

               o Develop personalized sales, marketing and services programs aimed at retaining their most profitable customers and turn unprofitable customers into profitable ones.

         Strategy

         We have tailored our technology, marketing and business development strategies to our well-defined first target audience of small to mid-sized financial services organizations. Our overall business strategy is built upon four major strategic initiatives:

               o Targeting CRM markets with a highly verticalized application solution;

               o Marketing our proprietary solution to target markets through sales distribution channels;

               o    Staying in the forefront of CRM technology; and

               o    Achieving profitability.

         We estimate that the market size of opportunities is large and growing at rapid rates as businesses place increasing emphasis on knowledge about their customer base. Having strategically targeted a key segment (there are over 22,000 financial services organizations with less than $10 billion in total assets, according to Thomson Financial, a leading information resource for financial services) of the CRM market (estimated to be a $14 billion market in 2001 with a compound annual growth rate of over 30% for the next three years, according to International Data Corporation, a leading information technology consultant) and designed and priced our CRM application,

Intarsia, offering accordingly, we are moving aggressively in an attempt to capture a major share of the small to mid-sized financial services industry. Through a multiple sales distribution channel and innovative marketing programs, we hope to garner awareness and market leadership.

         Sales and Marketing

         Our sales distribution strategy is focused on an indirect sales channel model. Under this model, the company licenses or resells its technologies to financial services' solution providers. In order to achieve this objective, we have a dedicated number of business development and strategic alliances personnel who are responsible for leveraging existing and developing new OEM (original equipment manufacturer) and VAR (value added resellers) distribution channel partnerships for selling our Intarsia technology. These alliances include:

               Technology licensing partnerships:
               ---------------------------------
               o We have signed technology license and reseller agreements with leading software providers for the financial services market, including Fiserv, Inc., Sanchez Computer Associates, Inc., Open Solutions Inc. and American International Technology Enterprises, Inc., a member company of AIG. Under these agreements, we are paid royalty fees for every sale of our technology, as a component of our partner's total solution or as a standalone offering, and for every customer order maintenance contract for using our technology, as a component of our partner's total solution or as a standalone offering.

               Marketing partnerships:
               ----------------------
               o In February 2001, we were awarded by IBM an Advanced Business Partner Designation in the IBM PartnerWorld Program for Developers. This important status provides us with additional opportunities to expand business partnerships through the IBM channels. This relationship has already enabled us to start working with IBM's channel partners such as Sanchez, Fiserv and Alltel.

               Services Partnerships:
               ---------------------
               o Profit Resources - Provide services specific to profitability analysis used by banks. Profit Resources builds on our systems in order to perform its analyses and pays us a commission on introductions.

               o Sigma Analytics - Complementary services to extend use of our product within the Sigma Analytics customer base, including modeling to help banks personalize their products and services and develop more effective marketing strategies. We and Sigma pay each other fees based on the work generated through this alliance.

               o Naviant - Provides data and services revolve around its core competencies of integrated precision marketing tools that enable our customers added capabilities in identifying, targeting, reaching and building long-term relationships with both online and offline customers. Naviant data helps our customers identify those online customers most likely to conduct business on the Internet and therefore facilitates design of online targeted marketing campaigns.

               Technology enabling partnerships:
               ---------------------------------

               o Acxiom - Principally provides data utilized by our customers to perform such tasks as promotions and customer segmentation. We pay Acxiom a portion of our sales involving Acxiom data.

               o DataMentors - Provides an "Advanced Householding" module as an additional option to our customers. We share revenues attributable to the module with Data Mentors based on a formula.

         Research & Development (In Thousands)

         The main strategy of our research and development activities is to provide high-quality, high-value products and support services in a consistent and predictable manner as follows:

               o Promote and cultivate a culture of team-based development. The research and development organization is structured into small teams of developers, responsible for the design, development and unit testing of each component of the Intarsia application solution. Each project team also provides technical assistance to the system integration group.

               o Implement a state-of-the-art software development process that encourages component reusability and enhances the predictability, timeliness and quality of the overall software process. We have adopted the Base Level Integration Plans software development methodology, which has been designed to promote an interactive and predictable process for the development, unit and system integration testing and delivery of products. This methodology breaks the development of sophisticated products into four, pre-defined cycles per year resulting in two major product releases on May 15 and November 1 of each year. It also allows the company to react quickly to business and technical changes generated by the marketplace and/or new customer requirements.

         Base levels serve as the fundamental planning and execution process that drives the engineering activities for that time period, including the maintenance of existing products and releases, training and education requirements, as well as new product development. This process operates in the context of a development organization where there is a set of small project teams cooperating to build a large, complex software product.

         Research and development expenses were $960, $383, and $458 for the nine months ended September 30, 2002 and the years ended December 31, 2001 and 2000, respectively.

         Trademarks and Copyrights

         We believe strongly in copyrighting and trademarking our products and services. We have a service mark for a logo design which was registered with the United States Patent and Trademark Office (USPTO) on July 23, 2002. We also have a pending service mark application for the word mark "SEDONA" that was filed on December 4, 2000. This application was initially refused registration because of allegedly confusingly similar marks. Following a final refusal by the USPTO trademark examiner to register our "SEDONA" mark, we presented arguments to the USPTO Trademark Trial and Appeal Board (TTAB) in an attempt to gain federal registration of the "SEDONA" mark. In September 2002, the TTAB directed that our "SEDONA" mark be reevaluated by the trademark examiner, and in October 2002, the trademark examiner approved our "SEDONA" mark for publication. On December 31, 2002, our "SEDONA" mark was published for opposition in the Principal Register of the USPTO. If registered, we will have the exclusive right to use the "SEDONA" mark in connection with those services recited in the "SEDONA" application we filed.

         We also filed an application for federal registration of the word mark "INTARSIA" with the USPTO. This application was filed on March 8, 2000 and was published for opposition on September 4, 2001. Following this publication, we received a Notice of Opposition on January 17, 2002 from the TTAB. The Notice of Opposition was instituted by Intarsia Corporation, located in Fremont, California. Intarsia Corporation is opposing our "INTARSIA" mark for "computer software that tracks and organizes customer and prospective customer data and organizes marketing information, for use in customer relationship management." We have approached Intarsia Corporation and we are waiting on final notification on their acceptance of letting us use the Intarsia trademark.

         If these pending applications proceed to registration, we will have the exclusive right to use the "SEDONA" and "Intarsia" trademarks in connection with those services recited in the respective registrations.

         Customers

         As of November 2002, we sold our existing customer base to Fiserv Customer Contact Solutions, allowing us to focus on our indirect business model and providing users of Intarsia with Fiserv's resources to support and grow the Intarsia product line.

         Backlog

         Revenue backlog consists of unfulfilled purchase contracts, service contracts such as those entered into with application service customers, as well as deferred revenues, primarily for maintenance contracts where revenues are recognized ratably over the life of the contract. As of September 30, 2002, we had a revenue backlog of $709,124.

         Competition

         The CRM market has offerings from providers that focus on sales force automation, call center management, contact management and other components that address certain aspects of the customer relationship. Our offering is unique in that it combines a comprehensive and tailored CRM application solution for the financial services market with a knowledgeable and experienced sales distribution channel provided by our partners. Our technology license and reseller agreements with leading solution providers for the financial services market enable us to leverage their marketing strength, broad distribution channels and strong reputation. These strategic partnerships, achieved either by integrating our technology into our partners' solutions or by providing it as a standalone offering, create an overall remarketing/reselling opportunity and strengthen our competitive position.

         Our key competitors currently are John Harland Company, Harte Hanks and Centrax Group. Harland has historically been primarily a provider of checks and other financial forms to financial institutions. Harte-Hanks is primarily focused on CRM and Internet marketing of response management in many different market areas. Centrax is a private vendor primarily focused on low cost solutions in the financial services business. We believe that we maintain superior product capabilities that provide a fully integrated, robust CRM system in contrast to the generally older technologies of its principal competitors.

         Because competitors can easily penetrate the software market, we anticipate additional competition from other established and new companies as the markets for CRM applications continue to develop. In addition, current and potential competitors have established, or may in the future establish, cooperative relationships among themselves or with third parties. Large software companies may acquire or establish alliances with our smaller competitors. We expect that the software industry will continue to consolidate. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire a significant market share.

         Increased competition may result from acquisitions of other customer relationship management vendors. The results of increased competition, including price reductions of our products, and reduction of market share, could materially and adversely affect our business, operating results and financial condition. In several of our market segments, we believe there is a distinct trend by competitors toward securing market share at the expense of profitability. This trend could have an impact on the mode and success of our ongoing business in these segments.

         We believe that the principal competitive factors affecting our customer markets include product features such as adaptability, scalability, ability to integrate with third party products, functionality, ease of use, product reputation, quality, performance, price, customer service and support, effectiveness of sales and marketing efforts, and company reputation. Although we believe that we currently compete favorably with respect to these factors, there can be no assurance that we will maintain our competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical, and other resources. In addition, we believe that our future financial performance will depend in large part on our success in continuing to expand our product line of customer relationship management solutions and in creating organizational awareness of the benefits associated with purchasing these solutions from a dedicated vendor. The key factors which we believe will help us compete favorably are:

               o Management - We have many years of management-level experience dealing with a balance of small, medium and large organizations in the financial services and software space. We also have established processes to ensure that we can deliver quality software on time;

               o Market leadership - We have established leadership in our market sector and believe that we have set the benchmark for others to follow; and

               o Technical - We have a very advanced product and knowledge base within our engineering group.

         Employees

         As of December 31, 2002, we had 15 full time employees. None of these employees are represented by a labor union. We believe that our relationship with our employees is good.

         Facilities

         In December 2002, we negotiated a cancellation of our executive office lease for facilities at 455 South Gulph Road, Suite 300, King of Prussia, Pennsylvania 19406, and entered into a new lease for smaller space at 1003 West Ninth Avenue, Second Floor, King of Prussia, Pennsylvania, 19406. The lease for this facility of 3,403 square feet commenced on January 1, 2003 and extends until December 31, 2005 at an annual rate of $68,060.

         In October 2002, we determined that we no longer required all of the 6,500 square foot facility in Minneapolis, Minnesota, which had been leased since April 2000 for customer service operations at a monthly rate of $12,374. In October 2002, we subleased 5,419 square feet of that facility, at a rate of $7,061 per month, to Nortel Cable for the remainder of the lease term, which extends through October 2003. We do and will continue to occupy the remaining 1,037 square feet of the facility throughout the remainder of the lease term, and we are responsible for the payment of $5,313 per month, representing the difference between the total monthly lease rate and the monthly rate payable by Nortel under its sublease arrangement. To the extent of this difference, we have established a lease liability and will continue to accrue such amounts.

         Management believes that the current facilities are adequate for the foreseeable future.

         Legal Proceedings (Dollar amounts in Thousands)

         On October 17, 2002, the Court of Common Pleas of Montgomery County, Pennsylvania, rendered a judgment for a former employee, George Gray, for $361,000 plus interest for a total amount of $469,000, which was recorded during the quarter ended September 30, 2002. This suit had originally been commenced in March 1998 for alleged termination of contract. In December 2002, a settlement was reached wherein the judgment would be satisfied by the issuance of 1,200,000 shares of our common stock and related registration rights. The aggregate charge was $276,000, and resulted in a reduction of $193,000 to the previously recorded charge. This reduction will be recorded in the fourth quarter of 2002.

         In June 2000, we entered into a contract with a software vendor to incorporate a component of that vendor's software into Intarsia. By April 2001, management determined that the project had become infeasible due to the lack of support by the vendor and its unwillingness to meet certain contract commitments. We notified the vendor of our concerns on several occasions and ultimately delivered a notice of breach to the vendor, as required for the termination of the underlying contract. As the vendor failed to respond or cure the breach within the time permitted under the agreement, we consider the contract to be terminated in accordance with its terms and we have concluded that it is not appropriate to continue to accrue certain minimum payments under the contract. The amount of payments under Management's assessment is that we have a meritorious defense against any vendor claim in this regard.

         No other actions other than matters involved in the ordinary course of business are currently known by management and none of these are believed by management to have potential significance.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

         The following table presents the names and positions of the persons who serve as our directors, executive officers and key employees, their ages as of January 29, 2003 and the length of time they have served in such positions:

          NAME                       AGE      POSITION                                   SINCE
          ----                       ---      --------                                   -----
          Marco A. Emrich            50       President, Chief Executive Officer,        1999
                                              Chief Financial Officer and Director
          Michael A. Mulshine        63       Secretary and Director                     1985
          Jack Pellicci              64       Director                                   1996
          James C. Sargent           86       Director                                   1992
          Robert M. Shapiro          57       Director                                   1998
          James T. Womble            59       Director                                   1999
          Alyssa S. Dver             38       Vice President, Chief Marketing Officer    2000
          Timothy A. Rimlinger       39       Vice President Engineering                 2000


--------------------------------------------------------------------------------
         The business experience, principal occupation and employment of our directors, executive officers and key employees have been as follows:

         Marco A. Emrich has been our Chief Executive Officer and President since September 1999. He has also served as our Chief Financial Officer since December 2002. He has over 20 years of software industry experience. From 1998 to 1999, he served as President and CEO of Cambridge-based e-commerce application service provider Empresa Inc. Prior to joining Empresa Inc., Mr. Emrich was President, CEO and Chairman of CenterLine Software, Inc., where he created and launched a web-based application that enables businesses to monitor, manage and report on network-centric or multi-tier distributed business applications. Prior to CenterLine, he held positions as Senior Director of Cincom Systems, Inc.'s Advanced Technology Group and Manager of NAS Information Network Technology Group at Digital Equipment Corporation. Mr. Emrich holds a Bachelor's degree in Electrical Engineering with specialization in Systems Engineering from Pontifical Catholic University of Rio De Janeiro, Brazil.

         Michael A. Mulshine has been our Secretary since May 1985 and has been associated with us on a management consulting basis since 1979. He has been the President of Osprey Partners, a management consulting firm, since 1977. In addition, he is a Director of VASCO Data Security International, Inc., a global provider of enterprise-wide security solutions that support e-business and e-commerce. Mr. Mulshine received a BSEE degree from Newark College of Engineering of the New Jersey Institute of Technology in 1961.

         Jack A. Pellicci is Group Vice President of Oracle Service Industries where he leads the Global Business Development Group. Prior to joining Oracle in 1992, Mr. Pellicci retired as a Brigadier General with 30 years in the U.S. Army, where he was the Commanding General of the Personnel Information Systems Command. Mr. Pellicci is a member of the Board of Directors of the Open Geospatial Consortium (OGC), a worldwide organization leading the initiative for interoperability of geospatial information and location based services. He is a graduate of the U.S.

Military Academy at West Point with a Bachelor of Engineering degree, and received a Master of Mechanical Engineering degree from Georgia Institute of Technology. He is also a member of the Board of Directors of OGETA Services, the Fairfax County Chamber of Commerce and the United Services Organization (USO). He currently serves as a Corporate Fellow for the National Governors Association.

         James C. Sargent was Counsel to the law firm of Opton, Handler, Gottlieb, Fieler & Katz, and was counsel to Abel Noser Corporation, a member of the New York Stock Exchange. He was previously a partner and counsel to Whitman Breed Abbott & Morgan, LLP, now Winston and Strawn. He was New York Regional Administrator from 1955 to 1956, and Commissioner of the Securities and Exchange Commission from 1956 to 1960. He received his BA and LLB degrees from the University of Virginia.

         Robert M. Shapiro is Vice President of Global Sales and Business Development for Autoweb.com, a major online automotive retailer. From 1995 to 1997, Mr. Shapiro was Senior Vice President of R. L. Polk & Company, a privately owned $400 million global information services company, where he directed worldwide marketing, product management, and business development activities for all software products sold to the transportation, insurance, finance, retail, fundraising, and publishing industries. Prior to joining R. L. Polk, Mr. Shapiro was Senior Vice President, Commercial Marketing for Prodigy, where he created the first commercially viable interactive service including product positioning and branding. He is noted as a pioneer in building online business-to-consumer commercial sites. Prior to joining Prodigy, Mr. Shapiro gained his early marketing and sales experience during 17 years with IBM Corporation and Proctor & Gamble. Mr. Shapiro served on the Board of Directors of Blackburn Polk Marketing Services of Canada, and Carfax, USA. He received his BA degree from the University of San Diego in 1967.

         James T. Womble has been a Director of Acxiom Corporation since 1975, and is Division Leader of its Services Division. This Division has locations in Conway and Little Rock, Arkansas, Chicago, Atlanta, and Memphis and manages relationships around the world with Acxiom's clients in the credit card, retail banking and retail industries. Prior to joining Acxiom, Mr. Womble worked for IBM as a systems engineer and marketing representative. He holds a Bachelor's degree in civil engineering from the University of Arkansas.

         Alyssa Dver was appointed Vice President and Chief Marketing Officer upon joining us in April 2000. Prior to joining us, she founded Lead Factory, Inc., a Massachusetts-based start-up company for web-based lead tracking solutions. Prior to founding Lead Factory, Inc., she was Vice President of Marketing and Customer Care for Empresa, Inc., a company delivering electronic commerce solutions for financial services and e-tailing organizations.

         Timothy A. Rimlinger was appointed Vice President of Engineering in July 2000 and is responsible for the design, implementation and delivery for all of our products. He served as Director of Technology Development since joining us in January 1996. Prior to joining us, he was Senior Development Engineer at Lockheed Martin. Prior to Lockheed Martin, he was Senior Development Engineer for GE Aerospace.

ELECTION OF DIRECTORS AND EXECUTIVE OFFICERS

         All directors hold office until the next annual meeting of shareholders of the company and until their successors are elected and qualified. All executive officers serve at the discretion of the board of directors of the company, subject to the terms of such executive officers' employment agreements.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has a Compensation Committee, Audit Committee, Finance Committee, Strategic Direction Committee, and a Nominating Committee.

         Our Compensation Committee consists of Mr. Pellicci, with two directors to be added at the next meeting of the board, and is responsible for developing and executing plans for the compensation of the executive officers, including our CEO. Additionally, the Compensation Committee has administered the company's 2000 Incentive Stock Option Plan (the "2000 Plan"), including the determination, subject to the 2000 Plan's provisions, of the individuals eligible to receive awards, the individuals to whom awards should be granted, the nature of the awards to be granted, the number of awards to be granted, the exercise price, vesting schedule, term, and all other conditions and terms of the awards to be granted. This committee met four times during 2002.

         Our Audit Committee consists of Messrs. Sargent and Shapiro and meets with our independent certified public accountants, Ernst & Young LLP, to review the scope and results of auditing procedures and our accounting procedures and controls. This committee met four times in 2002.

EXECUTIVE COMPENSATION

         The following table sets forth certain compensation information awarded to, earned by, or paid for services rendered to us and our subsidiaries in all capacities during the three years ended December 31, 2000, 2001 and 2002 for our President and Chief Executive Officer and Vice President and Chief Financial Officer, who are the only executive officers whose salary and bonus for such years exceeded $100,000:

                                                  ANNUAL COMPENSATION                          LONG TERM
                                                  -------------------                        COMPENSATION
                                                                                                 AWARDS
                                                                                              ------------
                                                                                              SECURITIES
                                                                            OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION      FISCAL YEAR      SALARY        BONUS       COMPENSATION        OPTIONS       COMPENSATION
---------------------------      -----------      ------        -----       ------------        -------       ------------
Marco A. Emrich............          2002        $191,682      $     0         $0                     0             0
     President and Chief             2001         216,923       45,250          0               652,500             0
     Executive Officer               2000         225,000       94,877          0                     0             0

William K. Williams*                 2002         106,250            0          0                     0             0
     Vice President and Chief        2001         114,500        4,000          0                90,000             0
     Financial Officer               2000         130,000       17,500          0                     0             0

         *  Terminated as of December 6, 2002.

STOCK PURCHASE OPPORTUNITIES

         Option Grants

         The following table sets forth information with respect to the named executive officers concerning individual grants of stock purchase opportunities made in fiscal year 2002.

                         OPTIONS GRANTED IN FISCAL 2002

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                              PERCENT OF                                     ANNUAL RATES OF STOCK
                            NUMBER OF           TOTAL                                                PRICE
                           SECURITIES          OPTIONS                                            APPRECIATION FOR
                           UNDERLYING          GRANTED         EXERCISE OR                         OPTION TERM ($)
                             OPTIONS         TO EMPLOYEES      BASE PRICE      EXPIRATION       ------------------
NAME                      GRANTED (#)       IN FISCAL 2002       ($/SH)           DATE           5%           10%
----                      ------------      --------------       ------           ----           --           ---
Marco A. Emrich                0                  0                0                0            0             0
William K. Williams            0                  0                0                0            0             0

         Options Exercised and Unexercised

         The following table sets forth information with respect to the named executive officers concerning the exercise of options in fiscal year 2002 and the unexercised options held as of January 31, 2003.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUE


                                                              NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED                  IN-THE-MONEY
                            SHARES                                 OPTIONS AT                         OPTIONS AT
                        ACQUIRED ON         VALUE              JANUARY 31, 2003                    DECEMBER 31, 2002
NAME                       EXERCISE        REALIZED      EXERCISABLE     UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
----

Marco A. Emrich               0               0              0                 0               0                    0
William K. Williams           0               0              0                 0               0                    0

COMPENSATION OF DIRECTORS

         Under our 1992 Long-Term Incentive Plan, on the first business day of January 1998 and on the first business day of January in each succeeding year through January 2001, each of our non-employee directors received a grant of an option to purchase shares of our common stock at the then-current fair market value, as determined in accordance with the 1992 Plan, as follows: an option to purchase 15,000 shares of our common stock for service on our Board of Directors during the preceding year, plus an option to purchase 2,500 shares of our common stock for serving as the Chairman of the Board of Directors or Chairman of a committee of the Board of Directors during the preceding year. If, however, a director became eligible for an option grant after the first regularly scheduled meeting of our Board of Directors during any calendar year, the Compensation Committee of our Board of Directors determined the size of such option grant by multiplying 15,000 shares (and/or 2,500 shares) by a fraction which was determined by dividing the number of regularly scheduled Board of Directors meetings remaining in the calendar year by six.

         In addition, under the terms of the 1992 Plan, any new director elected to the Board of Directors was granted an option to purchase 25,000 shares of our common stock at the then-current fair market value. The shares underlying these options were to vest at the rate of 5,000 shares per year for five years, commencing on the first anniversary date of his election to the Board of Directors and on each subsequent anniversary thereafter.

         Further, commencing in 1998, on or before January 31 in each year, each of our non-employee directors would receive an annual retainer of $5,000 as cash compensation for his services as a director for the preceding year. Also, each of our non-employee directors would receive $500 for attendance at each Board of Directors and committee meeting, with multiple meetings held on the same day to count as one. For services to the board in 2001, directors received common stock in lieu of cash compensation, as authorized by the board in March 2002.

         Certain revisions to non-employee director compensation were made in 2002. Under our 2000 Incentive Stock Option Plan, each of our non-employee directors, on the first business day of January of 2002 and on the first business day of January in each succeeding year, shall receive as compensation for service to the Board of Directors, a grant of an option to purchase our common stock, at the then current fair market value, as determined in accordance with the Plan, as follows: a 30,000 share option grant for service to the Board of Directors during the preceding year; plus, a 5,000 share option grant for serving as the Chairman of the Board of Directors or a committee of the Board of Directors during the preceding year. If, however, an Eligible Director shall become eligible for an option grant after the first regularly scheduled meeting to the Board of Directors during any calendar year, the Compensation Committee shall determine the size of such option grant by multiplying 30,000 shares (and/or 5,000 shares) by a fraction which is determined by dividing the number of regularly scheduled Board of Directors meetings remaining in the calendar year by four. The non-employee directors were issued the following option grants in January 2002 for service to our Board of Directors in 2002: Mr. Mulshine, 40,000 shares; Messrs. Pellicci and Sargent, 35,000 shares; Messrs. Shapiro and Womble, 30,000 shares.

         In addition, any new director elected to our Board of Directors will be granted an option to purchase 50,000 shares of our common stock, at the then current fair market value. The option was adjusted from 25,000 shares by action of the board in March 2002. The shares underlying this option will vest at the rate of 10,000 shares per year for five years, on the anniversary date of the new director's election to our Board of Directors.

         If unexercised, each option shall expire on the tenth anniversary of the date of grant and shall vest and become fully exercisable upon grant, with the exception that the new director options shall vest over five years. Once vested, options shall remain fully exercisable until the earlier of: (i) the expiration of their ten-year term; (ii) three years following the optionee's separation from Board of Directors service for any reason; or (iii) one year following the death of the optionee.

         In March 2002, the board increased the annual retainer to be paid to each of our non-employee directors, beginning in January 2003 and thereafter, from $5,000 to $10,000 as cash compensation for such director's services for the preceding year. At the same time, the board increased the fee to be paid to each of our non-employee directors for attendance at board of directors and committee meetings for 2002 and thereafter from $500 to $750, with multiple meetings held on the same day to count as one. The amounts were subject to annual review and possible adjustment at the discretion of the board of directors. In addition, any director's cash compensation obligations that may accrue would be paid in cash only if we are current in all of our cash obligations, or on a change of control, assuming that all current cash obligations had been met.

         By action of the board on January 9, 2003, the non-employee directors' annual retainer fee for services to the board in 2002 was reduced to its prior level of $5,000, and the fees to be paid to non-employee directors for each attendance at board of directors and committee meetings for 2002 and thereafter was reduced to its prior level of $500 per meeting.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

         Agreement with Mr. Emrich. On September 15, 1999, we entered into an employment agreement with Marco A. Emrich, our Chief Executive Officer and President. The agreement had a term of two years and three months. Pending renewal, Mr. Emrich continues to serve under the terms of this agreement with an annual base salary of $225,000. Mr. Emrich can also earn up to $100,000 annually in the form of cash bonus, subject to quarterly measurements. In addition, under the agreement, Mr. Emrich received 200,000 options and 175,000 warrants with a strike price of $2.50, which will vest over 4 years at 25% per year. He also was granted 350,000 warrants with a strike price of $2.50 with a four year "cliff vest" provision, and certain acceleration provisions based on stock price performance. In the event of "Change of Control" within 12 months there will be a 33% acceleration of unvested options/warrants; and 50% acceleration after the first 12 months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Our Compensation Committee consists of Mr. Jack A. Pellicci, with two directors to be added at the next meeting of the board. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of our Compensation Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In December 2001, we amended our consulting agreement with Osprey Partners, a company that is owned by Michael A. Mulshine, our Secretary and one of our directors. Under that agreement, Osprey was to provide services to us with regard to shareholder and investor relations activities and for management consulting services. Under the agreement, Osprey was issued warrants to purchase up to 64,620 shares of our common stock, with such warrants to vest at the rate of 5,385 shares on the first of each month for the twelve months starting January 1, 2002, and such warrants are exercisable for up to ten years at an exercise price of $0.72 per warrant. Under the agreement, Osprey was also to be paid a monthly retainer in the amount of $3,500 through December 2002. By action of the board, effective September 2002 and through December 2002, Mr. Mulshine's compensation was amended to a monthly cash retainer of $10,000 in lieu of the prior cash and warrants compensation schedule.

         In September 2002, our board of directors approved the retention of Mr. Barry Borden, then one of our directors, as a management consultant for a term of three months expiring December 31, 2002. Pursuant to this retention arrangement, we agreed to pay Mr. Borden a monthly amount of $5,000 for each month including an additional $5,000 for previous services. As of the date hereof $12,500 remains unpaid.

         In October 2001, Laurence L. Osterwise, a former director, loaned $48,000 and $100,000 to Sedona pursuant to convertible note and warrant agreements. The notes bear interest at 7% per annum and were originally due on December 3 and 11, 2001, respectively, but were extended to March 3 and 11, 2002. The notes are convertible into 240,000 and 500,000 shares of our common stock, respectively, if not repaid at maturity. Mr. Osterwise was also granted warrants to acquire up to 24,000 and 50,000 shares of our common stock at $.40 per share until October 4 and 12, 2005, in connection with the respective notes. The principal amount of the notes and accrued interest remain outstanding as of the date hereof.

         In December 2002 and January 2003, we entered into the following financing agreements with Mr. David R. Vey and/or related parties, a selling shareholder who, before the effective date of this offering, owned more than 5% of our outstanding common stock:

          o In December 2002, we issued an 8% convertible debenture and received proceeds of $100,000. The debenture matures on December 5, 2003 and is convertible at any time at the option of the holder into 1,000,000 shares of common stock until that date.

          o In January 2003, we issued an 8% convertible debenture and received proceeds of $120,000. The debenture matures on January 5, 2004 and is convertible at any time at the option of the holder into 2,000,000 shares of common stock until that date.

          o In January 2003, we received $700,000 in the form of a $100,000 convertible debenture and a $600,000 promissory note, each bearing interest at a rate of 7%, and which both mature on January 15, 2004. We may extend the maturity of each instrument for up to three additional years subject to required paydowns. The convertible debenture can be converted at the option of the holder into 10,000,000 shares of common stock. Additionally, the same investor committed to invest an additional $500,000 on or before March 15, 2003, subject to certain conditions, in the form of a $400,000 promissory note and a $100,000 convertible debenture. These instruments will have terms similar to those of the earlier January investment, and will mature in March 2004, subject to our option to extend for three additional years by making required paydowns. This convertible debenture, when issued, will also be convertible into 10,000,000 shares of our common stock.

          The investor is also entitled to appoint up to 30% of the members our board of directors within 90 days after the date of the financing arrangement.

                       PRINCIPAL AND SELLING SHAREHOLDERS

         The following table sets forth information regarding the beneficial ownership of our common stock as of January 31, 2003, prior to and after giving effect to this offering, with respect to:

               o Each person or group known to us who beneficially owns five percent or more of the outstanding shares of our common stock;

               o    Each director and named executive officer;

               o Our executive officers and members of our board of directors as a group; and

               o    The selling shareholders.

         Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned. The business address of each person named in the table below is c/o SEDONA Corporation, 1003 West Ninth Avenue, Second Floor, King of Prussia, Pennsylvania 19406.

         Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding for the purpose of computing the percentage ownership of any person. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

         Each selling shareholder will determine the number of shares of common stock he or she sells pursuant to this offering. Because the selling shareholders may sell all, some or none of the shares of common stock which they hold, and because the offering contemplated by this prospectus is not currently being underwritten, we cannot estimate the number of shares of common stock that will be held by the selling shareholders upon termination of the offering.

   NAME OF BENEFICIAL HOLDER           # OF SHARES BENEFICIALLY OWNED        # OF SHARES BEING              # AND % OF SHARES
                                               PRIOR TO OFFERING                  OFFERED                BENEFICIALLY OWNED AFTER
                                      ----------------------------------       -----------------     -----------------------------
                                                                                                              OFFERING
                                          NUMBER              PERCENTAGE                               NUMBER          PERCENTAGE
                                      ------------            ----------                             -----------       ----------
First Federal Capital, LLC                23,400   (1)               *                   23,400         23,400               *
David R. Vey                          26,848,920   (2)          82.98%               26,848,920     26,848,920          82.98%
Michael H. Lewis                       1,760,450   (3)           5.44%                1,760,450      1,760,450           5.44%
William N. Weidman                       650,000   (3)           2.01%                  650,000        650,000           2.01%
Milton Datsopoulos                       150,000   (3)               *                  150,000        150,000               *
Keren MYCB Elias Foundation,              25,000   (3)               *                   25,000         25,000               *
Foundation, Inc.                                   (4)
Beth Madrash Govohah of America           25,000   (3)               *                   25,000         25,000               *
                                                   (4)
Wayne Saker                              100,000   (3)               *                  100,000        100,000               *


Bodenheimer Foundation                    50,000   (3)               *                   50,000         50,000               *
                                                   (4)
Fraiser Investments                      200,000   (3)               *                  200,000        200,000               *
                                                   (4)
George J. Gray                           800,000   (5)           2.47%                  800,000        800,000           2.47%
Shea and Shea, LLP                       400,000   (5)           1.24%                  400,000        400,000           1.24%
Laurence L. Osterwise                  1,006,948   (6)           3.11%                1,006,948      1,006,948           3.11%
R. Barry Borden                           78,125   (6)               *                   78,125         78,125               *
Marco Emrich
Michael A. Mulshine                      235,781   (6)               *                  235,781        235,781               *
Jack Pellicci
James C. Sargent
Robert M. Shapiro
James T. Womble

-------------------------------------------------------------------------------
* The selling shareholder holds less than 1% of the total shares being registered.
(1) These shares were transferred to First Federal Capital by Harris, Hoover & Lewis, Inc., a registered broker-dealer, on August 29, 2002. Common shares were provided in lieu of cash payment for services rendered.
(2) Six percent (6%) of these shares are issuable upon exercise of warrants at prices ranging from $0.30 to $0.566 per share.
(3)      Represents shares issuable upon exercise of outstanding warrants.
(4) Persons with voting or investment control over selling shareholders who are not natural persons are as follows:
                  Bodenheimer Foundation - Gabriel S. Bodenheimer, President Beth Madrash Govohah of America - Eliezer Kuperman, Secretary Keren MYCB Elias Foundation, Inc. - Moshe Elias, President Fraiser Investments - Seth Fireman, President
(5)      Represents shares issued in settlement of a legal matter.
(6)      Represents shares issued to officers in lieu of cash payments owed.

None of the selling shareholders will own shares of the common stock being offered under this prospectus following the sale of all such shares in this offering.

         The selling shareholders named in the table above acquired their shares in various private placements between April 2002 and January 2003 as described in the following paragraphs which cover all issuances of common stock during the period.

         During April 2002, we issued 159,838 shares of common stock for exercise of options and warrants for proceeds of $146,172. These shares consisted of 153,846 shares of common stock issued upon exercise of previously registered warrants and 5,992 shares of common stock issued upon exercise of previously registered options under our authorized Incentive Plan. As all of these shares were previously registered and authorized, they are not among the shares subject to the registration statement being filed in conjunction with this prospectus.

         During May and June 2002, we issued 23,400 shares of common stock with a value of $30,000 to an investment bank for advisory services in lieu of cash payment.

         During June and July 2002, we sold 899,280 shares of common stock in a private placement and issued four-year warrants to purchase 449,640 shares of common stock at an exercise price of $0.556 per share to an investor for an aggregate purchase price of $500,000. We paid a $25,000 sales commission and issued warrants to purchase 62,950 shares of common stock at exercise prices ranging from $0.51 to $0.78 per share to a finder in connection with this offering.

         During July 2002 and pursuant to our employee 401(K) plan, 122,852 shares of common stock valued at $97,053 were granted to employees as well as matching contributions of common stock made by us, at the direction of our Board of Directors. This action related to rewards for the calendar year 2001. Also during July 2002, a vendor exercised warrants to purchase 80,000 shares of common stock for an aggregate price of $800. These warrants had been granted to the vendor in settlement of a contract dispute in lieu of our making a cash payment. As all of these shares issued under our 401(K) plan and the warrants exercised by the vendor were previously registered and authorized, they are not among the shares subject to the registration statement being filed in connection with this prospectus.

         During August 2002, we sold 500,000 shares of common stock in a private placement and issued four-year warrants to purchase 500,000 shares of common stock at an exercise price of $0.35 per share to an investor for an aggregate purchase price of $175,000. We paid an $8,750 sales commission and issued a warrant to purchase 35,000 shares of common stock at an exercise price of $0.45 per share to a finder in connection with this offering.

         Also during August 2002, we issued 1,000,000 shares of previously registered common stock through a negotiated exercise of outstanding warrants associated with earlier financings with investors whereby we realized net proceeds of $400,000. As part of this exchange program, 1,000,000 replacement warrants were issued at an exercise price of $0.60. The outstanding warrants originally permitted the holders to acquire shares of our common stock at exercise prices ranging from $0.62 to $1.02 per share. After considering needs for working capital, we negotiated with the warrant holders to permit exercise of the warrants at an exercise price of $0.40 per share. As all of the 1,000,000 issued shares were previously registered and authorized, they are not among the shares subject to the registration statement being filed in conjunction with this prospectus

         During September 2002, we sold 750,000 shares of common stock in a private placement and issued four-year warrants to purchase 750,000 shares of common stock at an exercise price of $0.30 per share to an investor for an aggregate purchase price of $225,000. We paid a sales commission of $11,250 and issued a warrant to purchase 52,500 shares of common stock at an exercise price of $0.42 per share to a finder in connection with this offering.

         During October 2002, we issued 200,000 shares of previously registered common stock through a negotiated exercise of outstanding warrants associated with earlier financings with investors whereby we realized net proceeds of $40,000. These shares are not among the shares subject to the registration statement being filed in conjunction with this prospectus. As part of the exchange program, 200,000 replacement warrants were issued at an exercise price of $0.60. The outstanding warrants originally permitted the holders to acquire shares of our common stock at an exercise price of $0.96. After considering needs for working capital, we negotiated with the warrant holders to permit exercise of the warrants at an exercise price of $0.20 per share.

         Also during October 2002, we realized $16,000 in proceeds from issuance of 53,207 shares of common stock pursuant to employee purchases of shares under the Employee Stock Purchase Plan. As these shares were previously authorized under our ESOP, they are not among the shares subject to the registration statement being filed in conjunction with this prospectus.

         In December 2002, we issued 1,200,000 shares of our common stock to a former employee in settlement of a dispute regarding his contract termination, of which 400,000 shares of common stock have been assigned to his attorney. This fully satisfies, subject to certain registration rights, an obligation recognized in the third quarter of 2002 in this matter for $469,000 and related to an October 17, 2002, Court of Common Pleas of Montgomery County, Pennsylvania judgment.

         In December 2002, we issued an 8% convertible debenture and received proceeds of $100,000. The debenture matures on December 5, 2003 and is convertible at any time at the option of the holder into 1,000,000 shares of common stock until that date.

         In January 2003, we issued an 8% convertible debenture and received proceeds of $120,000. The debenture matures on January 5, 2004 and is convertible at any time at the option of the holder into 2,000,000 shares of common stock until that date.

         In January 2003, we received $700,000 in the form of a $100,000 convertible debenture and a $600,000 promissory note, each bearing interest at a rate of 7%, and which both mature on January 15, 2004. We may extend the maturity of each instrument for up to three additional years subject to required paydowns. The convertible debenture can be converted at the option of the holder into 10,000,000 shares of common stock. Additionally, the same investor committed an additional $500,000, subject to certain conditions, in the form of a $400,000 promissory note and a $100,000 convertible debenture, with terms similar to those of the January investment, and maturing in March 2004, subject to our option to extend for three additional years by making required paydowns. The March 2003 convertible debenture, if funded, will be convertible into 10,000,000 shares of common stock.

         In addition a finder will receive a total of 1,610,000 warrants at a price of $0.40 per share for the above December 2002 through March 2003 equity transactions as these funds are received as well as have a prior, previously registered warrant to purchase 150,000 shares repriced from $1.50 per share to $0.10 per share in lieu of cash fees in this situation. This shares subject to this previously registered warrant are not among those subject to the registration statement being filed in conjunction with this prospectus.

         In addition, three of our directors agreed in December 2002 to convert certain of their past fees to stock under terms and conditions similar to those provided to the investor above. In total, an aggregate of up to 1,320,854 shares may be issued in this regard for $211,336 in obligations.

                       DESCRIPTION OF CAPITAL STOCK

GENERAL

         As of the date of this prospectus, our authorized capital stock consists of: 100,000,000 shares of common stock, par value $.001 per share, of which 51,652,624 are currently issued and outstanding as of January 31, 2003; 1,000,000 shares of Class A Preferred Stock, of which 502,280 are currently issued and outstanding; 500,000 shares of Class A, Series A Convertible Preferred Stock, par value $2.00 per share, of which 500,000 are currently issued and outstanding; 1,000 shares of Class A, Series F Convertible Preferred Stock, par value $2.00 per share, of which 780 are currently issued and outstanding; and, 1,500 shares of Class A, Series H Convertible Preferred Stock, par value $2.00 per share, of which 1,500 are currently issued and outstanding. Additionally, as of the date of this prospectus, warrants to purchase 16,682,828 shares of our common stock are outstanding and options to purchase 4,074,556 shares of our common stock are outstanding.

COMMON STOCK

         The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock (see "Preferred Stock" below), the holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event we liquidate, dissolve or wind up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of the preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock.

         The selling shareholders are selling common stock in this offering. All currently outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

         The rights, preferences and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of holders of shares of our preferred stock, including any series of preferred stock that we may designate and issue in the future, as described below.

PREFERRED STOCK

         Pursuant to our charter, we are currently authorized to issue preferred stock in two classes, the Class A Preferred Stock and Class B Preferred Stock. Of these two classes of preferred stock, only the Class A Preferred Stock may be issued in multiple and varying series. Subject to the rights and preferences of the Class B Preferred Stock, our board of directors has full authority to determine the voting rights, if any, and the designations, preferences, limitations and special rights of any series of the Class A Preferred Stock that may be desired to the extent not in conflict with our charter or Pennsylvania law.

         Series A, Class A Convertible Preferred Stock

         Holders of our Series A, Class A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, an annual cash dividend equal to $.24 per share payable quarterly on each June 15, September 15, December 15 and March 15. These dividends are cumulative from the quarterly payment date next preceding the date of original issuance of the shares. Cumulative dividends do not bear interest.

         If we do not make these quarterly dividends, no other cash dividends may be declared or paid on, and no amounts may be set aside by us for the redemption or purchase of shares of, any capital stock ranking junior to the Series A, Class A Preferred Stock (including the common stock). Additionally, in such event, any dividends we may declare on the Series A, Class A Preferred Stock or another class of stock on a parity therewith shall be declared pro rata among each such class or series of stock. We have not declared and paid any dividend on the Series A, Class A Preferred Stock since January 1, 2001.

         Our Series A, Class A Preferred Stock is convertible, at the option of the holder, into shares of common stock, based on an adjustable conversion rate that is initially set in our charter at 1 share of common stock for each share of Series A, Class A Preferred Stock held. The conversion rate is subject to adjustment in the event we (1) pay a dividend or make any other distribution payable on the common stock, (2) subdivide our outstanding shares of common stock into a greater number of shares, (3) combine our outstanding shares of common stock into a smaller number of shares, or (4) issue shares of capital stock by reclassification of our common stock. Upon any such event, the conversion rate then in effect shall be adjusted so that the Series A, Class A Preferred Stock holders shall be entitled to receive that number and kind of shares of capital stock that he, she or it would have been entitled to receive immediately after the happening of such event had such shares been converted immediately prior to the happening of such event.

         If we liquidate, dissolve or wind up our operations, the Series A, Class A Preferred Stock holders are entitled to receive out of our assets, prior to any amount being paid to holders of common stock or other securities junior to the Series A, Class A Preferred Stock, $2.00 per share plus any accrued and unpaid dividends. In the event our assets are insufficient to meet our liquidation obligations to the Series A, Class A Preferred Stock holders, then the amounts available shall be shared ratably among the holders of the Series A, Class A Preferred Stock and any securities ranking on a parity therewith.

         Holders of our Series A, Class A Preferred Stock are entitled to one vote for each share of common stock into which their shares of Series A, Class A Preferred Stock would be convertible as of the record date for such vote.

         Series F, Class A Convertible Preferred Stock

         Holders of our Series F, Class A Preferred Stock, except as qualified below, are not entitled to receive dividends. Notwithstanding this general prohibition, holders of our Series F, Class A Preferred Stock are entitled to receive, out of legally available funds, dividends at the same rate as are paid with respect to our common stock.

         Our Class F, Series A Preferred Stock is convertible, at the option of the holder, into shares of common stockwhere the number of shares of such common stock is obtained by (1) multiplying the number of shares of Class F, Series A Preferred Stock subject to conversion by $1,000 (such amount being subject to equitable adjustment in the event of a stock split reclassification or other similar event involving the Class F, Series A Preferred Stock), plus a premium on the $1,000 (as equitably adjusted, if applicable) accruing at 8% per annum, and (2) dividing the result by a conversion price of $1.41 (subject to adjustment in the event of certain issuances or sales of common stock by us).

         If we liquidate, dissolve or wind up our operations, the Class F, Series A Preferred Stock holders are entitled to receive out of our assets, prior to any amount being paid to holders of common stock or other securities junior to the Class F, Series A Preferred Stock with respect to liquidation, $1,000.00 per share (subject to equitable adjustment in the event of a stock split, reclassification or other similar event involving the Class F, Series A Preferred Stock) plus any accrued and unpaid dividends. In the event our assets available to holders of Class F, Series A Preferred Stock upon liquidation, dissolution or winding up are insufficient to meet our liquidation payment obligations to such holders, we shall pay the total amount of assets available to holders of the Class F, Series A Preferred Stock on a pro rata basis.

         Holders of our Class F, Series A Preferred Stock are not entitled to any vote with respect to such shares on any question or matter, except as required by law or as otherwise specified in our charter documents.

         Series H, Class A Convertible Preferred Stock

         Holders of our Series H, Class A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of legally available funds, a cumulative cash dividend for each fiscal year in an amount per share for such fiscal year equal to $80.00. These dividends accrue daily and are payable semi-annually on each June 30 and December 31. If for any reason our common stock is no longer listed on a national securities exchange, the cumulative cash dividend shall increase from $80.00 to $100.00 per share per fiscal year going forward from the date our common stock is not longer so listed. The Series H, Class A Preferred Stock ranks pari passu with the outstanding Series A, Series B, Series F and Series G, Class A Preferred Stock in right of payment of dividends.

         Our Series H, Class A Preferred Stock is convertible, at the option of the holder, into that number of shares of common stock equal to, for each share, $1,000.00 plus accrued and unpaid dividends thereon, divided by 95% of the market price for such share. Additionally, we have the right, at our option, to convert shares of the Series H, Class A Preferred Stock according to the same conversion formula as applicable to the holders thereof.

         If we liquidate, dissolve or wind up our operations, the Series H, Class A Preferred Stock holders are entitled to receive out of our assets, prior to any amount being paid to holders of common stock or other securities junior to the Series H, Class A Preferred Stock, $1,000.00 per share plus any accrued and unpaid dividends. In the event our assets are insufficient to meet our liquidation obligations to the Series H, Class A Preferred Stock holders and the holders of our capital stock ranking pari passu therewith, then the amounts available shall be shared ratably among all such holders.

         Holders of our Series H, Class A Preferred Stock, unless required by law, are not entitled to vote on any matters before our stockholders, whether for consideration at meetings or pursuant to written actions of stockholders in lieu of meetings. Nevertheless, so long as any shares of Series H, Class A Preferred Stock are outstanding, we may not, without first obtaining the approval of the holders of at least 85% in interest of the then outstanding shares of Series H, Class A Preferred Stock, do any of the following: (a) alter or change the rights, preferences or privileges of the Series H, Class A Preferred Stock; (b) create any new class or series of capital stock, or issue additional shares of any existing class or series of capital stock, having a dividend, distribution or liquidation preference senior to or on a parity with the Series H, Class A Preferred Stock; (c) alter the rights, privileges and preferences of any class or series of capital stock senior to the Series H, Class A Preferred Stock so as to adversely affect the Series H, Class A Preferred Stock; (d) increase the authorized number of shares of Series H, Class A Preferred Stock; or (e) do any act not authorized by the Series H, Class A Preferred Stock Certificate of Designation which results in taxation of the holders of Series H, Class A Preferred Stock under Section 305 of the Internal Revenue Code.

WARRANTS

         As of January 31, 2003, warrants to purchase 16,682,868 shares of common stock were outstanding at a weighted average price of $1.24 per share, and options to purchase 4,074,556 shares of common stock with a weighted average exercise price of $1.55 per share were outstanding. Approximately 1% of the warrants and 5% of the options were exercisable and in the money as of January 31, 2003.

ANTI-TAKEOVER PROVISIONS OF PENNSYLVANIA LAW GOVERNING BUSINESS COMBINATIONS

         Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law of 1988 prohibits, subject to certain exceptions, a "business combination" with a shareholder or group of shareholders (and certain affiliates and associates of such shareholders) from beneficially owning more than 20% of the voting power of a public corporation, an "interested shareholder," for a five-year period following the date on which the holder became an interested shareholder unless the interested shareholder's acquisition of 20% or more of the common stock is approved by our board of directors. This provision may discourage open market purchases of our stock or a non-negotiated tender or exchange offer for our stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction.

          Under Section 1715 of the Pennsylvania Business Corporation Law, our directors are not required to regard the interests of the shareholders as being dominant or controlling in considering our best interests. The directors may consider, to the extent they deem appropriate, such factors as:

          o the effects of any action upon any group affected by such action, including our shareholders, employees, suppliers, customers and creditors, and communities in which we have offices or other establishments;

          o our short-term and long-term interests, including benefits that may accrue to us from our long-term plans and the possibilities that these interests may be best served by our continued independence;

          o the resources, intent and conduct of any person seeking to acquire control of us; and

          o    all other pertinent factors.

         Section 1715 further provides that any act of our board of directors, a committee of the board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of our disinterested directors have assented will be presumed to satisfy the standard of care set forth in the Pennsylvania Business Corporation Law, unless it is proven by clear and convincing evidence that our disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of Section 1715, our directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

          Section 1715 may discourage open market purchases of our common stock or a non-negotiated tender or exchange offer for our common stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction. As a result, Section 1715 may have a depressive effect on the price of our common stock.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our articles of incorporation limit the liability of directors and officers for certain actions and omissions as permitted by the Pennsylvania Business Corporation Law.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is StockTrans.

         Our common stock is quoted over-the-counter on the OTC bulletin board under the symbol "SDNA." On February 11, 2003, the last reported sale price of our common stock was $0.12 per share.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling shareholders identified on pages 31-32 of this prospectus. The shares being registered are currently owned or, with respect to some of the selling shareholders, may be acquired by the selling shareholders upon exercise of warrants to purchase common stock. The selling shareholders, as used in this prospectus, includes donees, pledgees, transferees or other successors in interest who may receive shares from the selling shareholders after the date of this prospectus. The selling shareholders may offer their shares of our common stock at various times in one or more of the following transactions:

               o in ordinary broker's transactions on any national securities exchange on which our common stock may be listed at the time of sale;

               o    in the over-the-counter market;

               o in private transactions other than in the over-the-counter market;

               o in connection with short sales of other shares of our common stock in which shares are redelivered to close out positioning;

               o    by pledge to secure debts and other obligations;

               o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

               o    in a combination of any of the above transactions.

         The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may use broker-dealers to sell their shares. If this happens, such broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

         The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. The selling shareholders must meet the criteria and conform to the requirements of that rule. The selling shareholders and the broker-dealers to or through whom sale of the shares may be made could be deemed to be underwriters within the meaning of the Securities Act, and their commissions or discounts and other compensation received in connection with the sale of the shares may be regarded as underwriters' compensation, if the SEC determines that they purchased the shares in order to resell them to the public.

         The selling shareholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if any selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, then we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC. This supplement or amendment will include the following information:

               o the name of the participating broker-dealer(s) or underwriters;

               o    the number of shares involved;

               o any volume limitations on sales agreed upon by the participating selling shareholders and broker-dealers;

               o the conditions for termination of any applicable agreement entered into between a selling shareholder and a broker-dealer;

               o the price or prices at which the shares were sold by the selling shareholder;

               o the commissions paid or discounts or concessions allowed by the selling shareholder to the broker-dealers or underwriters; and

               o    other material information.

         We have advised the selling shareholders that the anti-manipulation rules promulgated under the Securities Exchange Act, including Regulation M, may apply to sales of the shares offered by the selling shareholders. We have agreed to pay all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be paid by the selling shareholders or other party selling the shares.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered pursuant to this prospectus was passed upon for us by Pepper Hamilton LLP.

                                     EXPERTS

The consolidated financial statements of SEDONA Corporation at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, any of our SEC filings may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 9801 Washingtonian Blvd., Gaithersburg, MD 20878. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: SEDONA Corporation, 1003 West Ninth Avenue, Second Floor, King of Prussia, PA 19406, Attention: Michael A. Mulshine, Corporate Secretary, (800) 815-3307.

         We have filed with the SEC a registration statement on Form S-1 covering the securities offered by this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by the SEC rules. For further information about SEDONA and our securities, we refer you to the registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information filed by us with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document to which we refer you are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

         You should rely only upon information contained in this prospectus. We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
 AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

 Report of the Independent Auditors.......................................  F-2

 Consolidated Balance Sheets at December 31, 2001 and 2000................  F-3

 Consolidated Statements of Operations for the years ended December 31,
 2001, 2000, and 1999.....................................................  F-4

 Consolidated Statements of Stockholders' Equity (Deficit) for the
 years ended December 31, 2001, 2000, and 1999............................  F-5 -- F-7

 Consolidated Statements of Cash Flows for the years ended December 31,
 2001, 2000, and 1999.....................................................  F-8

 Notes to Consolidated Financial Statements...............................  F-9

 AS OF SEPTEMBER 30, 2002 AND FOR THE NINE-MONTHS PERIODS-ENDED
 SEPTEMBER 30, 2002 AND 2001 (UNAUDITED)

 Consolidated Balance Sheet as of September 30, 2002......................  F-23

 Consolidated Statements of Operations for the nine-month periods ended
 September 30, 2002 and 2001..............................................  F-24

 Consolidated Statements of Stockholders' Equity (Deficit) for the
 nine-month period ended September 30, 2002...............................  F-25 -- F-27

 Consolidated Statements of Cash Flows for the nine-month periods ended
 September 30, 2002 and 2001..............................................  F-28

 Notes to Consolidated Financial Statements...............................  F-29

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
SEDONA Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of SEDONA Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2001. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SEDONA Corporation and subsidiaries at December 31, 2001 and December 31, 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that SEDONA Corporation will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred substantial operating losses, has negative working capital and equity and anticipates that it will require additional debt and/or equity financing in 2002, which may not be readily available. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans relating to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                              /s/ Ernst & Young LLP



March 28, 2002
Philadelphia, Pennsylvania

                       SEDONA CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (In Thousands, Except Share and Per Share Data)




                                                                             DECEMBER 31,
                                                                        --------------------
                                                                           2001        2000
                                                                           ----        ----

ASSETS
Current assets:
  Cash and cash equivalents                                             $    103    $  2,189
  Restricted cash                                                              2         105
  Accounts receivable, net of allowance for doubtful accounts of $49
  and $102                                                                   331         566
  Prepaid expenses and other current assets                                  165         503
                                                                        --------    --------
Total current assets                                                         601       3,363

Property and equipment, net of accumulated depreciation and
amortization                                                                 521         733
Restricted cash                                                              287         383
Software development costs, net of accumulated amortization of $1,650      2,353       2,299
and $692
Purchased software, net                                                       --       1,660
Non-current assets - other                                                    24          30
                                                                        --------    --------
Total non-current assets                                                   3,185       5,105
                                                                        --------    --------
Total assets                                                            $  3,786    $  8,468
                                                                        ========    ========

Liabilities and stockholders' equity (deficit)
Current liabilities:
  Accounts payable                                                      $  1,099    $    602
  Accrued expenses and other current liabilities                             447         304
  Dividend payable                                                            --         184
  Deferred revenue                                                           509         562
  Note payable to related party                                              148          --
  Current maturities of long-term debt                                        55          37
  Short-term debt - debenture                                                805       2,663
                                                                        --------    --------
Total current liabilities                                                  3,063       4,352

Long-term debt, less current maturities                                    1,025       1,025
                                                                        --------    --------
Total long-term liabilities                                                1,025       1,025
                                                                        --------    --------
Total liabilities                                                          4,088       5,377

Stockholders' equity (deficit):
Class A convertible preferred stock
  Authorized shares - 1,000,000 (liquidation preference $3,280)
  Series A, par value $2.00, Issued and outstanding - 500,000              1,000       1,000
  Series F, par value $2.00, Issued and outstanding shares - 780               2           2
  Series H, par value $2.00, Issued and outstanding shares - 1,500             3           3
Common stock, par value $0.001
  Authorized shares -100,000,000, Issued and outstanding shares -
   41,362,561 and 31,225,442 in 2001 and 2000,
    respectively                                                              41          31
  Additional paid-in-capital                                              52,839      45,808
  Accumulated deficit                                                    (54,187)    (43,753)
                                                                        --------    --------

Total stockholders' equity (deficit)                                        (302)      3,091
                                                                        --------    ---------
Total liabilities and stockholders' equity (deficit)                    $  3,786    $  8,468
                                                                        ========    ========

See accompanying notes.

                       SEDONA CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In Thousands, Except Share and Per Share Data)



                                                                  FOR THE YEAR-ENDED DECEMBER 31,
                                              --------------------------------------------------------------------
                                                         2001                     2000                     1999
                                              --------------------------------------------------------------------
REVENUES:
  Product licenses                                  $       645              $       700              $        --
  Services                                                1,512                    1,087                      244
                                              --------------------------------------------------------------------
Total revenues                                            2,157                    1,787                      244
Cost of revenues
  Product licenses                                        1,544                    1,129                       --
  Services                                                1,219                    1,767                       --
  Write-off of purchased software                         1,232                       --                      204
                                              --------------------------------------------------------------------
Total cost of revenues                                    3,995                    2,896                      204
                                              --------------------------------------------------------------------
Gross profit (loss)                                      (1,838)                  (1,109)                      40
EXPENSES:
  General and administrative                              3,408                    3,894                    2,084
  Sales and marketing                                     3,372                    5,258                      919
  Charge for note receivable                                475                       --                       --
  Research and development                                  383                      458                      346
                                              --------------------------------------------------------------------
Total operating expenses                                  7,638                    9,610                    3,349
                                              --------------------------------------------------------------------
Income/(loss) from operations                            (9,476)                 (10,719)                  (3,309)

OTHER INCOME (EXPENSE):
  Interest income                                            54                      245                       80
  Interest expense                                       (1,012)                    (359)                     (35)
  Recovery of allowance for contract dispute                 --                       --                       --
  Other                                                      --                        7                       --
                                              --------------------------------------------------------------------
Total other income (expense)                               (958)                    (107)                      45
                                              --------------------------------------------------------------------

Loss from operations before
  provision for income taxes                            (10,434)                 (10,826)                  (3,264)
Income taxes                                                 --                       --                       --
                                              -------------------------------------------------------------------
Loss from continuing operations                         (10,434)                 (10,826)                  (3,264)

Income /(loss) from discontinued operations                  --                      144                   (2,973)
                                              --------------------------------------------------------------------
Loss from continuing and discontinued
   operations                                           (10,434)                 (10,682)                  (6,237)
Preferred stock dividends                                   154                     (889)                    (601)
                                              --------------------------------------------------------------------
Loss applicable to Common Stockholders              $   (10,280)             $   (11,571)             $    (6,838)
                                              ====================================================================

Basic and diluted net loss per share from
continuing operations applicable to common
shares                                              $     (0.28)             $     (0.42)             $     (0.18)
Basic and diluted net loss per share from
discontinued operations applicable to
common shares                                       $        --              $        --              $     (0.13)
                                              -------------------------------------------------------------------
                                                    $     (0.28)             $     (0.42)             $     (0.31)

Basic and diluted weighted average common
shares outstanding                                   36,838,317               27,680,785               22,307,342
                                             ====================================================================


See accompanying notes.

                       SEDONA CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                        (In Thousands, Except Share Data)


                                                                           CLASS A PREFERRED
                                                       ----------------------------------------------------------
                                                         STOCK SERIES A      STOCK SERIES B      STOCK SERIES E
                                                        Shares    Amount    Shares    Amount    Shares    Amount
                                                      -----------------------------------------------------------

Balance, December 31, 1998                             500,000   $1,000        --        --      4,347   $4,347
Stock warrants/options issued for consulting services       --       --        --        --        --        --
Issuance of preferred stock                                 --       --     1,000     $   2        --        --
Redemption on preferred stock with cash                     --       --        --        --     (2,313)  (2,313)
Conversion of preferred stock into Common Stock             --       --        --        --     (2,034)  (2,034)
Exercise of Common Stock options                            --       --        --        --         --       --
Exercise of Common Stock warrants                           --       --        --        --         --       --
Issuance of Common Stock                                    --       --        --        --         --       --
Expenses incurred related to issuance of preferred
stock                                                       --       --        --        --         --       --
Expenses incurred related to issuance of Common Stock       --       --        --        --         --       --
Preferred stock dividends                                   --       --        --        --         --       --
                                                            --       --        --        --         --       --
                                                      -----------------------------------------------------------
Balance, December 31, 1999                              500,000   1,000     1,000         2         --       --
                                                      -----------------------------------------------------------

Stock warrants/options issued for consulting services      --       --        --        --         --       --
Issuance of preferred stock                                --       --        --        --         --       --
Redemption of preferred stock with cash                    --       --        --        --         --       --
Conversion of preferred stock into Common Stock            --       --    (1,000)      (2)         --       --
Exercise of Common Stock options                           --       --        --        --         --       --
Exercise of Common Stock warrants                          --       --        --        --         --       --
Issuance of Common Stock                                   --       --        --        --         --       --
Expenses incurred related to issuance of preferred
stock                                                      --       --        --        --         --       --
Expenses incurred related to issuance of Common Stock      --       --        --        --         --       --
Preferred stock dividends                                  --       --        --        --         --       --
Net loss, year ended December 31, 2000                     --       --        --        --         --       --
                                                      -----------------------------------------------------------
Balance, December 31, 2000                             500,000    1,000       --        --         --       --
                                                      -----------------------------------------------------------
Stock warrants/options issued for consulting services      --       --        --        --         --       --
Warrants issued in conjunction with debenture issue        --       --        --        --         --       --
Conversion of debenture into Common Stock                  --       --        --        --         --       --
Exercise of Common Stock warrants                          --       --        --        --         --       --
Issuance of Common Stock                                   --       --        --        --         --       --
Common Stock issued for employee stock purchase plan       --       --        --        --         --       --
Preferred stock dividends                                  --       --        --        --         --       --
Net loss, year ended December 31, 2001                     --       --        --        --         --       --
                                                      -----------------------------------------------------------
Balance, December 31, 2001                            500,000   $1,000        --       $--         --      $--
                                                      ===========================================================

                                      F-5

                       SEDONA CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                        (In Thousands, Except Share Data)



                                                                         CLASS A PREFERRED
                                                    -------------------------------------------------------------
                                                       STOCK SERIES F      STOCK SERIES G      STOCK SERIES H
                                                      SHARES    AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT
                                                    -------------------------------------------------------------

Balance, December 31, 1998                               --     $--         --       $--         --        $--

Stock warrants/options issued for consulting             --      --         --        --         --         --
Issuance of preferred stock                           1,000       2         --        --         --         --
Redemption on preferred stock with cash                  --      --         --        --         --         --
Conversion of preferred stock into Common Stock          --      --         --        --         --         --
Exercise of Common Stock options                         --      --         --        --         --         --
Exercise of Common Stock warrants                        --      --         --        --         --         --
Issuance of Common Stock                                 --      --         --        --         --         --
Expenses incurred related to issuance of preferred       --      --         --        --         --         --
Expenses incurred related to issuance of Common          --      --         --        --         --         --
Preferred stock dividends                                --      --         --        --         --         --
Net loss, year ended December 31, 1999                   --      --         --        --         --         --
                                                    -------------------------------------------------------------
Balance, December 31, 1999                            1,000       2         --        --         --         --
                                                    -------------------------------------------------------------
Stock warrants/options issued for consulting            --       --         --        --         --         --
Issuance of preferred stock                             --       --     $ 3,000      $ 6     $1,500        $ 3
Redemption of preferred stock with cash                 --       --      (1,725)      (4)        --         --
Conversion of preferred stock into Common Stock       (220)      --      (1,275)      (2)        --         --
Exercise of Common Stock options                        --       --        --         --         --         --
Exercise of Common Stock warrants                       --       --        --         --         --         --
Issuance of Common Stock                                --       --        --         --         --         --
Expenses incurred related to issuance of preferred
stock                                                   --       --        --         --         --         --
Expenses incurred related to issuance of Common stock   --       --        --         --         --         --
Preferred stock dividends                               --       --        --         --         --         --
Net loss, year ended December 31, 2000                  --       --        --         --         --         --
                                                    -------------------------------------------------------------
Balance, December 31, 2000                             780      $ 2        --         --      1,500          3
                                                    -------------------------------------------------------------

Stock warrants/options issued for consulting            --       --        --         --         --         --
Warrants issued in conjunction with debenture issue     --       --        --         --         --         --
Conversion of debenture into Common Stock               --       --        --         --         --         --
Exercise of Common Stock warrants                       --       --        --         --         --         --
Issuance of Common Stock                                --       --        --         --         --         --
Common Stock issued for employee stock purchase plan    --       --        --         --         --         --
Expenses incurred related to issuance of Common         --       --        --         --         --         --
Preferred stock dividends                               --       --        --         --         --         --
Net loss, year ended December 31, 2001                  --       --        --         --         --         --
                                                    -------------------------------------------------------------
Balance, December 31, 2001                             780      $ 2     $  --        $--     $1,500        $ 3
                                                    =============================================================

                       SEDONA CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                        (In Thousands, Except Share Data)



                                                     ---------------------------------------------------------------
                                                         COMMON                 ADDITIONAL                 NOTES
                                                         STOCK                   PAID-IN    ACCUMULATED RECEIVABLE,
                                                         SHARES      AMOUNT      CAPITAL      DEFICIT     RELATED
                                                                                                          PARTIES
                                                      ---------------------------------------------------------------
Balance, December 31, 1998                            19,927,789  $     20     $   24,977   $ (26,834)     $ (53)
                                                      ---------------------------------------------------------------

Stock warrants/options issued for consulting services        --         --             95          --         --
Issuance of preferred stock                                  --         --          1,996          --         --
Redemption on preferred stock with cash                      --         --             --          --         --
Conversion of preferred stock into Common Stock       1,271,832          1          2,171          --         --
Exercise of Common Stock options                        181,666         --            146          --         --
Exercise of Common Stock warrants                     1,441,919          2          2,259          --         --
Issuance of Common Stock                              1,263,244          1          2,525          --         --
Expenses incurred related to issuance of preferred           --         --            (30)         --         --
Expenses incurred related to issuance of Common Stock        --         --            (11)         --         --
Preferred stock dividends                                    --         --           (601)         --         --
Net loss, year ended December 31, 1999                       --         --              --     (6,237)        --
                                                      ---------------------------------------------------------------
Balance, December 31, 1999                           24,086,450         24         33,527     (33,071)        (53)
                                                      ---------------------------------------------------------------
Stock warrants/options issued for consulting services        --         --            123         --          --
Issuance of preferred stock                                  --         --          4,491         --          --
Warrants issued in conjunction with preferred stock          --         --            550         --          --
Discount on preferred stock issuance                         --         --           (200)        --          --
Warrants issued in conjunction with debenture issue          --         --            472         --          --
Redemption of preferred stock with cash                      --         --         (1,725)        --          --
Conversion of preferred stock into Common Stock       1,431,626          2            139         --          --
Exercise of Common Stock options                        309,347         --            726         --          --
Exercise of Common Stock warrants                     2,938,501          3          6,001         --          --
Issuance of Common Stock                              2,459,498          2          2,998         --          --
Expenses incurred related to issuance of preferred           --         --           (195)        --          --
Expenses incurred related to issuance of Common Stock        --         --           (210)        --          --
Preferred stock dividends                                    --         --           (889)        --          --
Repayment of notes receivable                                --         --             --         --          53
Net loss, year ended December 31, 2000                       --         --             --    (10,682)         --
                                                      ---------------------------------------------------------------
Balance, December 31, 2000                           31,225,422         31         45,808    (43,753)         --
                                                      ---------------------------------------------------------------
Stock warrants/options issued for consulting services        --         --            275         --          --
Warrants issued in conjunction with debenture issue          --         --            180         --          --
Conversion of debenture into Common Stock             2,498,401          2          2,116         --          --
Exercise of Common Stock warrants                        56,666         --             --         --          --
Issuance of Common Stock                              7,506,016          8          4,444         --          --
Common Stock issued for employee stock purchase plan     76,036         --             25         --          --
Expenses incurred related to issuance of Common Stock        --         --           (215)        --          --
Repricing of warrants                                        --         --             52         --          --
Preferred stock dividends                                    --         --            154         --          --
Net loss, year ended December 31, 2001                       --         --             --    (10,434)         --
                                                     ----------------------------------------------------------------

Balance, December 31, 2001                            41,362,541  $     41     $   52,839   $(54,187)      $  --
                                                      ===============================================================

                                          SEDONA CORPORATION AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                    (In Thousands)


                                                                    Year ended December 31
                                                            -------------------------------------
                                                                 2001        2000        1999
                                                            -------------------------------------
Operating activities
Net loss from continuing operations                           $(10,434)   $(10,826)   $ (3,264)
Adjustments to reconcile net loss to net cash used in
operating activities:
  Depreciation and amortization                                  1,905       1,362         343
  Provision for doubtful accounts                                   --         102          --
  Charge for note receivable                                       475
  Increase impairment reserve for cost investment                   --         140          --
  Option or warrant based compensation                             457          --          95
  Amortization of deferred financing fees and debt discount        656         316          --
  Impairment loss on capitalized software                        1,232          --          --
Changes in operating assets and liabilities:
  Restricted cash                                                  199        (488)         --
  Accounts and notes receivable                                    235        (251)          5
  Prepaid expenses and other current assets                         19         (94)         48
  Other noncurrent assets                                            6         (30)         --
  Accounts payable and accrued expenses                            640         527          77
  Deferred revenue and other                                       (53)        538        (148)
                                                              --------     --------     -------
Net cash used in continuing operating activities                (4,663)     (8,704)     (2,844)

Net income(loss) from discontinued operations                       --         144      (2,973)
Adjustments to reconcile loss from discontinued operations
to net cash used by discontinued operations:
  Cash flow related to results of  discontinued operations          --          --       1,568
  Loss on sale of discontinued operations                           --          --         235
  Other reconciling items                                           --         100         575
                                                              --------     --------     -------
Net cash provided by/(used in) discontinued operations              --         244        (595)
                                                              --------     --------     -------
Net cash used in operating activities                           (4,663)     (8,460)     (3,439)

INVESTING ACTIVITIES
Purchase of property and equipment                                 (74)       (308)        (31)
Proceeds from disposal of certain assets of discontinued
operations                                                          --          --         105
Increase in equity investment                                       --        (140)         --
Increase in notes receivable                                      (475)
Increase in capitalized software development costs              (1,149)     (2,151)       (507)
                                                              --------     --------     -------
Net cash used in investing activities                           (1,698)     (2,599)       (433)

FINANCING ACTIVITIES
Issuance of convertible note
Payment of preferred stock dividends                               (30)       (180)       (583)
Repayments of notes receivable, related parties                     --          53          --
Repayments of long-term obligations                               (105)        (98)        (29)
Proceeds from issuance of preferred stock, net                      --       2,805       1,970
Repurchase of preferred stock for cash                              --      (2,246)     (2,313)
Proceeds from the issuance of Common Stock, net                  4,262       2,790       2,515
Proceeds from exercise of Common Stock warrants/options             --       6,731       2,407
Proceeds from issuance of short-term debenture and notes           248       2,500          --
Repayment of short-term debentures                                (100)         --          --
                                                              --------    --------     -------

Net cash provided by financing activities                        4,275      12,355       3,967
                                                              --------    --------     -------
Net increase (decrease) in cash and cash equivalents            (2,086)      1,296          95
Cash and cash equivalents, beginning of year                     2,189         893         798
                                                              --------    --------    --------
Cash and cash equivalents, end of year                        $    103    $  2,189    $    893
                                                              ========    ========    ========


                                      F-8
See accompanying notes.

                       SEDONA CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

1.       Accounting Policies
         -------------------

         Description of Business

         SEDONA Corporation develops, markets and delivers Internet Customer Relationship Management (CRM) solutions specifically tailored for the small to mid-sized financial services market, represented by community banks, credit unions, savings and loans, brokerage firms and insurance companies and agencies. Our CRM solution, called Intarsia, provides financial services organizations with the ability to identify, acquire, foster and maintain customers.

         Basis of Financial Statement Presentation

         Our financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments that might be necessary should we be unable to continue in existence. We have incurred substantial losses from continuing operations of approximately $10,434 and $10,826 during the years ended December 31, 2001 and 2000, respectively. Losses from operations are continuing into 2002 and we anticipate that we will require additional financing in 2002, which may not be readily available. These factors raise substantial doubt about our ability to continue as a going concern. Our plans include expanding the sale and acceptance of our business solutions through our strategic alliances; targeting new application solutions; continuation of aggressive marketing of our proprietary product through multiple sales distribution channels; maintaining leadership of our application, and seeking additional debt or equity financing in addition to aggressive cost containment measures as shown in 2001.

         Principles of Consolidation

         Our consolidated financial statements include the accounts of our wholly owned subsidiaries, SEDONA(R)GeoServices, Inc., and Technology Resource CentersSM, Inc. During 1999, we sold the operations related to Tangent Imaging Systems, and Technology Resource Centers, Inc. The financial condition and results from operations of these entities are reflected in the financial statements as discontinued operations for fiscal years 1999 and 2000. All significant intercompany accounts and transactions have been eliminated.

         Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         Cash and Cash Equivalents

         We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

         Property and Equipment

         Property and equipment are stated at cost. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the respective assets that range from three to seven years.

         Concentration of Credit Risk

         Financial instruments which potentially subject us to credit risk consist of cash equivalents, accounts receivable and notes receivable. Our policy is to limit the amount of credit exposure to any one financial institution and place investments with financial institutions evaluated as being creditworthy. Concentration of credit risk, with respect to accounts and notes receivable, is limited due to our credit evaluation process. We do not generally require collateral from our customers. Our customers consist primarily of corporate entities.

         Fair Value of Financial Instruments

         The carrying amounts reported in the balance sheets for cash, accounts and notes receivable, accounts payable and short-term debt approximate fair value because of the immediate or short-term maturity of these financial instruments.

         Software Development and Purchased Software Costs

         Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." All costs incurred in the research and development of new software products are expensed as incurred until technological feasibility has been established. The costs incurred for testing and coding of the new software products are capitalized. Amortization of such costs is the greater of the amount capitalized using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues of that product or (b) the straight-line method over the remaining estimated economic life of the product not to exceed three years. Amortization commences when the product is available for general release to customers. We capitalize costs related to purchased software used for developmental purposes and amortize such value over three years consistent with the amortization and capitalization policy discussed above related to capitalized software costs.

         We periodically review for impairment the carrying value of both internally developed and purchased software costs. We will record an impairment in our operating results if the carrying value exceeds the future estimated undiscounted cash flows of the related assets. During the third quarter of 2001, we completed a review of its capitalized and purchased software to determine if any of our products were impaired. Based on the reduction in the overall level of expected software revenue levels in certain product categories, management prioritized where marketing and future development dollars would be spent. Since revenues were significantly less in the purchased software acquired in the CIMS acquisition, management decided to re-focus its available resources and develop and market newer technology. Therefore, the expected future level of revenues from the majority of the acquired CIMS products is not expected to materialize because, although still maintained for those customers that have not upgraded to Intarsia, the CIMS products will no longer be marketed to new customers. As a result, we wrote-off $1,232 of capitalized and purchased software.

         During 2001, 2000 and 1999, we capitalized $1,149, $2,151 and $507, respectively, of software development costs related to our Intarsia business application solution software. During 2001, 2000 and 1999, $1,523, $1,066 and $166 was charged to expense relating to amortization of software development costs.

         Revenue Recognition

         Our software arrangements consist of license fees, installation services, and maintenance. We have established vendor specific objective evidence (VSOE) of fair value for its maintenance contracts based on the price of renewals of existing maintenance contracts. The remaining value of the software arrangement is allocated to license fees and professional services based on contractual terms agreed upon by the customer and based on list prices we maintain.

         Product License Revenue

         Revenues from the sale of product licenses are recognized upon delivery and acceptance of the software when persuasive evidence of an arrangement exists, collection is probable, and the fee is fixed or determinable. Although our software product can be implemented on our customer's systems without significant alterations to the features and the functionality of the software, or without significant interfacing, our license agreements are written so that formal written acceptance of the product is received when installation is complete. Therefore, the timing of license fee revenue recognition coincides with the completion of the installation and the customer has accepted the software. Software installation is usually completed very shortly (e.g. less than 3 months) after the signing of the contract.

         Services Revenue

         Service revenue includes professional services (primarily installation and training maintenance services) and maintenance revenue over periods not exceeding one year. Installation service revenue, which consist of implementation planning, loading of software, data conversion, mapping customer data and running test data, is accounted for as a separate element of a software arrangement. Additionally, in certain circumstances, we may partner with third parties to implement our software. In those instances, the contractual fee for professional services may be paid directly from the customer to the third party, and we recognize the license fee revenue component upon installation and acceptance by the customer.

               o Installation revenue is recognized upon completed installation and customer acceptance and is based on a contractual hourly rate. Installation is usually completed in 100 hours or less. Training revenue is not a material element of a contract and revenue is recognized as training services are provided.

               o Maintenance revenue is recognized ratably over the life of the related contract. We establish the value of maintenance revenue based on the price quoted and received for renewals of existing maintenance contracts.

         Application Service Provider Revenue

         We provide the customer the option to utilize Intarsia in an application service provider (ASP) solution. In an ASP environment, end users of the software do not take possession of the software; rather, Intarsia resides on third party hardware, and the customer accesses and uses the software on an as-needed basis over the Internet or via a dedicated line ("hosting"). Our ASP contracts do not provide the customer with the right to take possession of the software at any time during the contract. Additionally, if the contract were terminated during the contract period, the customer would be required to pay a termination penalty. Revenues from ASP contracts are recognized ratably over the life of the contract. At December 31, 2001, we had no ASP contracts outstanding.

         Income Taxes

         We account for income taxes under the liability method. Deferred tax liabilities are recognized for taxable temporary differences and deferred tax assets are recognized for deductible temporary differences and tax loss and credit carryforwards. A valuation allowance is established to reduce deferred tax assets if some, or all, of such deferred tax assets are not likely to be realized.

         Net Loss Per Common Share

         Basic loss per share is calculated by dividing the net loss by the weighted average common shares outstanding for the period. Diluted earnings per share is calculated by dividing the net loss by the weighted average common shares outstanding plus the dilutive effect of stock options, warrants and convertible securities. As we incurred losses in 2001, 2000, and 1999, the effect of stock options, warrants and convertible securities were anti-dilutive and were therefore not included in the calculation of diluted earnings per share.

         Stock-Based Compensation

         We follow APB Opinion No. 25, Accounting for Stock Issued to Employees, ("APB 25") and the related interpretations in accounting for our stock-based compensation plans. Note 7 includes the required disclosures and pro-forma information provided under FASB Statement No. 123, Accounting for Stock-Based Compensation ("SFAS 123").

         Under APB 25, because the exercise price of our employee stock options equals or exceeds the market price of the underlying common stock at the date of grant, no compensation expense is recognized.

2.       Discontinued Operations
         -----------------------

         Our Board of Directors decided in July 1999 to sell the two divisions of the Company, Tangent Imaging Systems and Technology Resource Centers, which were not part of our realigned strategy of focusing on the development of its Internet application solutions business. Revenues from the discontinued operations were $144, and $2,567 respectively, for the years ended December 31, 2000 and 1999. Income/(Losses) for 2000 and 1999 were $144 and $(2,973) respectively.

3.       Property and Equipment
         ----------------------

         Property and equipment in continuing operations consist of the following:

                                                                      December 31,
                                                                   2001           2000
                                                               ------------------------
         Machinery and equipment                                 $1,026        $ 1,004
         Equipment under capital lease                              227            152
         Furniture and fixtures                                     199            199
         Leasehold improvements                                      64             64
         Purchased software for internal use                        193            120
                                                               ------------------------
                                                                  1,709          1,539
         Less accumulated depreciation and amortization           1,188            806
                                                               ------------------------
                                                                  $ 521          $ 733
                                                               ========================

         Depreciation and amortization expense related to property and equipment and equipment under capital lease was $382 in 2001 and $296 in 2000.

4.       Long-Term Debt
         --------------

         Long-term debt consists of obligations with original maturities of one year or more, as follows:


                                                                         December 31,
                                                                     2001            2000
                                                                --------------------------
         Note payable - CIMS acquisition Due 2003  (Note 14)        $ 955            $961
         Capital lease obligations (Note 11)                          125             101
                                                                    1,080           1,062
         Less current maturities                                       55              37
                                                                --------------------------
         Long-term debt                                            $1,025          $1,025
                                                                ==========================

5.       Convertible Debentures
         ----------------------

         On November 22, 2000, we issued a $3,000 private placement debenture convertible into common stock. The net proceeds were approximately $2,320, of which $2,246 was used to redeem the outstanding shares of the Series G convertible preferred stock with the remaining net proceeds used for working capital purposes. The debentures were originally due and payable 120 days from issuance or, at our request, but could be extended for subsequent 30 day periods. The convertible debentures bear interest quarterly in arrears on the outstanding principal at the rate of 5% per annum. Prior to maturity, the debentures could be exercised at a strike price of $1.13 per share at any time the Common Stock price exceeds $2.00. In the event that the debentures were not paid at the time of maturity, the actual purchase price of the convertible debenture may be converted at the option of the holder at the lesser of $1.41 or 85% of the volume-weighted average price of the common stock over the five trading days immediately preceding the date on which a notice of conversion is delivered to us. In connection with the issuance of the convertible debenture, the Company also issued a warrant to the debenture holders to purchase up to 400,000 shares of common stock at an exercise price of $1.37 and a fair value of $472, which was recorded as deferred financing costs. The Company also issued a warrant to purchase an additional 266,667 shares of Company Common Stock at the same exercise price, which were only exercisable if the convertible debenture was not paid in full within 120 days of the original issuance. The Company also issued a warrant to purchase 167,576 shares of Common Stock at an exercise price of $1.13 to the placement agent for this transaction. The aggregate discount and debt issuance costs of $972 was accreted into interest expense over the 120-day life of the debentures. At December 31, 2000, $316 had been recognized as interest expense, and the remaining amount was recognized as interest expense during 2001.

         On March 22, 2001, the Company obtained an extension until April 22, 2001 related to this convertible debenture and on April 30, 2001 a further extension agreement was negotiated which extended maturity until January 2002 by increasing the interest prospectively to 8.5% and by repricing 56,666 warrants held by the investor from an earlier transaction to $0.001 per share. A charge of $52 has been recorded in the financial statements related to this repricing. Through December 31, 2001, $2,196 in principal value and interest of $49 regarding this debenture has been converted into 2,498,401 shares of common stock. In February, 2002, a restructuring agreement was finalized which retired this debenture in its entirety by allowing for conversion of $400 in principal and payoff of accrued interest and remaining principal of $399 by cash payment of $50 at closing, and a promissory note of $349 payable in installments over the following 7 months to retire the remainder.

         During the period September through October 2001, the Company sold 60-day notes with a face value of $248 and issued 124,000 four-year warrants at an exercise price of $0.40 per share to investors for an aggregate purchase price of $248. We allocated a fair value of $32 to the warrants, which was treated as a debt discount and an addition to additional paid in capital. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and (b) six months from the issuance of the warrants. If not redeemed at maturity, these notes would become convertible into shares of common stock at a price of $0.20 per share at the option of the shareholder. At maturity, $100 of the aggregate $248 was paid off. The remaining $148 became convertible into 740 shares of common stock. Upon maturity of the note, the fair value of the Company's common stock was $0.67. Consequently, the intrinsic value of the conversion feature, capped at the face amount of the debt outstanding, or $148, was treated as a beneficial conversion feature and is reflected as additional interest expense and additional paid in capital. The $148 of notes remaining at December 31, 2001 is issued to our Chairman of the Board.

6.       Stockholders' Equity
         --------------------

         Class A Convertible Preferred Stock

         Series A, B, D, E, F, G and H

         Class A preferred stock is issuable in various series and is convertible in accordance with the terms of the issued series. The Board of Directors has the authority to fix by resolution all other rights. The Class A Series A preferred, when declared, shares pay quarterly dividends at the rate of twelve percent (12%) per annum, when declared have cumulative rights and have a liquidation preference at the par value of the preferred shares. Each share is convertible at the election of the holder into one share of Common Stock at any time. Each holder has the same right to vote each share on all corporate matters as the holder of one share of Common Stock.

         During 2000, all 1,000 shares of Class A Series B convertible preferred stock and the related accrued dividends of $88 were converted into 473,091 shares of Common Stock.

         During 1999, all remaining 4,347 shares of Class A Series E convertible preferred stock and the related accrued dividends were redeemed for cash or converted into shares of Common Stock. Of the total remaining shares, 2,034 and related accrued dividends payable of $139 were converted to 1,271,832 shares of Common Stock. In total, cash of $2,776 was utilized to redeem the final remaining 2,313 shares of Class A Series E convertible preferred shares and pay $463 in accrued dividend and redemption premium regarding the retirement.

         On May 24, 1999, the Company entered into a $1.0 million private placement purchase agreement for the issuance of 1,000 shares of Class A Series F convertible preferred stock. After a period of 12 months from May 24, 1999 (anniversary date), the investor can convert the preferred stock to Common Stock at the lower of: 1) $1.41 (the "Closing Price"), or 2) 100% of the Common Stock's average last trade price during the 25 trading days preceding the Conversion Date (the "Conversion Date Price"). In no event can the conversion price be below $1.00. The conversion amount shall be the principal amount of the preferred stock being converted, plus an 8% premium accruing from the closing date to the conversion date. Mandatory conversion of the preferred stock shall occur on the third anniversary after closing using the conversion terms referenced above. During 2000, 220 shares of Class A Series F convertible preferred stock and the related accrued dividends payable of $24 were converted into 172,500 shares of Common Stock.

         In February 2000, the Company closed a $3,000 private placement by issuing 3,000 shares of Series G convertible preferred stock. The then outstanding Series G convertible preferred stock was redeemed in November 2000 in connection with the issuance of the $3,000 principal amount convertible debenture.

         During the remainder of 2000, all of the Class A Series G convertible preferred stock shares and the related accrued dividends were redeemed for cash or converted into shares of Common Stock. Of the total remaining shares, 1,275 and related accrued dividends payable of $40 were converted to 786,035 shares of Common Stock. In total, cash proceeds from the debenture issue (Note 5 above) of $2,246 were utilized to redeem the final remaining 1,725 shares of Class A Series G convertible preferred shares and pay $519 in accrued dividends and redemption premium.

         In conjunction with the CIMS acquisition transaction completed in April 2000 (see Note 14 below), 1,500 shares of Class A Series H preferred stock with a face value of $1,500 (book value $1,300) were issued as part of the transaction consideration. The series H preferred stock yields 8% in semi-annual cash dividends, when declared, and is convertible at the Company's option for the first 33 months of its 36 month life.

         Common Equity

         In January 2001, the Company sold 1,538,462 shares of Common Stock to one outside investor for an aggregate purchase price of $1,000. The Company also issued to the purchaser of these shares of Common Stock a four year warrant to purchase 153,846 shares of Common Stock at an exercise price of $0.91 per share. The Company paid a $70 sales commission to Ladenburg Thalmann & Co., Inc., as placement agent in connection with this offering and issued a warrant to purchase 107,692 shares of Common Stock at an exercise price of $0.72.

        In April 2001, the Company sold to one outside investor 541,363 shares of Common Stock for an aggregate price of $502. In connection with the issuance of this Common Stock, the Company also issued a warrant to the investor to purchase up to 350,000 shares of Common Stock at an exercise price of $0.75 per share.

         On May 11, 2001, the Company sold 1,875,000 shares of common stock to private investors and issued four-year warrants to purchase 937,500 shares of common stock at an exercise price of $1.25 per share and four-year warrants to purchase 937,500 shares of stock at an exercise price of $1.50 per share for an aggregate purchase price of $1,125. One-fourth of the shares of common stock may not be resold or otherwise transferred until (a) the shares are registered and
(b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock on the Nasdaq SmallCap Market is at least $2.00 per share.

         Three-fourths of these shares may not be resold or otherwise transferred until (a) the shares are registered and (b) the earlier of (x) one year after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $3.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement for the underlying common stock, or (b) six months from the issuance of the warrants. A registration statement registering the shares of common stock issued in the private placement and the shares underlying the warrants was declared effective by the SEC on July 3, 2001.

         The Company paid a $56 sales commission and issued warrants to purchase 300,000 shares of common stock at an exercise price of $1.50 per share to a finder in connection with this offering.

         During July 2001, the Company sold 666,667 shares of common stock in a private placement and issued four-year warrants to purchase 166,667 shares of common stock at an exercise price of $1.25 per share and four-year warrants to purchase 166,667 shares of common stock at an exercise price of $1.50 per share to investors for an aggregate purchase price of $400. One-fourth of these shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share.

         Three-fourths of these shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) one year after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $3.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and
(b) six months from the issuance of the warrants. The Company paid a $6 sales commission and issued a warrant to purchase 6,000 shares of common stock at an exercise price of $0.51 per share to a finder in connection with this offering.

         During August 2001, the Company sold 600,000 shares of common stock and issued four-year warrants to purchase 300,000 shares of common stock at an exercise price of $1.00 per share in a private placement to investors for an aggregate purchase price of $300. These shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and
(b) six months from the issuance of the warrants. The Company paid a $23 sales commission and issued a warrant to purchase 30,000 shares of common stock at exercise prices ranging from $0.59 to $0.67 per share to finders in connection with this offering.

         In September 2001, the Company sold 466,667 shares of common stock and issued four-year warrants to purchase 233,333 shares of common stock at an exercise price of $0.62 per share to investors in a private placement for an aggregate purchase price of $200. These shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and
(b) six months from the issuance of the warrants. The Company paid a $6 sales commission and issued a warrant to purchase 6,000 shares of common stock at an exercise price of $0.51 per share to a finder in connection with this offering.

         In October 2001, the Company sold 125,000 shares of common stock and issued four-year warrants to purchase 31,250 shares of common stock at an exercise price of $1.00 per share and 31,250 shares of common stock at an exercise price of $1.25 per share in a private placement to investors for an aggregate purchase price of $50. One-fourth of these shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share. Three-fourths of these shares may not be resold or otherwise transferred until (a) the shares are registered and (b) the earlier of (x) one year after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock is at least $3.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement for the common stock underlying the warrants and (b) six months from the issuance of the warrants. The Company paid $1 in sales commissions to a finder in connection with this offering.

         Also during October 2001, the Company sold 400,000 shares of common stock and issued four-year warrants to purchase 200,000 shares of common stock at an exercise price of $0.50 per share to an investor in a private placement for an aggregate gross purchase price of $200. Additional shares and warrants may be issued to these investors if, within 60 days following the closing of their investments, the Company issues any shares of its common stock at prices below the price at which the investors purchased their shares. These shares may not be resold or otherwise transferred until (a) the shares are registered and
(b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and (b) six months from the issuance of the warrants. The Company paid a $6 sales commission and issued a warrant to purchase 6,000 shares of common stock at an exercise price of $0.91 per share to a finder in connection with this offering.

         In November 2001, the Company sold 250,000 shares of common stock and issued four-year warrants to purchase 125,000 shares of common stock at an exercise price of $0.75 per share to an investor in private placements for an aggregate gross purchase price of $125. These shares may not be resold or otherwise transferred until the shares are registered. The shares underlying the warrants may not be resold or otherwise transferred until the effectiveness of a registration statement registering the common stock underlying the warrants. The Company paid a $6 sales commission to a finder in connection with this offering.

         During November and December 2001, the Company sold 142,857 shares of common stock and issued four-year warrants to purchase 71,429 shares of common stock at exercise prices ranging from $0.84-$1.05 per share to four investors in a private placement for an aggregate gross purchase price of $100. Additional shares and warrants may be issued to these investors if, within 60 days following closing of their investments, the Company issues any shares of its common stock at prices below the price at which the investors purchased their shares. These shares may not be resold or otherwise transferred until (a) the shares are registered and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock is at least $2.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and
(b) six months from the issuance of the warrants. The Company paid a $5 sales commission and issued warrants to purchase 7,143 shares of common stock at exercise prices ranging from $0.86 to $1.00 per share to a finder in connection with this offering.

         Also during November and December 2001, the Company sold 900,000 shares of common stock and issued four-year warrants to purchase 450,000 shares of common stock at exercise prices of $0.81-$0.99 per share to seven investors in private placements for an aggregate gross purchase price of $450. Additional shares and warrants may be issued to these investors if, within 60 days following the closing of their investments, the Company issues any shares of our common stock at prices below the price at which the investors purchased their shares.

         These shares may not be resold or otherwise transferred until (a) the shares are registered and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share or is less than $0.57 per share. The shares underlying the warrants may not be resold or otherwise transferred until the effectiveness of a registration statement registering the common stock underlying the warrants. The Company paid a $36 sales commission and issued warrants to purchase 37,800 shares of common stock at exercise prices ranging from $0.74 to $0.99 per share to finders in connection with this offering.

         All of the securities issued in the preceding transactions were sold in reliance upon Rule 506 of Regulation D involving only accredited investors.

         The Company ceased to declare preferred stock dividends as of January 1, 2001 on the outstanding series of its Class A Convertible Preferred Stock. Cumulative but undeclared dividends at December 31, 2001 equaled $456. In 2001, the Company paid $30 of dividends and reversed $154 of previously accrued but undeclared dividends.

7.       Stock Options and Warrants
         --------------------------

         Long-Term Incentive Plans

         During 1992, the stockholders of the Company approved a Long-Term Incentive Plan for the issuance of options for the purchase of up to 1,000,000 restricted Common Stock shares in the aggregate, or such other number of shares as are subsequently approved by the Company's stockholders. The shares, which were related to the unexercised or undistributed portion of any terminated, expired or forfeited award, will also be made available for distribution in connection with future grants under the Plan. During 1997, the Plan was amended to increase the number of options available for future grants to 3,000,000. The Long-Term Incentive Plan provides for the granting of both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, and nonqualified stock options which do not so qualify. Unless the Plan is terminated earlier by the Board of Directors, the Plan will terminate in March 2002. At December 31, 2001, 2000, and 1999, there were -0-, -0-, and 90,190 options available for future grant.

         During 2000, the stockholders of the Company approved the 2000 Incentive Stock Option Plan (the "2000 Plan"). This plan has replaced the 1992 Long-Term Incentive Plan (the "1992 Plan") under which no further options will be issued. Significant changes in the 2000 Plan, when compared to the 1992 Plan include: reserving 15% of the outstanding shares for awards that may be outstanding at any one time, rather than the 3 million shares currently set aside for issuance throughout the life of the 1992 Plan; authorizing restricted stock, deferred stock, stock appreciation rights, performance awards settleable in cash or stock, and other types of awards based on stock or factors influencing the value of stock; adding provisions so that options and other performance-based awards will qualify for tax deductions; and, specifying obligations relating to non-competition and proprietary information that may be imposed on optionees.

         Options outstanding under the Long-Term Incentive Plan and the 2000 Plan have been granted to officers, directors, employees, and others and expire between January 2002 and June 2011. All options were granted at or above the fair market value on the grant date. Transactions under this Plan were as follows:


                                                                                      Weighted Average
                                                                   Shares              Exercise Price
                                                           ------------------------ ---------------------

Outstanding at December 31, 1998                                         1,597,276                $ 2.44
Canceled or expired                                                       (335,939)                 2.46
Granted                                                                  1,085,000                  1.71
Exercised                                                                 (181,666)                  .80
                                                           ------------------------ ---------------------

Outstanding at December 31, 1999                                         2,164,671                $ 2.19
Canceled or expired                                                       (165,499)                 2.75
Granted                                                                    807,000                  3.58
Exercised                                                                 (309,347)                 2.58
                                                           ------------------------ ---------------------

Outstanding at December 31, 2000                                         2,496,825                $ 2.59
Canceled or expired                                                       (687,500)                 2.91
Granted                                                                  2,169,232                  1.03
Exercised                                                                       --                    --
                                                           ------------------------ ---------------------

Outstanding at December 31, 2001                                         3,978,557                $ 1.69


                                                                Exercise Price            Weighted Average
                                         Options                Range Per Share            Exercise Price
                                -------------------------- -------------------------- --------------------------
Exercisable at year-end
1999                                      1,051,089             $1.00 to $4.00                   $ 2.61
2000                                      1,143,381             $1.16 to $9.13                   $ 2.66
2001                                      2,104,027             $0.72 to $6.00                   $ 1.79



The following table summarizes information about stock options outstanding at December 31, 2001:

                                                           Ranges                                       Total
                               ---------------------------------------------------------------- ----------------------
Range of exercise prices        $0.72 to $1.22       $1.35 to $2.25         $2.35 to $6.00         $0.72 to $6.00
                               ----------------- ----------------------- ---------------------- ----------------------
Options outstanding                  2,091,732              990,250                896,575              3,978,557
Weighted average remaining                 7.5                  7.5                    6.4                    7.3
contractual life (years)                   7.5                  7.5                    6.4                    7.3
Weighted average exercise
price                                    $1.01                $1.69                  $3.27                  $1.69
Exercisable                          1,093,634              349,131                661,262              2,104,027
Weighted average exercise
price                                    $1.00                $1.71                  $3.13                  $1.79

         Warrants

         Warrants outstanding have been granted to officers, directors, stockholders and others to purchase Common Stock at prices ranging from $0.40 to $5.04 per share and expiring between March 2002 and December 2011. All warrants were granted at or above the fair market value on the grant date. Transactions under the plan were as follows:

                                            Shares             Weighted Average
                                                                Exercise Price
                                         ----------------- -----------------

Outstanding at December 31, 1998                9,827,669            $ 3.11
Canceled or expired                            (1,225,936)             3.36
Granted                                         2,322,872              2.20
Exercised                                      (1,395,169)             1.59
                                         ----------------- -----------------

Outstanding at December 31, 1999                9,529,436            $ 2.58
Canceled or expired                              (470,377)             1.74
Granted                                           524,122              3.08
Exercised                                      (2,938,501)             2.04
                                         ----------------- -----------------

Outstanding at December 31, 2000                6,644,680            $ 2.94
Canceled or expired                              (863,368)             3.91
Granted                                         8,708,437              1.09
Exercised                                         (56,666)             0.00
                                         ----------------- -----------------

Outstanding at December 31, 2001               14,433,083            $ 1.75



                                                                Exercise Price            Weighted Average
                                     Warrant Shares             Range Per Share            Exercise Price
                                -------------------------- -------------------------- ----------------------

Exercisable at year-end
1999                                      7,673,072             $1.00 to $4.00                   $2.78
2000                                      5,713,757             $1.16 to $5.04                   $3.02
2001                                     12,922,971             $0.40 to $5.04                   $1.75

         During 2001, 1,138,410 warrants were issued to non-employees for certain consulting services, and in the case of 184,569, had contingent vesting provisions based on achievement of certain performance services levels. The 2001 statement of operations reflects charges of $275, for those non-employee stock warrants where such service levels were performed. The Company established fair value of the warrants issued using the measurement criteria at the date of grant, as outlined below.

       Assumptions used:

       Life of warrants:                         3-10 years
       Volatility:                               0.93
       Vesting period:                           Immediate except in cases of
                                                 performance service levels

       Fair value of stock at date of grant:     $0.89
       Expected dividend yield:                  0%
       Fair value of warrant:                    $0.24

         During 2001, 2000, and 1999, 0, 0, and 668,888 warrants, respectively, were issued to employees in lieu of compensation. These warrants were issued at exercise prices at or above fair market value at the date of grant and therefore there were no charges to earnings.

         The following table summarizes information about stock warrants outstanding at December 31, 2001:


                                                         Ranges                              Total
                                   -----------------------------------------------------------------------
Range of exercise prices           $0.40 to $1.25      $1.31 to $2.25    $2.38 to $5.04    $0.40 to $5.04
Outstanding                             6,623,846           4,746,374         3,062,863        14,433,083
Weighted average remaining                    4.7                 3.6               3.4               4.1
  contractual life (years)
Weighted average exercise price             $0.97               $1.84             $3.32             $1.75
Exercisable                             5,890,907           4,208,874         2,823,190        12,922,971
Weighted average exercise price             $0.97               $1.79             $3.34             $1.75

         The Company estimates the fair value of each stock option and warrant at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2000, and 1999, respectively: no dividends paid for all years; expected volatility of 93% for all periods; risk-free interest rates range from 5.25% to 7.81%; and expected lives range from 1.00 to 10.00 years.

         Utilizing the above assumptions, the weighted average fair market value of employee stock options and warrants granted are as follows:

                                                Year Ended December 31
                                 2001             2000               1999
                          ------------------------------------------------------

   Stock options                 $ 0.72         $ 3.19            $ 1.54
   Warrants                       $ n/a          $ n/a            $ 1.01

         During 2001, there were a total of 3,867,732 common stock options and warrants with exercise prices ranging from $.56 to $1.03 per share granted to employees and directors of the Company. The exercise prices of these options and warrants equaled the fair market value or more of the common stock at the time of such grants. Additionally, 5,871,527 million of warrants were issued related to investors, as described in Note 6, to 2001 debt and equity offerings.

         In accordance with SFAS 123, the estimated fair value of the Company's options and warrants should be amortized over the vesting period. Had this expense been charged to operations, the Company's pro-forma net loss and net loss per common share would have been as follows:

                                           Year Ended December 31
                              2001                   2000                1999
                           ---------------------------------------------------
Net loss
  As reported                $ (10,434)          $ (10,682)          $ (6,237)
  Pro forma                  $ (11,946)          $ (11,235)          $ (7,328)
Net loss applicable to
  common shares
As reported                    $ (0.28)            $  (.42)            $ (.31)
Pro forma                      $ (0.32)            $  (.44)            $ (.36)


         Options to Directors and Officers

         Included in the options and warrants granted above are the following:

         During 2001, 2,448,232 options and warrants of the Company's Common Stock were granted to certain Officers and Directors of the Company for services. These options were issued at or above the fair market value of the Common Stock on the grant date at a weighted average exercise price of $0.99 per share, expiring no later than January, 2011. As of December 31, 2001, none of these options or warrants were exercised.

         During 2000, 117,500 options of the Company's Common Stock were granted to certain Officers and Directors of the Company for services. These options were issued at or above the fair market value of the Common Stock on the grant date at an exercise price of $3.16 per share, expiring on January 3, 2010. As of December 31, 2001, none of these options was exercised.

         During 1999, 1,598,888 options and warrants of the Company's Common Stock were granted to Directors of the Company for services. The options and warrants were issued at or above the fair market value of the Common Stock on the grant date at exercise prices ranging between $1.31 and $2.59 per share, expiring through November 19, 2009. As of December 31, 2001, none of these options or warrants was exercised.

         Shares reserved for future issuance of Common Stock approximate 58,600,000 as of December 31, 2001.

8.       Contingencies
         -------------

         In March 1998, an action was commenced in the Court of Common Pleas of Montgomery County, PA, against the Company by a former employee, seeking damages of $361, principally for alleged termination of contract. This plaintiff asserts this sum represents the excess of market value over the exercise price of unvested warrants held by the plaintiff which the plaintiff asserts should have been vested and thereby available for exercise and sale. The Company believes this claim is without merit and is defending its position. Accordingly, no provision has been made in the accompanying financial statements.

         In June 2000, the Company entered into a contract with a software vendor to incorporate a component of that vendor's software into SEDONA's Intarsia.(TM) By April 2001, management determined that the project had become infeasible due to the lack of support by the vendor and its unwillingness to meet certain contract commitments. The Company notified the vendor of its concerns on several occasions and has concluded that it is not appropriate to continue to accrue certain minimum payments under the contract. Should the dispute end unfavorably, it would result in minimum royalty payments of $1,350 and $1,500 in 2002 and 2003, respectively. The Company continues to seek a final resolution by negotiations with the vendor but has retained counsel to assist it in defending its position. Management's assessment is that the Company has a meritorious defense against any vendor claim in this regard.

9.       Related Party Transactions
         --------------------------

         The Company incurred consulting and commission fees, and out-of-pocket expenses of $245, $42, and $11, for the years ended December 31, 2001, 2000, and 1999, respectively, to an organization whose president is a director of the Company.

10.      Profit Sharing Plan
         -------------------

         Starting in fiscal year 1999, a 401(k) Plan was made available to all our eligible employees, but there were no contribution matches by us.

         During 2001, the plan was modified to allow the Board of Directors to consider, on an annual basis, a discretionary match for the Plan participants in the form of Company stock at a rate of up to 50% of employee contribution but not in excess of 3% of employee base compensation. At the February 2002 Board meeting, a decision was made to make such a match with regards to the 2001 contributions, which match was valued at $97 and resulted in the issuance of 122,852 shares to participants, valued at the year end closing price of $0.79.

11.      Commitments
         -----------
         The Company has employment agreements with certain key employees which expire at various dates through 2002. The agreements provide for minimum salary levels, plus any additional compensation as directed by the Board of Directors.

         The Company is obligated to pay up to $100 to an individual if the Company is successful in obtaining financing up to $1.5 million.

         The Company leases certain office equipment under various noncancelable operating and capital lease arrangements which expire from 2002 to 2007. In August 2000, the Company entered into a long-term operating lease agreement commencing in October 2000, for office space in King of Prussia, Pennsylvania. In April 2000, the Company entered into a long-term operating lease agreement in Bloomington, Minnesota. Future minimum lease payments under these lease obligations consist of the following:

     2002                                          $594
     2003                                           577
     2004                                           536
     2005                                           531
     2006                                           539
     Thereafter                                     410
                                           -------------
     Total minimum lease payments               $ 3,187
                                           =============

         Rent expense for 2001 and 2000 was $673 and $333 respectively.

         The terms of the King of Prussia lease agreement require the Company to maintain a letter of credit agreement with a financial institution as a security deposit on the leased property for the entire term of the lease agreement. The Company has recorded restricted cash of $289, which represents the cash on deposit at the financial institution as of December 31, 2001. The agreement allows for annual reductions of the letter of credit requirement.

         Future minimum lease payments under capital and operating lease obligations consist of the following:


                         Year ending December 31:                   Capital
       -----------------------------------------------------------------------
       2002                                                               $ 75
       2003                                                                 60
       2004                                                                 13
       2005                                                                  0
                                                               ----------------
       Total minimum lease payments                                        148
       Less amount representing interest                                   (23)
                                                               ----------------
        Present value of net minimum capital lease payments               $125
                                                               ================

12.      Income Taxes
         ------------

         No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses for the years ended December 31, 2001, 2000, and 1999.

         At December 31, 2001 and 2000 the Company had a recorded deferred tax asset of $19.7 million and $15.6 million, respectively, which primarily related to net operating loss carryforwards for federal and state income tax purposes and certain other reserves. The Company provided valuation allowances for the full amount of the deferred tax assets as the Company believes sufficient uncertainty exists regarding its realization.

         At December 31, 2001 and 2000, the Company had approximately $50.5 million and $40.3 million, respectively, in federal net operating loss carryforwards that expire in various years beginning in 2002 through 2021. Additionally, the Company has approximately $36.6 million and $26.2 million, respectively, of state net operating loss carryforwards that expire in various years beginning in 2005 through 2010.

         The timing and manner in which the Company will utilize the net operating loss carryforwards in any year, or in total, may be limited by the provision of the Internal Revenue Service Code section 382. Such limitation may have an impact on the ultimate realization and timing of these net operating loss carryforwards.

13.      Supplemental Disclosures of Cash Flow Information


                                                      Year Ended December 31
                                         2001                2000                 1999
                                  --------------- ------------------------- --------------------
Cash paid during the year for
interest                              $    2              $   27               $   35
Cash expenses incurred relative
to issuance of stock                     215                 405                   41
Noncash investing and financing
activities are as follows:                49                 139                  138
Conversion of preferred
stock/debenture to Common Stock        2,196               1,499                2,034
Fixed asset purchases through
assumption of capital lease
obligation                                75                  65                   58

14.      2000 CIMS Purchase
         ------------------

         In April 2000, the Company consummated a transaction to purchase the Customer Information Management Systems (CIMS) business unit of Acxiom Corporation for total potential consideration of $4,350, $1,300 (with face value of $1,500) of which was paid in preferred stock, $1,000 of which will be paid by the third anniversary of the transaction, and the remainder of $1,500 will be paid contingent on the future performance of the business unit acquired. The additional costs will be amortized over the remaining life of the original capitalized software acquired, which had an original life of 3 years. In addition, 247,934 five-year warrants valued at $550 with an exercise price of $3.025 per share were issued in connection with this transaction. The series H preferred stock issued as part of the transaction yields 8% and is convertible (based on the fair market value of the Company's stock) into common stock at the Company's option for the first 33 months of the 36 month life.

         In the third quarter of 2001, the Company wrote off $1.2 million of purchased software acquired in the CIMS acquisition.

                                SEDONA CORPORATION AND SUBSIDIARIES
                                    CONSOLIDATED BALANCE SHEETS
                                 (in Thousands, Except Share Data)



                                                                                    (UNAUDITED)
                                                                                    September 30,
                                                                                        2002
                                                                                  ------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                             $       71
   Restricted cash                                                                                2
   Accounts receivable, net of allowance for doubtful accounts of $49 and $49                   134
   Prepaid expenses and other current assets                                                     34
                                                                                  ------------------
Total current assets                                                                            241

Property and equipment, net of accumulated depreciation and amortization                        300
Restricted cash                                                                                 287
Software development costs, net of accumulated amortization of $1,650 and $692                1,458
Non-current assets - other                                                                       26
                                                                                  ------------------
Total non-current assets                                                                      2,071
                                                                                  ------------------
Total assets                                                                           $      2,312
                                                                                  ==================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable                                                                     $       734
   Accrued expenses and other current liabilities                                               243
   Deferred revenue                                                                             735
   Note payable to related party                                                                148
   Current maturities of long-term debt                                                          44
   Short-term debt - debenture                                                                   --
   Litigation payable                                                                           469
                                                                                  ------------------
Total current liabilities                                                                     2,373

Long-term debt, less current maturities                                                         993
                                                                                  ------------------
Total long-term liabilities                                                                     993
                                                                                  ------------------
Total liabilities                                                                             3,366

Stockholders' equity (deficit):
Class A convertible preferred stock
   Authorized shares - 1,000,000 (liquidation preference $3,280) Series A, par
   value $2.00, Issued and outstanding 500,000 shares                                         1,000
   Series F, par value $2.00, Issued and outstanding shares - 780                                 2
   Series H, par value $2.00, Issued and outstanding shares - 1,500                               3
Common stock, par value $0.001
   Authorized shares -100,000,000, Issued and outstanding shares - 48,986,931                    49
   Additional paid-in-capital                                                                56,541
   Accumulated deficit                                                                      (58,649)
                                                                                  ------------------
Total stockholders' equity (deficit)                                                         (1,054)
                                                                                  ------------------
Total liabilities and stockholders' equity (deficit)                                   $      2,312
                                                                                  ==================


See accompanying notes.

                       SEDONA CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In Thousands, Except Share and Per Share Data)


                                                             (Unaudited)
                                                          Nine Months Ended
                                                           September 30,
                                         ---------------------------------------
                                                         2002             2001
                                         ---------------------------------------

REVENUES:
   Product licenses                                $        754    $        480
   Services                                               1,255           1,130
                                                  -------------    ------------
Total revenues                                            2,009           1,610
COST OF REVENUES
   Product licenses                                         928           1,211
   Services                                                 335           1,054
   Write-off of purchased software                           --           1,232
                                                  -------------    ------------
Total cost of revenues                                    1,263           3,497
                                                  -------------    ------------
Gross profit (loss)                                         746          (1,887)
EXPENSES:
   Sales and marketing                                      985           2,870
   General and administrative                             2,748           2,255
   Research and development                                 960             120
   Reserve for litigation                                   469              --
   Reserve for note receivable                               --             475
   Valuation of non-employee warrants                        --             406
                                                  -------------    -------------
Total operating expenses                                  5,162           6,126
                                                  -------------    -------------
INCOME/(LOSS) FROM OPERATIONS                            (4,416)         (8,013)

OTHER INCOME (EXPENSE):
   Interest income                                            5              17
   Interest expense                                         (51)         (1,181)
   Recovery of allowance for contract dispute                --             --
                                                  -------------    -------------
Total other income (expense)                                (46)         (1,164)
Loss from operations before
  provision for income taxes                             (4,462)         (9,177)
Income taxes                                                 --              --
                                                  -------------    -------------
Loss from operations                                     (4,462)         (9,177)
Preferred stock dividends                                  (227)           (227)
                                                  -------------    -------------
Net loss applicable to Common Stockholders         $     (4,689)   $     (9,404)
                                                  =============    =============

Basic and diluted net loss per share from
operations applicable to common shares
                                                   $      (0.10)   $      (0.26)


Basic and diluted weighted average common shares
outstanding                                          46,086,565      35,778,468



See accompanying notes.

                                       SEDONA CORPORATION AND SUBSIDIARIES
                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                        (In Thousands, Except Share Data)
                                                   (unaudited)




                                                                           Class A Preferred
                                                      -------------------------------------------------------------
                                                         Stock Series A      Stock Series B      Stock Series E
                                                        Shares    Amount    Shares    Amount    Shares    Amount
                                                      -------------------------------------------------------------

Balance, December 31, 2001                             500,000   $ 1,000       --        --        --         --

Stock warrants/options issued for consulting services
Issuance of preferred
stock
Redemption on preferred stock with cash
Conversion of preferred stock into
Common Stock Exercise of Common Stock options
Exercise of Common Stock warrants
Issuance of Common Stock
Expenses incurred related to issuance of preferred
stock
Expenses incurred related to issuance of Common Stock
Preferred stock dividends
Net loss, nine-month ended September 30, 2002
                                                      -------------------------------------------------------------
Balance, September 30, 2002                            500,000   $ 1,000       --        --        --         --
                                                      -------------------------------------------------------------

                                      F-25

                                      SEDONA CORPORATION AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                       (In Thousands, Except Share Data)
                                                  (unaudited)




                                                                         Class A Preferred
                                                    -------------------------------------------------------------
                                                       Stock Series F      Stock Series G      Stock Series H
                                                      Shares    Amount    Shares    Amount    Shares    Amount
                                                    -------------------------------------------------------------

Balance, December 31, 2001                                 780        $2        --        --     1,500        $3

Stock warrants/options issued for consulting services
Issuance of preferred stock
Redemption on preferred stock with cash
Conversion of preferred stock into
Common Stock Exercise of Common Stock options
Exercise of Common Stock warrants
Issuance of Common Stock
Expenses incurred related to issuance of preferred
stock
Expenses incurred related to issuance of Common Stock
Preferred stock dividends
Net loss, nine-month ended September 30, 2002
                                                    -------------------------------------------------------------
Balance, September 30, 2002                                780        $2        --        --     1,500        $3
                                                    -------------------------------------------------------------

                       SEDONA CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (In Thousands, Except Share Data)
                                   (unaudited)


                                                      ---------------------------------------------------------------
                                                         Common                 Additional                 Notes
                                                         Stock                   Paid-In    Accumulated Receivable,
                                                         Shares      Amount      Capital      Deficit     Related
                                                                                                          Parties
                                                      ---------------------------------------------------------------
Balance, December 31, 2001                              41,362,541          $41     $52,839    $(54,187)        $ --
Conversion debenture into common stock                     679,925            1         480
Exercise of common stock options                             5,992           --           6
Exercise of common stock warrants                        2,493,307            2       1,197
Issuance of common stock                                 4,445,156            5       2,149
Expenses incurred related to issuance of common stock                                  (130)
Net loss from operations, nine-month ended
  September 30, 2002                                                                             (4,462)
                                                      ---------------------------------------------------------------
Balance, September 30, 2002                             48,986,931           49    $ 56,541   $ (58,649)
                                                      ---------------------------------------------------------------

                             SEDONA CORPORATION AND SUBSIDIARIES
                            Consolidated Statements of Cash Flows
                                        (In thousands)


                                                             (Unaudited)
                                                         Nine Months Ended
                                                            September 30,
                                                  ---------------------------------
OPERATING ACTIVITIES                                    2002            2001
                                                  ---------------------------------
Net loss from operations                               $(4,462)   $(9,177)
Adjustments to reconcile net loss to net cash
 used in operating activities:

   Depreciation and amortization                         1,116      1,524
   Amortization of deferred financing fees
 and debt discount                                          --        656
   Reserve for partnership investment                       --        475
   Valuation of non-employee warrants                       --        406
   Charge for employee 401k contribution - non-cash         97         --
Changes in operating assets and liabilities:
   Accounts and notes receivable                           197        448
   Prepaid expenses and other current assets               131        186
   Other noncurrent assets                                  (2)        26
   Accounts payable and accrued expenses                  (494)       424
   Deferred revenue and other                              226       (104)
     litigation payable                                    469         --
                                                    ----------    -------
                                                        (2,722)    (5,136)
INVESTING ACTIVITIES
Purchase of property and equipment                          --       (101)
Decrease in software development costs                      --         83
Partnership investment                                      --       (475)
                                                    ----------     -------
Net cash used in investing activities                       --       (493)

FINANCING ACTIVITIES
Issuance of convertible note                                --        117
Payment of preferred stock dividends                        --        (30)
Repayments of long-term obligations                        (44)       (26)
Payments on redemption of debenture                       (399)        --
Proceeds from the issuance of common stock, net          1,927      3,399
Proceeds from exercise of common stock warrants, net     1,206         --
                                                    ----------    -------
Net cash provided by financing activities                2,690      3,460
                                                    ----------    -------
Net increase (decrease) in cash and cash equivalents       (32)    (2,169)
Cash and cash equivalents, beginning of period             103      2,189
                                                    ----------    -------
Cash and cash equivalents, end of period                    71         20
                                                    ==========    =======

See accompanying notes

                       SEDONA CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)

          As of September 30, 2002 and for the nine-month periods-ended september 30, 2002 and 2001 (unaudited)

1.       General
         -------

         The accompanying consolidated financial statements are unaudited and include our accounts and those of our subsidiaries. All significant intercompany transactions and balances have been eliminated.

         The consolidated financial statements included herein for the nine months ended September 30, 2002 and 2001 are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) have been made which are necessary to present fairly the financial position of the Company, in accordance with generally accepted accounting principles. The results of operations experienced for the nine month period ended September 30, 2002 are not necessarily indicative of the results to be experienced for the year ended December 31, 2002.

         The statement and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying notes should therefore be read in conjunction with the Company's December 31, 2001 annual financial statements included herein. Certain reclassifications have been made to prior year numbers to conform to the current year presentation.

2.       Accounting Policies
         -------------------

         Description of Business

         SEDONA Corporation develops, markets and delivers Internet Customer Relationship Management (CRM) solutions specifically tailored for the small to mid-sized financial services market, represented by community banks, credit unions, savings and loans, brokerage firms and insurance companies and agencies. Our CRM solution, called Intarsia, provides financial services organizations with the ability to identify, acquire, foster and maintain customers.

         Basis of Financial Statement Presentation

         The financial statements of the Company have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments that might be necessary should the Company be unable to continue in existence. The Company has incurred substantial losses of approximately $4,462 during the nine month period ended September 30, 2002. Losses from operations are continuing into the remainder of 2002 and thereafter, and the Company anticipates that it will require additional financing in 2002 and thereafter, which may not be readily available. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's plans include expanding the sale and acceptance of its business solutions through its strategic alliances; targeting new application solutions; continuation of aggressive marketing of its proprietary product through multiple sales distribution channels; maintaining leadership of its application, and seeking additional debt or equity financing in addition to aggressive cost containment measures.

         Principles of Consolidation

         The Company's consolidated financial statements include the accounts of its wholly owned subsidiaries, SEDONA(R)GeoServices, Inc., and Technology Resource CentersSM, Inc. All significant intercompany accounts and transactions have been eliminated.

         Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         Cash and Cash Equivalents

         The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

         Property and Equipment

         Property and equipment are stated at cost. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the respective assets which range from three to seven years.

         Concentration of Credit Risk

         Financial instruments which potentially subject the Company to credit risk consist of cash equivalents, accounts receivable and notes receivable. The Company's policy is to limit the amount of credit exposure to any one financial institution and place investments with financial institutions evaluated as being creditworthy. Concentration of credit risk, with respect to accounts and notes receivable, is limited due to the Company's credit evaluation process. The Company does not generally require collateral from its customers. The Company's customers consist primarily of corporate entities.

         Fair Value of Financial Instruments

         The carrying amounts reported in the balance sheets for cash, accounts and notes receivable, accounts payable and short-term debt approximate fair value because of the immediate or short-term maturity of these financial instruments.

         Software Development and Purchased Software Costs

         Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." All costs incurred in the research and development of new software products are expensed as incurred until technological feasibility has been established. The costs incurred for testing and coding of the new software products are capitalized. Amortization of such costs is the greater of the amount capitalized using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues of that product or (b) the straight-line method over the remaining estimated economic life of the product not to exceed three years. Amortization commences when the product is available for general release to customers. The company capitalizes costs related to purchased software used for developmental purposes and amortizes such value over three years consistent with the amortization and capitalization policy discussed above related to capitalized software costs.

         The Company periodically reviews for impairment the carrying value of both internally developed and purchased software costs. The Company will record an impairment in its operating results if the carrying value exceeds the future estimated undiscounted cash flows of the related assets. During the third quarter of 2001, the Company completed a review of its capitalized and purchased software to determine if any of its products were impaired. Based on the reduction in the overall level of expected software revenue levels in certain product categories, management prioritized where marketing and future development dollars would be spent. Since revenues were significantly less in the purchased software acquired in the CIMS acquisition, management decided to re-focus its available resources and develop and market newer technology. Therefore, the expected future level of revenues from the majority of the acquired CIMS products is not expected to materialize because, although still maintained for those customers that have not upgraded to Intarsia, the CIMS products will no longer be marketed to new customers. As a result, the Company wrote-off $1,232 of capitalized and purchased software in the nine-months ended September 30, 2001.

         During the nine-month periods ended September 30, 2002 and 2001, the Company capitalized $0 and $1,149 respectively, of software development costs related to the Company's Intarsia business application solution software. During the nine-month periods ended September 30, 2002 and 2001, $895 and $1,215 respectively, was charged to expense relating to amortization of software development costs.

         Revenue Recognition

         The Company's software arrangements consist of license fees, installation services, and maintenance. The Company has established vendor specific objective evidence (VSOE) of fair value for its maintenance contracts based on the price of renewals of existing maintenance contracts. The remaining value of the software arrangement is allocated to license fees and professional services based on contractual terms agreed upon by the customer and based on Company-maintained list prices.

         Product License Revenue

         Revenues from the sale of product licenses are recognized upon delivery and acceptance of the software when persuasive evidence of an arrangement exists, collection is probable, and the fee is fixed or determinable. Although the Company's software product can be implemented on our customer's systems without significant alterations to the features and the functionality of the software, or without significant interfacing, the Company's license agreements are written so that formal written acceptance of the product is received when installation is complete. Therefore, the timing of license fee revenue recognition coincides with the completion of the installation and the customer has accepted the software. Software installation is usually completed very shortly (e.g. less than 3 months) after the signing of the contract.

         Services Revenue

         Service revenue includes professional services (primarily installation and training maintenance services) and maintenance revenue over periods not exceeding one year. Installation service revenue, which consist of implementation planning, loading of software, data conversion, mapping customer data and running test data, is accounted for as a separate element of a software arrangement. Additionally, in certain circumstances, we may partner with third parties to implement our software. In those instances, the contractual fee for professional services may be paid directly from the customer to the third party, and we recognize the license fee revenue component upon installation and acceptance by the customer.

               o Installation revenue is recognized upon completed installation and customer acceptance and is based on a contractual hourly rate. Installation is usually completed in 100 hours or less. Training revenue is not a material element of a contract and revenue is recognized as training services are provided.

               o Maintenance revenue is recognized ratably over the life of the related contract. We establish the value of maintenance revenue based on the price quoted and received for renewals of existing maintenance contracts.

         Application Service Provider Revenue

         The Company provides the customer the option to utilize Intarsia in an application service provider (ASP) solution. In an ASP environment, end users of the software do not take possession of the software; rather, Intarsia resides on third party hardware, and the customer accesses and uses the software on an as-needed basis over the Internet or via a dedicated line ("hosting"). The Company's ASP contracts do not provide the customer with the right to take possession of the software at any time during the contract. Additionally, if the contract was terminated during the contract period, the customer would be required to pay a termination penalty. Revenues from ASP contracts are recognized ratably over the life of the contract. At September 30, 2002, the Company had no ASP contracts outstanding.

         Income Taxes

         The Company accounts for income taxes under the liability method. Deferred tax liabilities are recognized for taxable temporary differences and deferred tax assets are recognized for deductible temporary differences and tax loss and credit carryforwards. A valuation allowance is established to reduce deferred tax assets if some, or all, of such deferred tax assets are not likely to be realized.

         Net Loss Per Common Share

         Basic loss per share is calculated by dividing the net loss by the weighted average common shares outstanding for the period. Diluted earnings per share is calculated by dividing the net loss by the weighted average common shares outstanding plus the dilutive effect of stock options, warrants and convertible securities. As the Company incurred losses in for the nine month periods ended September 30, 2002 and 2001, the effect of stock options, warrants and convertible securities were anti-dilutive and were therefore not included in the calculation of diluted earnings per share.

         Stock-Based Compensation

         The Company follows APB Opinion No. 25, Accounting for Stock Issued to Employees, ("APB 25") and the related interpretations in accounting for its stock-based compensation plans. Note 7 includes the required disclosures and pro-forma information provided under FASB Statement No. 123, Accounting for Stock-Based Compensation ("SFAS 123").

Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying Common Stock at the date of grant, no compensation expense is recognized.

3.       Property and Equipment
         ----------------------
         Property and equipment in continuing operations consist of the following:

                                                            SEPTEMBER 30, 2002
                                                           ---------------------
         Machinery and equipment                                        $1,027
         Equipment under capital lease                                     227
         Furniture and fixtures                                            199
         Leasehold improvements                                             64
         Purchased software for internal use                               185
                                                           ---------------------

         Less accumulated depreciation and amortization                (1,402)
                                                           ---------------------
                                                                         $ 300
                                                           =====================

         Depreciation and amortization expense related to property and equipment and equipment under capital lease was $214 for the nine-month period ended September 30, 2002.

4.       Long-Term Debt
         --------------

         Long-term debt consists of obligations with original maturities of one year or more, as follows:

                                                              September 30, 2002
         Note payable - CIMS acquisition Due 2003                          954
         Capital lease obligations                                          83
                                                              ------------------
                                                                          1037
         Less current maturities                                            44
                                                              ------------------
         Long-term debt                                                   $993
                                                              ==================

5.       Convertible Debentures
         ----------------------

         On November 22, 2000, the Company issued a $3,000 private placement debenture convertible into its Common Stock. The net proceeds were approximately $2,320, of which $2,246 was used to redeem the outstanding shares of the Series G convertible preferred stock with the remaining net proceeds used for working capital purposes. The debentures were originally due and payable 120 days from issuance or, at the Company's request, but could be extended for subsequent 30 day periods. The convertible debentures bear interest quarterly in arrears on the outstanding principal at the rate of 5% per annum. Prior to maturity, the debentures could be exercised at a strike price of $1.13 per share at any time the Common Stock price exceeds $2.00. In the event that the debentures were not paid at the time of maturity, the actual purchase price of the convertible debenture may be converted at the option of the holder at the lesser of $1.41 or 85% of the volume-weighted average price of the Company's Common Stock over the five trading days immediately preceding the date on which a notice of conversion is delivered to the Company. In connection with the issuance of the convertible debenture, the Company also issued a warrant to the debenture holders to purchase up to 400,000 shares of Common Stock at an exercise price of $1.37 and a fair value of $472, which was recorded as deferred financing costs. The Company also issued a warrant to purchase an additional 266,667 shares of Company Common Stock at the same exercise price, which were only exercisable if the convertible debenture was not paid in full within 120 days of the original issuance. The Company also issued a warrant to purchase 167,576 shares of Common Stock at an exercise price of $1.13 to the placement agent for this transaction. The aggregate discount and debt issuance costs of $972 was accreted into interest expense over the 120 day life of the debentures.

         In February, 2002, a restructuring agreement was finalized which retired this debenture in its entirety by allowing for conversion of $400 in principal and payoff of accrued interest and remaining principal of $399 by cash payment of $50 at closing, and a promissory note of $349 payable in installments over the following 7 months to retire the remainder.

6.       Stockholders' Equity
         --------------------

         Class A Convertible Preferred Stock

         Series A, B, D, E, F, G and H

         Class A preferred stock is issuable in various series and is convertible in accordance with the terms of the issued series. The Board of Directors has the authority to fix by resolution all other rights. The Class A Series A preferred, when declared, shares pay quarterly dividends at the rate of twelve percent (12%) per annum, when declared have cumulative rights and have a liquidation preference at the par value of the preferred shares. Each share is convertible at the election of the holder into one share of Common Stock at any time. Each holder has the same right to vote each share on all corporate matters as the holder of one share of Common Stock.

         During 1999, all remaining 4,347 shares of Class A Series E convertible preferred stock and the related accrued dividends were redeemed for cash or converted into shares of Common Stock. Of the total remaining shares, 2,034 and related accrued dividends payable of $139 were converted to 1,271,832 shares of Common Stock. In total, cash of $2,776 was utilized to redeem the final remaining 2,313 shares of Class A Series E convertible preferred shares and pay $463 in accrued dividend and redemption premium regarding the retirement.

         On May 24, 1999, the Company entered into a $1.0 million private placement purchase agreement for the issuance of 1,000 shares of Class A Series F convertible preferred stock. After a period of 12 months from May 24, 1999 (anniversary date), the investor can convert the preferred stock to Common Stock at the lower of: 1) $1.41 (the "Closing Price"), or 2) 100% of the Common Stock's average last trade price during the 25 trading days preceding the Conversion Date (the "Conversion Date Price"). In no event can the conversion price be below $1.00. The conversion amount shall be the principal amount of the preferred stock being converted, plus an 8% premium accruing from the closing date to the conversion date. Mandatory conversion of the preferred stock shall occur on the third anniversary after closing using the conversion terms referenced above. During 2000, 220 shares of Class A Series F convertible preferred stock and the related accrued dividends payable of $24 were converted into 172,500 shares of Common Stock.

         In February 2000, the Company closed a $3,000 private placement by issuing 3,000 shares of Series G convertible preferred stock. The then outstanding Series G convertible preferred stock was redeemed in November 2000 in connection with the issuance of the $3,000 principal amount convertible debenture.

         During the remainder of 2000, all of the Class A Series G convertible preferred stock shares and the related accrued dividends were redeemed for cash or converted into shares of Common Stock. Of the total remaining shares, 1,275 and related accrued dividends payable of $40 were converted to 786,035 shares of Common Stock. In total, cash proceeds from the debenture issue (Note 5 above) of $2,246 were utilized to redeem the final remaining 1,725 shares of Class A Series G convertible preferred shares and pay $519 in accrued dividends and redemption premium.

         In conjunction with the CIMS acquisition transaction completed in April 2000 (see Note 14 below), 1,500 shares of Class A Series H preferred stock with a face value of $1,500 (book value $1,300) were issued as part of the transaction consideration. The series H preferred stock yields 8% in semi-annual cash dividends, when declared, and is convertible at the Company's option for the first 33 months of its 36 month life.

         Common Equity

         In January 2001, the Company sold 1,538,462 shares of Common Stock to one outside investor for an aggregate purchase price of $1,000. The Company also issued to the purchaser of these shares of Common Stock a four year warrant to purchase 153,846 shares of Common Stock at an exercise price of $0.91 per share. The Company paid a $70 sales commission to Ladenburg Thalmann & Co., Inc., as placement agent in connection with this offering and issued a warrant to purchase 107,692 shares of Common Stock at an exercise price of $0.72.

         In April 2001, the Company sold to one outside investor 541,363 shares of Common Stock for an aggregate price of $502. In connection with the issuance of this Common Stock, the Company also issued a warrant to the investor to purchase up to 350,000 shares of Common Stock at an exercise price of $0.75 per share.

         On May 11, 2001, the Company sold 1,875,000 shares of common stock to private investors and issued four-year warrants to purchase 937,500 shares of common stock at an exercise price of $1.25 per share and four-year warrants to purchase 937,500 shares of stock at an exercise price of $1.50 per share for an aggregate purchase price of $1,125. One-fourth of the shares of common stock may not be resold or otherwise transferred until (a) the shares are registered and
(b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock on the Nasdaq SmallCap Market is at least $2.00 per share.

         Three-fourths of these shares may not be resold or otherwise transferred until (a) the shares are registered and (b) the earlier of (x) one year after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $3.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement for the underlying common stock, or (b) six months from the issuance of the warrants. A registration statement registering the shares of common stock issued in the private placement and the shares underlying the warrants was declared effective by the SEC on July 3, 2001.

         The Company paid a $56 sales commission and issued warrants to purchase 300,000 shares of common stock at an exercise price of $1.50 per share to a finder in connection with this offering.

         During July 2001, the Company sold 666,667 shares of common stock in a private placement and issued four-year warrants to purchase 166,667 shares of common stock at an exercise price of $1.25 per share and four-year warrants to purchase 166,667 shares of common stock at an exercise price of $1.50 per share to investors for an aggregate purchase price of $400. One-fourth of these shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share.

         Three-fourths of these shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) one year after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $3.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and
(b) six months from the issuance of the warrants. The Company paid a $6 sales commission and issued a warrant to purchase 6,000 shares of common stock at an exercise price of $0.51 per share to a finder in connection with this offering.

         During August 2001, the Company sold 600,000 shares of common stock and issued four-year warrants to purchase 300,000 shares of common stock at an exercise price of $1.00 per share in a private placement to investors for an aggregate purchase price of $300. These shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and
(b) six months from the issuance of the warrants. The Company paid a $23 sales commission and issued a warrant to purchase 30,000 shares of common stock at exercise prices ranging from $0.59 to $0.67 per share to finders in connection with this offering.

         In September 2001, the Company sold 466,667 shares of common stock and issued four-year warrants to purchase 233,333 shares of common stock at an exercise price of $0.62 per share to investors in a private placement for an aggregate purchase price of $200. These shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and
(b) six months
from the issuance of the warrants. The Company paid a $6 sales commission and issued a warrant to purchase 6,000 shares of common stock at an exercise price of $0.51 per share to a finder in connection with this offering.

         In October 2001, the Company sold 125,000 shares of common stock and issued four-year warrants to purchase 31,250 shares of common stock at an exercise price of $1.00 per share and 31,250 shares of common stock at an exercise price of $1.25 per share in a private placement to investors for an aggregate purchase price of $50. One-fourth of these shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share. Three-fourths of these shares may not be resold or otherwise transferred until (a) the shares are registered and (b) the earlier of (x) one year after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock is at least $3.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement for the common stock underlying the warrants and (b) six months from the issuance of the warrants. The Company paid $1 in sales commissions to a finder in connection with this offering.

         Also during October 2001, the Company sold 400,000 shares of common stock and issued four-year warrants to purchase 200,000 shares of common stock at an exercise price of $0.50 per share to an investor in a private placement for an aggregate gross purchase price of $200. Additional shares and warrants may be issued to these investors if, within 60 days following the closing of their investments, the Company issues any shares of its common stock at prices below the price at which the investors purchased their shares. These shares may not be resold or otherwise transferred until (a) the shares are registered and
(b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and (b) six months from the issuance of the warrants. The Company paid a $6 sales commission and issued a warrant to purchase 6,000 shares of common stock at an exercise price of $0.91 per share to a finder in connection with this offering.

         In November 2001, the Company sold 250,000 shares of common stock and issued four-year warrants to purchase 125,000 shares of common stock at an exercise price of $0.75 per share to an investor in private placements for an aggregate gross purchase price of $125. These shares may not be resold or otherwise transferred until the shares are registered. The shares underlying the warrants may not be resold or otherwise transferred until the effectiveness of a registration statement registering the common stock underlying the warrants. The Company paid a $6 sales commission to a finder in connection with this offering.

         During November and December 2001, the Company sold 142,857 shares of common stock and issued four-year warrants to purchase 71,429 shares of common stock at exercise prices ranging from $0.84-$1.05 per share to four investors in a private placement for an aggregate gross purchase price of $100. Additional shares and warrants may be issued to these investors if, within 60 days following closing of their investments, the Company issues any shares of its common stock at prices below the price at which the investors purchased their shares. These shares may not be resold or otherwise transferred until (a) the shares are registered and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock is at least $2.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and (b) six months from the issuance of the warrants. The Company paid a $5 sales commission and issued warrants to purchase 7,143 shares of common stock at exercise prices ranging from $0.86 to $1.00 per share to a finder in connection with this offering.

         Also during November and December 2001, the Company sold 900,000 shares of common stock and issued four-year warrants to purchase 450,000 shares of common stock at exercise prices of $0.81-$0.99 per share to seven investors in private placements for an aggregate gross purchase price of $450. Additional shares and warrants may be issued to these investors if, within 60 days following the closing of their investments, the Company issues any shares of our common stock at prices below the price at which the investors purchased their shares.

         These shares may not be resold or otherwise transferred until (a) the shares are registered and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share or is less than $0.57 per share. The shares underlying the warrants may not be resold or otherwise transferred until the effectiveness of a registration statement registering the common stock underlying the warrants. The Company paid a $36 sales commission and issued warrants to purchase 37,800 shares of common stock at exercise prices ranging from $0.74 to $0.99 per share to finders in connection with this offering.

         During the first quarter of 2002, there were a total of 200,000 common stock options with an exercise price of $0.74 issued to directors of the Company. Additionally, 100,000 common stock warrants with an exercise price of $0.72 were issued in connection with a technology purchase. The exercise prices of these options and warrants approximated the fair market value or more of the common stock at the time of such grants.

         In the first quarter of 2002, we sold 1,630,147 shares of common stock and issued four-year warrants to purchase 837,134 shares of common stock at exercise prices ranging from $0.50-$1.50 per share to twenty-four investors in private placements for an aggregate net purchase price of $797. We paid $72 in sales commissions and issued warrants to purchase 117,134 shares of common stock at exercise prices ranging from $0.69 to $0.93 per share to finders in connection with these offerings.

         In the second quarter of 2002, the Company sold 1,209,352 shares of common stock and issued four-year warrants to purchase 604,676 shares of common stock at exercise prices ranging from $0.56-$0.63 per share to an investor in private placements for aggregate net proceeds of $665. We paid $35 in sales commissions and issued warrants to purchase 84,655 shares of common stock at exercise prices of $0.70 to $1.24 per share to a finder in connection with these offerings.

         Also during the second quarter of 2002, the Company realized $38 in proceeds from issuance of 119,465 shares of common stock pursuant to employee purchases of shares under the Employee Stock Purchase Plan, and $146 in proceeds from exercise of 159,838 warrants and options by two investors. Additionally, 23,400 shares of Company common stock were issued to an investment bank and expensed during the second quarter for financial advisory services on a project in lieu of cash payments of $30.

         Also in July 2002, 122,852 shares of common stock valued at $97 were granted to employees under the 401(K) Plan whereby, at the discretion of the Board, matching annual contributions in stock may be made. This action related to the 2001 year. Also during July 2002, a vendor exercised warrants to purchase 80,000 shares of common stock for an aggregate price of $1. These warrants had been granted to the vendor in settlement of a contract dispute in lieu of cash payment during the fourth quarter of 2001, and at that time the Company recorded a related charge for issuance of the warrants.

         In August 2002, the Company sold 500,000 shares of common stock in a private placement and issued four-year warrants to purchase 500,000 shares of common stock at an exercise price of $0.35 per share to an investor for an aggregate purchase price of $175. The Company paid a $9 sales commission and issued a warrant to purchase 35,000 shares of common stock at an exercise price of $0.45 per share to a finder in connection with this offering.

         Also, during August 2002, the Company issued 1,000,000 shares of common stock through a negotiated exercise of outstanding warrants associated with earlier financings with investors whereby the Company realized net proceeds of $400. As part of this exchange program, replacement warrants to purchase 1,000,000 shares of common stock were issued at an exercise price of $0.60 per share. The outstanding warrants originally permitted the holders to acquire shares of our common stock at exercise prices ranging from $0.62 to $1.02 per share. After considering needs for working capital, the Company negotiated with the warrant holders to permit exercise of the warrants at an exercise price of $0.40 per share.

         During September 2002, the Company sold 750,000 shares of common stock in a private placement and issued four-year warrants to purchase 750,000 shares of common stock at an exercise price of $0.30 per share to an investor for an aggregate purchase price of $225. We paid an $11 sales commission and issued a warrant to purchase 52,500 shares of common stock at an exercise price of $0.42 per share to a finder in connection with this offering.

         All of the securities issued in the preceding transactions were sold in reliance upon Rule 506 of Regulation D involving only accredited investors.

         The Company ceased to declare preferred stock dividends as of January 1, 2001 on the outstanding series of its Class A Convertible Preferred Stock. Cumulative but undeclared dividends at September 30, 2002 equaled $660. To the extent such dividends are declared and paid they will then be reflected appropriately in the Company's financial statements.

7.       Stock Options and Warrants

         Long-Term Incentive Plans

         During 2000, the stockholders of the Company approved the 2000 Incentive Stock Option Plan (the "2000 Plan"). This plan has replaced the 1992 Long-Term Incentive Plan (the "1992 Plan") under which no further options will be issued. Significant provisions of the 2000 Plan include: reserving 15% of the outstanding shares for awards that may be outstanding at any one time; authorizing restricted stock, deferred stock, stock appreciation rights, performance awards settleable in cash or stock, and other types of awards based on stock or factors influencing the value of stock; adding provisions so that options and other performance-based awards will qualify for tax deductions; and specifying obligations relating to non-competition and proprietary information that may be imposed on optionees.

         Options outstanding under the 2000 Plan and a previous plan have been granted to officers, directors, employees, and others and expire at various dates through June 2011. All options were granted at or above the fair market value on the grant date. Transactions under this Plan were as follows:



                                                  Shares           Weighted Average
                                                                    Exercise Price
                                         ------------------- -------------------------
                                         ------------------- -------------------------
Outstanding at December 31, 2001              3,978,557               $1.69
Canceled or expired                            (305,508)               2.86
Granted                                         205,000                0.73
Exercised                                        (5,992)               1.03

Outstanding at September 30, 2002             3,872,057               $1.62




                                                           Exercise Price           Weighted Average
                                        Options           Range Per Share           Exercise Price
                                ---------------------  ------------------------ ---------------------
                                ---------------------  ------------------------ ---------------------
Exercisable at period-end             2,964,975               $0.72 to $6.00             $ 1.66
September 30, 2002

The following table summarizes information about stock options outstanding at September 30, 2002:




                                                   Ranges                                           Total
                                 ------------------------------------------------------------- -----------------
                                 ------------------ --------------------- -------------------- -----------------

Range of exercise prices            $0.39 to $1.16        $1.35 to $2.25       $2.35 to $6.00    $0.39 to $6.00
                                 ------------------ --------------------- -------------------- -----------------
                                 ------------------ --------------------- -------------------- -----------------

Options outstanding                      2,104,232               967,750              800,075         3,872,057
Weighted average remaining
contractual life (years)                       5.9                   4.7                  4.7               5.4
Weighted average exercise price              $0.98                 $1.70                $3.21             $1.62
Exercisable                              1,599,117               641,346              724,512         2,964,975
Weighted average exercise price              $0.97                 $1.68                $3.16             $1.66




         Warrants

         Warrants outstanding have been granted to officers, directors, stockholders and others to purchase Common Stock at prices ranging from $0.30 to $5.04 per share and expiring between February 2003 and March 2012. All warrants were granted at or above the fair market value on the grant date. Transactions under the plan were as follows:



                                                                                      Weighted Average
                                                            Shares                     Exercise Price
                                                 ------------------------------ ------------------------------
                                                 ------------------------------ ------------------------------
Outstanding at December 31, 2001                         14,433,083                         $ 1.75
Canceled or expired                                        (753,976)                          0.74
Granted                                                   3,900,224                           0.57
Exercised                                                (2,506,463)                          0.48

Outstanding at September 30, 2002                        15,072,868                          $1.35




                                                                   Exercise Price              Weighted Average
                                      Warrant Shares               Range Per Share              Exercise Price
                               ---------------------------- ---------------------------- ----------------------------
Exercisable at period-end               13,935,095               $0.30 to $5.04                        $1.31
September 30, 2002

         During the nine-month period ended September 30, 2002, 60,000 warrants were issued to a non-employee for certain consulting services. The Company established fair value of the warrants issued using the measurement criteria at the date of grant, as outlined below.

         Assumptions used:

Life of warrants:                      3-10 years
Volatility:                            0.93
Vesting period:                        Immediate except in cases
                                        of performance service levels
Fair value of stock at date of grant:  $0.89
Expected dividend yield:                0%
Fair value of warrant:                 $0.24

         During the nine-month period ended September 30, 2002, -0- warrants were issued to employees in lieu of compensation.

         The following table summarizes information about stock warrants outstanding at September 30, 2002:




                                                         Ranges                                         Total
                          --------------------------------------------------------------------- ---------------------
Range of exercise prices         $0.30 to $1.25          $1.31 to $2.25         $2.38 to $5.04         $0.30 to $5.04
Outstanding                           9,496,959               3,488,829              2,087,080             15,072,868
Weighted average
  remaining contractual
  life (years)                              4.1                     3.9                    4.1                    4.1
Weighted average
  exercise price                          $0.82                   $1.71                  $3.13                  $1.35
Exercisable                           8,942,608               3,095,079              1,897,407             13,935,095
Weighted average
  exercise price                          $0.81                   $1.65                  $3.12                  $1.31


         During the nine months ended September 30, 2002, there were a total of 205,000 common stock options and warrants with exercise prices ranging from $0.39 to $0.74 per share granted to employees and directors of the Company. The exercise prices of these options and warrants equaled the fair market value or more of the common stock at the time of such grants. Additionally, 3,900,000 warrants were issued to investors, as described in Note 6, Stockholders' Equity.

         Options to Directors and Officers

         Included in the options and warrants granted above are the following:

         During the nine-month period ended September 30, 2002, 200,000 options and warrants of the Company's common stock were granted to certain officers and directors of the Company for services. These options were issued at or above the fair market value of the Common Stock on the grant date at a weighted average exercise price of $0.74 per share, expiring no later than January, 2011. As of December 31, 2001, none of these options or warrants were exercised.

         Shares reserved for future issuance of common stock approximate 51,000,000 as of September 30, 2002.

8.       Related Party Transactions

         The Company incurred consulting and commission fees, and out-of-pocket expenses of $38 and $46 for the nine month periods ended September 30, 2002 and 2001, respectively, to an organization whose president is a director of the Company.

9.       Profit Sharing Plan

         Starting in fiscal year 1999, a 401(k) Plan was made available to all eligible SEDONA employees, but there were no contribution matches by the Company.

         During 2001, the plan was modified to allow the Board of Directors to consider, on an annual basis, a discretionary match for the Plan participants in the form of Company stock at a rate of up to 50% of employee contribution but not in excess of 3% of employee base compensation. At the February 2002 Board meeting, a decision was made to make such a match with regard to the 2001 contributions, which match was valued at $97 and resulted in the issuance of 122,852 shares to participants, valued at the year end closing price of $.79.

10.      Commitments

         The Company has employment agreements with certain key employees which expire at various dates through 2002. The agreements provide for minimum salary levels, plus any additional compensation as directed by the Board of Directors.

         The Company leases certain office equipment under various noncancelable operating and capital lease arrangements which expire from 2002 to 2007. In August 2000, the Company entered into a long-term operating lease agreement commencing in October 2000, for office space in King of Prussia, Pennsylvania. In April 2000, the Company entered into a long-term operating lease agreement in Bloomington, Minnesota. Future minimum lease payments under these lease obligations consist of the following:

         2002                                        $150
         2003                                         577
         2004                                         536
         2005                                         531
         2006                                         539
         Thereafter                                   410
                                                ---------
         Total minimum lease payments        $      2,743
                                             ============


         Rent expense for the nine month periods ended September 30, 2002 and 2001 was $567 and $548 respectively.

         The terms of the King of Prussia lease agreement required the Company to maintain a letter of credit agreement with a financial institution as a security deposit on the leased property for the entire term of the lease agreement. The Company has recorded restricted cash of $287, which represents the cash on deposit at the financial institution as of September 30, 2002. The agreement allowed for annual reductions of the letter of credit requirement.

         Future minimum lease payments under capital lease obligations consist of the following:

          Years                      Capital
---------------------             ------------
          2002                      $33
          2003                       60
          2004                       13
          2005                        0
                                   -----------
Total Minimum lease payments       $106
Less amount representing interest   (23)
                                   -----------

Present value of net
minimum capital lease payments      $83
                                   ===========


11.      Income Taxes

         No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses through September 30, 2002.

         At December 31, 2001 and 2000, the Company had a recorded deferred tax asset of $19.7 million and $15.6 million, respectively, which primarily related to net operating loss carryforwards for federal and state income tax purposes and certain other reserves. The Company provided valuation allowances for the full amount of the deferred tax assets as the Company believes sufficient uncertainty exists regarding its realization. At September 30, 2002, these deferred tax assets continue to be fully reserved.

         At December 31, 2001 and 2000, the Company had approximately $50.5 million and $40.3 million, respectively, in federal net operating loss carryforwards that expire in various years beginning in 2002 through 2021. Additionally, the Company has approximately $36.6 million and $26.2 million, respectively, of state net operating loss carryforwards that expire in various years beginning in 2005 through 2010.

         The timing and manner in which the Company will utilize the net operating loss carryforwards in any year, or in total, may be limited by the provision of the Internal Revenue Service Code section 382. Such limitation may have an impact on the ultimate realization and timing of these net operating loss carryforwards.

12.      2000 CIMS Purchase

         In April 2000, the Company consummated a transaction to purchase the Customer Information Management Systems (CIMS) business unit of Acxiom Corporation for total potential consideration of $4,350, $1,300 (with face value of $1,500) of which was paid in preferred stock, $1,000 of which will be paid by the third anniversary of the transaction, and the remainder of $1,500 will be paid contingent on the future performance of the business unit acquired. The additional costs will be amortized over the remaining life of the original capitalized software acquired, which had an original life of 3 years. In addition, 247,934 five-year warrants valued at $550 with an exercise price of $3.025 per share were issued in connection with this transaction. The series H preferred stock issued as part of the transaction yields 8% and is convertible (based on the fair market value of the Company's stock) into common stock at the Company's option for the first 33 months of the 36 month life.

         In the third quarter of 2001, the Company wrote off $1.2 million of purchased software acquired in the CIMS acquisition.

13.      Major Customers

         The Company made sales to two customers in the nine months ended September 30, 2002, which comprised 51% of revenues for that period.

14.      Supplemental Disclosures of Cash Flow Information

                                                            Nine months ended
                                                               September 30
                                                            ------------------
                                                             2002       2001
                                                             ----       ----
Cash paid during period for interest                         $  34    $    13
                                                            ------    -------
Cash expenses incurred relative to new equity                $ 130    $   151
                                                            ------    -------
Non-cash financing activities are as follows:
Conversion of debenture interest into common stock           $  --    $    51
                                                            ------    -------
Conversion of debenture and preferred stock to common stock  $ 400    $ 1,830
                                                            ------    -------

15.      Contingencies

         On October 22, 2002, the Company was notified by Nasdaq's Listing Qualifications group that a staff determination had been made that the Company fails to comply with certain requirements of Rule 4310 and hence would be delisted on October 30, 2002 if no action was taken by the Company. On October 28, 2002, the Company notified Nasdaq that it would appeal the staff determination before a Nasdaq Listing Qualifications Panel. On January 9, 2003, the Company was delisted from the Nasdaq, and commenced trading on the NASD Electronic OTC Bulletin Board.

         In June 2000, the Company entered into a contract with a software vendor to incorporate a component of that vendor's software into the Company`s Intarsia. By April 2001, management determined that the project had become infeasible due to the lack of support by the vendor and its unwillingness to meet certain contract commitments. The Company has notified the vendor of its contract defaults and termination and has concluded that it is not appropriate to accrue certain minimum payments under the contract. Should the dispute end unfavorably, it would result in minimum royalty payments of $1,350 and $1,500 in 2002 and 2003, respectively. The Company has retained counsel to assist it in defending its position. Management's assessment is that the Company has a meritorious defense against any vendor claim in this regard.

16.      Subsequent Events

         In December 2002, the Company issued an 8% convertible debenture to and received proceeds of $100,000 from an existing shareholder. The debenture matures on December 5, 2003 and is convertible at any time at the option of the holder into 1,000,000 shares of common stock until that date.

         In January 2003, the Company issued an 8% convertible debenture to and received proceeds of $120,000 from the same shareholder. The debenture matures on January 5, 2004 and is convertible at any time at the option of the holder into 2,000,000 shares of common stock until that date.

         In January 2003, the Company received $700,000 from the same shareholder in the form of a $100,000 convertible debenture and a $600,000 promissory note, each bearing interest at a rate of 7%, and which both mature on January 15, 2004. The Company may extend the maturity for up to three additional years subject to required paydowns. The convertible debenture can be converted at the option of the holder into 10,000,000 shares of the Company's common stock. Additionally, the same shareholder committed an additional $500,000, subject to certain conditions, in the form of a $400,000 promissory note and a $100,000 convertible debenture, with similar terms of the January investment, and maturing in March 2004, subject to the Company's option to extend for three additional years by making required paydowns. The March 2003 convertible debenture, if funded, will be convertible into 10,000,000 shares of the Company's common stock.

         On October 17, 2002, the Court of Common Pleas of Montgomery County, Pennsylvania, rendered a judgment for a former employee for $361 plus interest for a total amount of $469, which was recorded during the quarter ended September 30, 2002. This suit had originally been commenced in March 1998 for alleged termination of contract. In December 2002, a settlement was reached wherein the judgment would be satisfied by the issuance of 1,200,000 shares of the Company's common stock, and certain related registration rights. The aggregate charge to the Company was $276, and resulted in a reduction of $193 to the previously recorded charge. This reduction will be recorded in the 4th quarter 2002.

         In the fourth quarter 2002, the Company sold its rights, title, and interests to its maintenance income revenue base and related customers, except for its alliance partners, to an unrelated party. The purchase price will be based on percentages of collections from renewal contracts through 2003. The buyer assumed the continuing obligation for contracts that had not yet expired as of the purchase date. As a result, $120 of deferred revenue will be recognized in the first quarter 2003.

         During the fourth quarter 2002, the Company experienced delays in meeting salary obligations, amounting to $353. Through the financing provided in December 2002 and January 2003, the Company reduced a portion of this obligation. In addition, the Company reduces its workforce from 25 to 15 employees in December 2002

         In November 2002, the Company was notified by the landlord for its corporate space in King of Prussia, PA, of a default in its lease agreement. The Company has settled the default by agreeing to terminate the lease, move to an alternative location, and permit the restricted cash of $287 to be tendered to the landlord in full satisfaction to the lease obligation, resulting in a charge to operations in the fourth quarter of 2002.

         During October 2002, the Company realized $16 in proceeds from issuance of 53,207 shares of common stock pursuant to employee purchases of shares under the Employee Stock Purchase Plan.

         Also during October 2002, the Company issued 200,000 shares of common stock through a negotiated exercise of outstanding warrants associated with earlier financings with an investor whereby the Company realized net proceeds of $40. As part of this exchange program, 200,000 replacement warrants were issued at an exercise price of $0.60. The outstanding warrants originally permitted the holder to acquire shares of our common stock at an exercise price of $0.96 per share. After considering needs for working capital, the Company negotiated with the warrant holders to permit exercise of the warrants at an exercise price of $0.20 per share.

         [outside back cover page]

         Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered in this offering. All of the amounts shown are estimated except the SEC registration fee.

SEC  Registration fee                       $  357.19
Printing expenses                              15,000
Legal fees and expenses                        50,000
Accounting fees and expenses                   25,000
Miscellaneous expenses                          2,000
                                            ----------
 Total                                      $92,357.19
                                            ----------


ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses (including attorney's fees) incurred by them in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Pennsylvania law requires that a corporation indemnify its directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with any action or proceeding, including derivative actions, to the extent that such person has been successful on the merits or otherwise in defense of the action or in defense of any claim, issue or matter therein. Furthermore, Pennsylvania law provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

         In Pennsylvania, the statutory provisions for indemnification and advancement of expenses, including Sections 1741-1750 of the BCL, are non-exclusive with respect to any other rights, such as contractual rights or under a by-law or vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such contractual or other rights may, for example, under Pennsylvania law, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions.

         Pennsylvania law permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         The provisions of Article VII of the Company's by-laws (the "By-laws") require or authorize indemnification of officers and directors in all situations in which it is not expressly prohibited by law. At the

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present time, the limitations on indemnification would be dictated by the BCL and related legislation, which prohibit indemnification where the conduct is determined by a court to constitute willful misconduct or recklessness. Subject to these statutory limitations, the By-laws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits. These provisions also authorize indemnification for negligence or gross negligence and for punitive damages and specific liabilities incurred under the federal securities laws. The By-laws also prohibit indemnification attributable to receipt from the Company of a personal benefit to which the recipient is not legally entitled.

         Under the indemnification provisions of the By-laws, a person who has incurred an indemnifiable expense or liability would have a right to be indemnified, and that right would be enforceable against the Company as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the By-laws also require the Company to indemnify such portion.

         Section 7.03 of the By-laws provides that the financial ability of a person to be indemnified to repay an advance of indemnifiable expenses is not a prerequisite to the making of the advance.

         Section 7.06 of the By-laws provides that any dispute concerning a person's right to indemnification or advancement of expenses thereunder will be resolved only by arbitration by three persons, each of whom is required to have been a director or executive officer of a corporation whose shares, during at least one year of such service, were listed on the New York Stock Exchange or the American Stock Exchange or were quoted on the Nasdaq system. The Company also is obligated to pay the expenses (including attorney's fees) incurred by any person who is successful in the arbitration. The arbitration provisions effectively waive the Company's right to have a court determine the unavailability of indemnification in cases involving willful misconduct or recklessness.

         Section 7.07 of the By-laws provides that in circumstances in which indemnification is held to be unavailable, the Company must contribute to the liabilities to which a director or officer may be subject in such proportion as is appropriate to reflect the intent of the indemnification provisions of the By-laws. Since the foregoing provisions purport to provide partial relief to directors and officers in circumstances in which the law or public policy is construed to prohibit indemnification, substantial uncertainties exist as to the enforceability of the provisions in such circumstances.

         Section 7.10 of the By-laws also contains provisions stating that the indemnification rights thereunder are not exclusive of any other rights to which the person may be entitled under any statute, agreement, vote of shareholders or disinterested directors or other arrangement.

         All future directors and officers of the Company automatically would be entitled to the protections of the indemnification provisions of the By-laws at the time they assume office.

         Pennsylvania law permits a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability. The directors and officers of the Company are currently covered as insureds under a directors' and officers' liability insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         Class A Convertible Preferred Stock

         Series A, B, D, E, F, G and H

         Class A preferred stock is issuable in various series and is convertible in accordance with the terms of the issued series. The Board of Directors has the authority to fix by resolution all other rights. The Class A Series A preferred, when declared, shares pay quarterly dividends at the rate of twelve percent (12%) per annum, when declared have cumulative rights and have a liquidation preference at the par value of the preferred shares. Each share is convertible at the election of the holder into one share of Common Stock at any time. Each holder has the same right to vote each share on all corporate matters as the holder of one share of Common Stock.

         During 2000, all 1,000 shares of Class A Series B convertible preferred stock and the related accrued dividends of $88 were converted into 473,091 shares of Common Stock.

         During 1999, all remaining 4,347 shares of Class A Series E convertible preferred stock and the related accrued dividends were redeemed for cash or converted into shares of Common Stock. Of the total remaining shares, 2,034 and related accrued dividends payable of $139 were converted to 1,271,832 shares of Common Stock. In total, cash of $2,776 was utilized to redeem the final remaining 2,313 shares of Class A Series E convertible preferred shares and pay $463 in accrued dividend and redemption premium regarding the retirement.

         On May 24, 1999, the Company entered into a $1.0 million private placement purchase agreement for the issuance of 1,000 shares of Class A Series F convertible preferred stock. After a period of 12 months from May 24, 1999 (anniversary date), the investor can convert the preferred stock to Common Stock at the lower of: 1) $1.41 (the "Closing Price"), or 2) 100% of the Common Stock's average last trade price during the 25 trading days preceding the Conversion Date (the "Conversion Date Price"). In no event can the conversion price be below $1.00. The conversion amount shall be the principal amount of the preferred stock being converted, plus an 8% premium accruing from the closing date to the conversion date. Mandatory conversion of the preferred stock shall occur on the third anniversary after closing using the conversion terms referenced above. During 2000, 220 shares of Class A Series F convertible preferred stock and the related accrued dividends payable of $24 were converted into 172,500 shares of Common Stock.

         In February 2000, the Company closed a $3,000 private placement by issuing 3,000 shares of Series G convertible preferred stock. The then outstanding Series G convertible preferred stock was redeemed in November 2000 in connection with the issuance of the $3,000 principal amount convertible debenture.

         During the remainder of 2000, all of the Class A Series G convertible preferred stock shares and the related accrued dividends were redeemed for cash or converted into shares of Common Stock. Of the total remaining shares, 1,275 and related accrued dividends payable of $40 were converted to 786,035 shares of Common Stock. In total, cash proceeds from the debenture issue (Note 5 above) of $2,246 were utilized to redeem the final remaining 1,725 shares of Class A Series G convertible preferred shares and pay $519 in accrued dividends and redemption premium.

         In conjunction with the CIMS acquisition transaction completed in April 2000 (see Note 14 below), 1,500 shares of Class A Series H preferred stock with a face value of $1,500 (book value $1,300) were issued as part of the transaction consideration. The series H preferred stock yields 8% in semi-annual cash dividends, when declared, and is convertible at the Company's option for the first 33 months of its 36 month life.

         Common Equity

         In January 2001, the Company sold 1,538,462 shares of Common Stock to one outside investor for an aggregate purchase price of $1,000. The Company also issued to the purchaser of these shares of Common Stock a four year warrant to purchase 153,846 shares of Common Stock at an exercise price of $0.91 per share. The Company paid a $70 sales commission to Ladenburg Thalmann & Co., Inc., as placement agent in connection with this offering and issued a warrant to purchase 107,692 shares of Common Stock at an exercise price of $0.72.

         In April 2001, the Company sold to one outside investor 541,363 shares of Common Stock for an aggregate price of $502. In connection with the issuance of this Common Stock, the Company also issued a warrant to the investor to purchase up to 350,000 shares of Common Stock at an exercise price of $0.75 per share.

         On May 11, 2001, the Company sold 1,875,000 shares of common stock to private investors and issued four-year warrants to purchase 937,500 shares of common stock at an exercise price of $1.25 per share and four-year warrants to purchase 937,500 shares of stock at an exercise price of $1.50 per share for an aggregate purchase price of $1,125. One-fourth of the shares of common stock may not be resold or otherwise transferred until (a) the shares are registered and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock on the Nasdaq SmallCap Market is at least $2.00 per share.

         Three-fourths of these shares may not be resold or otherwise transferred until (a) the shares are registered and (b) the earlier of (x) one year after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $3.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement for the underlying common stock, or (b) six months from the issuance of the warrants. A registration statement registering the shares of common stock issued in the private placement and the shares underlying the warrants was declared effective by the SEC on July 3, 2001.

         The Company paid a $56 sales commission and issued warrants to purchase 300,000 shares of common stock at an exercise price of $1.50 per share to a finder in connection with this offering.

         During July 2001, the Company sold 666,667 shares of common stock in a private placement and issued four-year warrants to purchase 166,667 shares of common stock at an exercise price of $1.25 per share and four-year warrants to purchase 166,667 shares of common stock at an exercise price of $1.50 per share to investors for an aggregate purchase price of $400. One-fourth of these shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share.

         Three-fourths of these shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) one year after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $3.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and
(b) six months from the issuance of the warrants. The Company paid a $6 sales commission and issued a warrant to purchase 6,000 shares of common stock at an exercise price of $0.51 per share to a finder in connection with this offering.

         During August 2001, the Company sold 600,000 shares of common stock and issued four-year warrants to purchase 300,000 shares of common stock at an exercise price of $1.00 per share in a private placement to investors for an aggregate purchase price of $300. These shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and
(b) six months from the issuance of the warrants. The Company paid an $23 sales commission and issued a warrant to purchase 30,000 shares of common stock at exercise prices ranging from $0.59 to $0.67 per share to finders in connection with this offering.

         In September 2001, the Company sold 466,667 shares of common stock and issued four-year warrants to purchase 233,333 shares of common stock at an exercise price of $0.62 per share to investors in a private placement for an aggregate purchase price of $200. These shares may not be resold or otherwise transferred until (a) the shares are registered for resale and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and
(b) six months from the issuance of the warrants. The Company paid a $6 sales commission and issued a warrant to purchase 6,000 shares of common stock at an exercise price of $0.51 per share to a finder in connection with this offering.

         In October 2001, the Company sold 125,000 shares of common stock and issued four-year warrants to purchase 31,250 shares of common stock at an exercise price of $1.00 per share and 31,250 shares of common stock at an exercise price of $1.25 per share in a private placement to investors for an aggregate purchase price of $50. One-fourth of these shares may not be resold or otherwise transferred until (a) the shares are registered for resale and

(b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share. Three-fourths of these shares may not be resold or otherwise transferred until (a) the shares are registered and (b) the earlier of (x) one year after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock is at least $3.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement for the common stock underlying the warrants and (b) six months from the issuance of the warrants. The Company paid $1 in sales commissions to a finder in connection with this offering.

         Also during October 2001, the Company sold 400,000 shares of common stock and issued four-year warrants to purchase 200,000 shares of common stock at an exercise price of $0.50 per share to an investor in a private placement for an aggregate gross purchase price of $200. Additional shares and warrants may be issued to these investors if, within 60 days following the closing of their investments, the Company issues any shares of its common stock at prices below the price at which the investors purchased their shares. These shares may not be resold or otherwise transferred until (a) the shares are registered and
(b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and (b) six months from the issuance of the warrants. The Company paid a $6 sales commission and issued a warrant to purchase 6,000 shares of common stock at an exercise price of $0.91 per share to a finder in connection with this offering.

         In November 2001, the Company sold 250,000 shares of common stock and issued four-year warrants to purchase 125,000 shares of common stock at an exercise price of $0.75 per share to an investor in private placements for an aggregate gross purchase price of $125. These shares may not be resold or otherwise transferred until the shares are registered. The shares underlying the warrants may not be resold or otherwise transferred until the effectiveness of a registration statement registering the common stock underlying the warrants. The Company paid a $6 sales commission to a finder in connection with this offering.

         During November and December 2001, the Company sold 142,857 shares of common stock and issued four-year warrants to purchase 71,429 shares of common stock at exercise prices ranging from $0.84-$1.05 per share to four investors in a private placement for an aggregate gross purchase price of $100. Additional shares and warrants may be issued to these investors if, within 60 days following closing of their investments, the Company issues any shares of its common stock at prices below the price at which the investors purchased their shares. These shares may not be resold or otherwise transferred until (a) the shares are registered and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock is at least $2.00 per share. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and (b) six months from the issuance of the warrants. The Company paid a $5 sales commission and issued warrants to purchase 7,143 shares of common stock at exercise prices ranging from $0.86 to $1.00 per share to a finder in connection with this offering.

         Also during November and December 2001, the Company sold 900,000 shares of common stock and issued four-year warrants to purchase 450,000 shares of common stock at exercise prices of $0.81-$0.99 per share to seven investors in private placements for an aggregate gross purchase price of $450. Additional shares and warrants may be issued to these investors if, within 60 days following the closing of their investments, the Company issues any shares of our common stock at prices below the price at which the investors purchased their shares.

          These shares may not be resold or otherwise transferred until (a) the shares are registered and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of the Company's common stock is at least $2.00 per share or is less than $0.57 per share. The shares underlying the warrants may not be resold or otherwise transferred until the effectiveness of a registration statement registering the common stock underlying the warrants. The Company paid a $36 sales commission and issued warrants to purchase 37,800 shares of common stock at exercise prices ranging from $0.74 to $0.99 per share to finders in connection with this offering.

         During the first quarter of 2002, there were a total of 200,000 common stock options with an exercise price of $0.74 issued to directors of the Company. Additionally, 100,000 common stock warrants with an exercise price of $0.72 were issued in connection with a technology purchase. The exercise prices of these options and warrants approximated the fair market value or more of the common stock at the time of such grants.

         In the first quarter of 2002, we sold 1,630,147 shares of common stock and issued four-year warrants to purchase 837,134 shares of common stock at exercise prices ranging from $0.50-$1.50 per share to twenty-four investors in private placements for an aggregate net purchase price of $797. We paid $72 in sales commissions and issued warrants to purchase 117,134 shares of common stock at exercise prices ranging from $0.69 to $0.93 per share to finders in connection with these offerings.

         In the second quarter of 2002, the Company sold 1,209,352 shares of common stock and issued four-year warrants to purchase 604,676 shares of common stock at exercise prices ranging from $0.56-$0.63 per share to an investor in private placements for aggregate net proceeds of $665. We paid $35 in sales commissions and issued warrants to purchase 84,655 shares of common stock at exercise prices of $0.70 to $1.24 per share to a finder in connection with these offerings.

         Also during the second quarter of 2002, the Company realized $38 in proceeds from issuance of 119,465 shares of common stock pursuant to employee purchases of shares under the Employee Stock Purchase Plan, and $146 in proceeds from exercise of 159,838 warrants and options by two investors. Additionally, 23,400 shares of Company common stock were issued to an investment bank and expensed during the second quarter for financial advisory services on a project in lieu of cash payments of $30.

         Also in July 2002, 122,852 shares of common stock valued at $97 were granted to employees under the 401(K) Plan whereby, at the discretion of the Board, matching annual contributions in stock may be made. This action related to the 2001 year. Also during July 2002, a vendor exercised warrants to purchase 80,000 shares of common stock for an aggregate price of $1. These warrants had been granted to the vendor in settlement of a contract dispute in lieu of cash payment during the fourth quarter of 2001, and at that time the Company recorded a related charge for issuance of the warrants.

         In August 2002, the Company sold 500,000 shares of common stock in a private placement and issued four-year warrants to purchase 500,000 shares of common stock at an exercise price of $0.35 per share to an investor for an aggregate purchase price of $175. The Company paid a $9 sales commission and issued a warrant to purchase 35,000 shares of common stock at an exercise price of $0.45 per share to a finder in connection with this offering.

         Also, during August 2002, the Company issued 1,000,000 shares of common stock through a negotiated exercise of outstanding warrants associated with earlier financings with investors whereby the Company realized net proceeds of $400. As part of this exchange program, replacement warrants to purchase 1,000,000 shares of common stock were issued at an exercise price of $0.60 per share. The outstanding warrants originally permitted the holders to acquire shares of our common stock at exercise prices ranging from $0.62 to $1.02 per share. After considering needs for working capital, the Company negotiated with the warrant holders to permit exercise of the warrants at an exercise price of $0.40 per share.

         During September 2002, the Company sold 750,000 shares of common stock in a private placement and issued four-year warrants to purchase 750,000 shares of common stock at an exercise price of $0.30 per share to an investor for an aggregate purchase price of $225. We paid an $11 sales commission and issued a warrant to purchase 52,500 shares of common stock at an exercise price of $0.42 per share to a finder in connection with this offering.

         All of the securities issued in the preceding transactions were sold in reliance upon Rule 506 of Regulation D involving only accredited investors.

         The Company ceased to declare preferred stock dividends as of January 1, 2001 on the outstanding series of its Class A Convertible Preferred Stock. Cumulative but undeclared dividends at December 31, 2001 equaled $456. In 2001, the Company paid $30 of dividends and reversed $154 of previously accrued but undeclared dividends. Cumulative but undeclared dividends at September 30, 2002 equaled $660. To the extent such dividends are declared and paid they will then be reflected appropriately in the Company's financial statements.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS

EXHIBIT NO.         DESCRIPTION
----------          -----------

                                EXHIBIT INDEX

1        Not Applicable

2        Not Applicable

3.1      Articles of Incorporation(2)

3.2      Bylaws(2)

3.3      Amendment to Articles of Incorporation(3)

4        Not Applicable

5* Opinion of Pepper Hamilton LLP, regarding legality of securities being registered

8        Not Applicable

9        Not Applicable

10.1 Series F Convertible Preferred Stock and Warrants Purchase Agreement, dated May 24, 1999, by and between the Company, Oscar Tang, individually, and The Tang Fund(6)

10.12 Convertible Debentures and Warrants Purchase Agreement, dated November 22, 2000(7)

10.13    Commitment Warrant, dated November 22, 2000(7)

10.14    Additional Warrant, dated November 22, 2000(7)

10.15    Warrant issued to Ladenburg Thalmann & Co., Inc., dated
         November 22, 2000(7)

10.19 Stock Purchase Agreement between AMRO International S.A. and the Company, dated January 23, 2001(8)

10.20 Stock Purchase Warrant issued to AMRO International S.A., dated January 23, 2001(8)

10.21    Warrant issued to Ladenburg Thalmann & Co., Inc., dated
         January 23, 2001(8)

10.22    Lease between Teachers Insurance and Annuity Association and the
         Company(9)

10.25    2000 Incentive Stock Plan(10)

10.26    2000 Employee Stock Purchase Plan(10)

10.27 Employment Agreement, dated September 15, 1999, between the Company and Marco A. Emrich(11)

10.28 Employment Agreement, dated January 1, 2000, between the Company and William K. Williams(8)

10.30 Shareholder/Investor Relations Compensation Agreement between the Company and Osprey Partners, dated January 3, 1997, with amendments dated January 27, 2000 and December 13, 2000(14)

10.31 Finder's Fee Agreement between the Company and Osprey Partners, dated February 24, 1999(8)

10.32 Disbursement Agreement between the Company and ZipFinancial.com, Inc. dated December 29, 2000(8)

10.33 Promissory Note payable to the Company by ZipFinancial.com, Inc. dated December 29, 2000(8)

10.32 Security Agreement between the Company and ZipFinancial.com, Inc. dated December 29, 2000(8)

10.35    Warrant issed to Acxiom Corporation Dated April 4, 2001(8)

10.36 Form of Common stock and Warrants Purchase Agreements used in August 2001 to February 2002 private placements by and among the Company and the investors signatory thereto(12)

10.37 Form of Registration Rights Agreements used in August 2001 to February 2002 private placements by and among the Company and the investors signatory thereto(12)

10.38 Form of Notes dated September and October 2001 by and among the Company and investors signatory thereto(12)

10.38 Form of Warrants issued to investors used in August 2001 to February 2002 private sales of common stock and notes(12)

10.39 Agreement and related Promissory Note dated February 14, 2002 related to retirement of November 2000 Convertible Debentures and Warrants(13)

10.40 Agreement for purchase of assets of Lead Factory, Inc. dated March 29, 2002(13)

10.41* Promissory Note dated January 13, 2003 in favor of Oak Harbor Investment Properties, L.L.C. in the principal amount of $600,000

10.42* Convertible Note dated January 13, 2003 in favor of David R. Vey and Richard T. Hartley in the principal amount of $100,000

10.43**  Office Lease Agreement

10.44* Amendment 6 to Consulting Agreement Between Osprey Partners and Sedona Corporation dated February 4, 2003

10.45* Investor Relations/Consulting Agreement dated February 4, 2003 between Steven C. Ficyk and Sedona Corporation

11       Not Applicable

12       Not Applicable

15       Not Applicable

16       Not Applicable

21**     Subsidiaries of the Registrant

23.1*    Consent of Ernst & Young, LLP

23.2*    Consent of Pepper Hamilton LLP (included as part of Exhibit 5.1 hereto)

24.1**   Power of attorney

25       Not Applicable

26       Not Applicable

-------------------------------------

*        Filed herewith.

**       To be filed by amendment.

(1) Filed as an Exhibit to the Registration Statement on Form S-3, filed May 23, 2000 (File No. 333-37678) and incorporated herein by reference.

(2) Filed as an Exhibit to the Company's Current report on Form 8-K, dated June 15, 1992 and incorporated herein by reference.

(3) Filed as an Exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference.

(4) Filed as an Exhibit to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 and incorporated herein by reference.

(5) Filed as an Exhibit to the Registration Statement on Form S-3 filed June 5, 2000 (File No. 333-38578) and incorporated herein by reference.

(6) Filed as an Exhibit to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999 and incorporated herein by reference.

(7) Filed as an Exhibit to the Current Report on Form 8-K filed November 28, 2000 and incorporated herein by reference.

(8) Filed as an Exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference.

(9) Filed as an Exhibit to the Current Report on Form 8-K filed August 31, 2000 and incorporated herein by reference.

(10) Filed as an Appendix to the Company's Definitive Proxy Statement for the 2000 Annual Meeting of Shareholders filed May 17, 2000 and incorporated herein by reference.

(11) Filed as an Exhibit to the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999 and incorporated herein by reference.

(12) Filed as an Exhibit to the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001 and incorporated herein by reference.

(13) Filed as an Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference.


ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of its Charter or By-laws or the Pennsylvania Business Corporation Law of 1988 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montgomery County, Commonwealth of Pennsylvania, on the 12th day of February, 2003.

                                       SEDONA CORPORATION

                                   By: /s/ Marco A. Emrich
                                       ----------------------
                                       Marco A. Emrich
                                       President, Chief Executive Officer and
                                         Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Marco A. Emrich             President, Chief Executive
-----------------------          Officer, Chief Financial Officer and Director
Marco A. Emrich                  (Principal Executive Officer and Principal
                                 Financial and Accounting Officer

/s/ Michael A. Mulshine         Secretary and Director
-----------------------
Michael A. Mulshine

/s/ James C. Sargent            Director
-----------------------
James C. Sargent

/s/ Jack A. Pellicci            Director
-----------------------
Jack A. Pellicci

/s/ Robert M. Shapiro           Director
-----------------------
Robert M. Shapiro

/s/ James T. Womble             Director
-----------------------
James T. Womble

                                EXHIBIT INDEX

1        Not Applicable

2        Not Applicable

3.1      Articles of Incorporation(2)

3.2      Bylaws(2)

3.3      Amendment to Articles of Incorporation(3)

4        Not Applicable

5* Opinion of Pepper Hamilton LLP, regarding legality of securities being registered

8        Not Applicable

9        Not Applicable

10.1 Series F Convertible Preferred Stock and Warrants Purchase Agreement, dated May 24, 1999, by and between the Company, Oscar Tang, individually, and The Tang Fund(6)

10.12 Convertible Debentures and Warrants Purchase Agreement, dated November 22, 2000(7)

10.13    Commitment Warrant, dated November 22, 2000(7)

10.14    Additional Warrant, dated November 22, 2000(7)

10.15    Warrant issued to Ladenburg Thalmann & Co., Inc., dated
         November 22, 2000(7)

10.19 Stock Purchase Agreement between AMRO International S.A. and the Company, dated January 23, 2001(8)

10.20 Stock Purchase Warrant issued to AMRO International S.A., dated January 23, 2001(8)

10.21    Warrant issued to Ladenburg Thalmann & Co., Inc., dated
         January 23, 2001(8)

10.22    Lease between Teachers Insurance and Annuity Association and the
         Company(9)

10.25    2000 Incentive Stock Plan(10)

10.26    2000 Employee Stock Purchase Plan(10)

10.27 Employment Agreement, dated September 15, 1999, between the Company and Marco A. Emrich(11)

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10.28    Employment Agreement, dated January 1, 2000, between the Company and
         William K. Williams(8)

10.30 Shareholder/Investor Relations Compensation Agreement between the Company and Osprey Partners, dated January 3, 1997, with amendments dated January 27, 2000 and December 13, 2000(14)

10.31 Finder's Fee Agreement between the Company and Osprey Partners, dated February 24, 1999(8)

10.32 Disbursement Agreement between the Company and ZipFinancial.com, Inc. dated December 29, 2000(8)

10.33 Promissory Note payable to the Company by ZipFinancial.com, Inc. dated December 29, 2000(8)

10.32 Security Agreement between the Company and ZipFinancial.com, Inc. dated December 29, 2000(8)

10.35    Warrant issed to Acxiom Corporation Dated April 4, 2001(8)

10.36 Form of Common stock and Warrants Purchase Agreements used in August 2001 to February 2002 private placements by and among the Company and the investors signatory thereto(12)

10.37 Form of Registration Rights Agreements used in August 2001 to February 2002 private placements by and among the Company and the investors signatory thereto(12)

10.38 Form of Notes dated September and October 2001 by and among the Company and investors signatory thereto(12)

10.38 Form of Warrants issued to investors used in August 2001 to February 2002 private sales of common stock and notes(12)

10.39 Agreement and related Promissory Note dated February 14, 2002 related to retirement of November 2000 Convertible Debentures and Warrants(13)

10.40 Agreement for purchase of assets of Lead Factory, Inc. dated March 29, 2002(13)

10.41* Promissory Note dated January 13, 2003 in favor of Oak Harbor Investment Properties, L.L.C. in the principal amount of $600,000

10.42* Convertible Note dated January 13, 2003 in favor of David R. Vey and Richard T. Hartley in the principal amount of $100,000

10.43**  Office Lease Agreement

10.44* Amendment 6 to Consulting Agreement Between Osprey Partners and Sedona Corporation dated February 4, 2003

10.45* Investor Relations/Consulting Agreement dated February 4, 2003 between Steven C. Ficyk and Sedona Corporation

11       Not Applicable

12       Not Applicable

15       Not Applicable

16       Not Applicable

21**     Subsidiaries of the Registrant

23.1*    Consent of Ernst & Young, LLP

23.2*    Consent of Pepper Hamilton LLP (included as part of Exhibit 5.1 hereto)

24.1**   Power of attorney

25       Not Applicable

26       Not Applicable

-------------------------------------

*        Filed herewith.

**       To be filed by amendment.

(1) Filed as an Exhibit to the Registration Statement on Form S-3, filed May 23, 2000 (File No. 333-37678) and incorporated herein by reference.

(2) Filed as an Exhibit to the Company's Current report on Form 8-K, dated June 15, 1992 and incorporated herein by reference.

(3) Filed as an Exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference.

(4) Filed as an Exhibit to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 and incorporated herein by reference.

(5) Filed as an Exhibit to the Registration Statement on Form S-3 filed June 5, 2000 (File No. 333-38578) and incorporated herein by reference.

(6) Filed as an Exhibit to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999 and incorporated herein by reference.

(7) Filed as an Exhibit to the Current Report on Form 8-K filed November 28, 2000 and incorporated herein by reference.

(8) Filed as an Exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference.

(9) Filed as an Exhibit to the Current Report on Form 8-K filed August 31, 2000 and incorporated herein by reference.

(10) Filed as an Appendix to the Company's Definitive Proxy Statement for the 2000 Annual Meeting of Shareholders filed May 17, 2000 and incorporated herein by reference.

(11) Filed as an Exhibit to the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999 and incorporated herein by reference.

(12) Filed as an Exhibit to the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001 and incorporated herein by reference.

(13) Filed as an Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference.